As filed with the U.S. Securities and Exchange Commission on December 30, 2025.

Registration No. 333-276706

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Semidux (Cayman) Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7373	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

26/F, Holdfound Sky Plaza

No. 11008 Beihuan Avenue

Nanshan District, Shenzhen, 518051

The People’s Republic of China

+86-0755-26654678

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Warren Wang, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Kevin Sun, Esq Bevilacqua PLLC 1050 Connecticut Ave, NW Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED DecemBer 30, 2025

[●] Ordinary Shares

Semidux (Cayman) Holding Limited

This is an initial public offering of our ordinary shares, par value $0.01 per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price to be in the range of $[●] to $[●] per Ordinary Share. The offering is being made on a “firm commitment” basis by the underwriters. See “Underwriting.” We have applied to list our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and have reserved the symbol “JIE” for purposes of listing our Ordinary Shares on Nasdaq. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying our Ordinary Shares.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Semidux Cayman,” “our Company,” and the “Company” refer to Semidux (Cayman) Holding Limited, a Cayman Islands exempted company; “Semidux BVI” refers to Semidux Holding Limited, a company formed under the laws of the British Virgin Islands, which is wholly owned by Semidux Cayman; “Hongkong Semidux” refers to Hongkong Semidux Limited, a Hong Kong corporation and wholly owned subsidiary of Semidux BVI; “Shenzhen Semimeta” refers to Shenzhen Semimeta Computing Tech Limited, a limited liability company organized under the laws of the PRC, which is wholly owned by Hongkong Semidux; the “Operating Entity” or “Shenzhen Semidux” refers to Shenzhen Semidux Technologies Limited, a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which is wholly owned by Shenzhen Semimeta; “Delos HK” refers to Delos Tech Co., Limited, a Hong Kong corporation and wholly owned subsidiary of Shenzhen Semidux; “Maijie Shenzhen” refers to Shenzhen Maijie Xinchuang Technology Co., Ltd., a limited liability company organized under the PRC, which is wholly owned by Shenzhen Semidux; “Shenzhen Silicon” are to Shenzhen Silicon Computing Intelligence Technology Co., Ltd., a limited liability company organized under the PRC, which is wholly owned by Shenzhen Semidux; and “Sichuan Senqi” are to Sichuan Senqi Wanhua Technology Co., Ltd., a limited liability company organized under the PRC, which is wholly owned by Shenzhen Semidux.

We are a holding company incorporated in the Cayman Islands with no material operations of our own and not a Chinese operating company. As a result, we conduct a substantial majority of our operations through the Operating Entity established in the PRC. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of the Operating Entity in the PRC. Holders of our Ordinary Shares do not directly own any equity interests in the Operating Entity, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC—Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

We are subject to certain legal and operational risks associated with the business operations of the PRC subsidiaries being based in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation or a complete loss of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 28, 2021, 13 governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. As confirmed by our PRC counsel, Beijing Dacheng Law Offices, LLP (Guangzhou) (“Dacheng”), we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, since we currently are not critical information infrastructure operators (“CIIOs”) purchasing network products and services, or network platform operators conducting data processing activities that affect or may affect national security, and we do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, which became effective on January 1, 2025, because we currently do not conduct data activities that may affect national security. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business and our offering.”

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023 (Beijing Time). We are required to file with the CSRC for this offering pursuant to the Trial Measures. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by PRC authorities subject us to additional compliance requirements.” Other than the foregoing, as of the date of this prospectus, according to Dacheng, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and neither we nor our subsidiaries have received any inquiry, notice, warning, or sanction regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S.

The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future and thus we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries, which include Hongkong Semidux and Delos HK, may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we and each of our Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to list on any U.S. stock exchange. See “Risk Factors—Risks Relating to Doing Business in the PRC—Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2022. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our auditor prior to March 18, 2025, TPS Thayer, LLC, had been inspected by the PCAOB on a regular basis in the audit period, and our new auditor, HTL International, LLC, is due for inspection by the PCAOB in 2026. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong.

Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by former President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders.  We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on the receipt of funds from our Hong Kong subsidiary, Hongkong Semidux. Hongkong Semidux will rely on payments made from Shenzhen Semimeta, which will in turn rely on payments made from Shenzhen Semidux as dividends. Shenzhen Semidux will rely on its operating profit and payments from Delos HK, Maijie Shenzhen, and Shenzhen Silicon as dividends. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors, primarily reflected in the following aspects: (i) we are restricted from injecting capital or providing loans to PRC subsidiaries, which may adversely affect the operations of our PRC subsidiaries; (ii) our PRC subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Risk Factors—Risks Relating to Doing Business in the PRC—Governmental control of currency conversion may affect the value of your investment and our payment of Dividends.” Further, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets. We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in our Company, and approved by our Chairman of the Board of Directors. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries. See “Prospectus Summary—Asset Transfers Between Our Company and Our Subsidiaries,” “Prospectus Summary—Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences,” and our audited consolidated financial statements for the fiscal years ended March 31, 2025 and 2024.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 13 of this prospectus for more information.

Following the completion of this offering, Zhiwen Shen, our CEO and chairman of the board of directors, will hold approximately [●]% of the aggregate voting power of our issued and outstanding Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option, or approximately [●]% assuming full exercise of the underwriters’ over-allotment option. As such, we will be deemed to be a “controlled company” under Nasdaq Listing Rule 5615(c). However, even if we are deemed a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Listing Rules. See “Risk Factors” and “Management—Controlled Company.”

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses	$	$	$

(1)	We have agreed to pay D. Boral Capital LLC, the representative on behalf of the underwriters, (the “Representative”), a fee equal to 7.5% of the gross proceeds of the offering. We have agreed to grant the underwriters a 45-day option to purchase up to 15% of the aggregate number of Ordinary Shares sold in the offering. See “Underwriting” starting on page 137 of this prospectus for more information regarding our arrangements with the underwriters.

The underwriters expect to deliver the Ordinary Shares against payment in U.S. dollars in New York, New York on or about [●], 2026.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

D. BORAL CAPITAL

Prospectus dated [●], 2026

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the underwriters have taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” are to the People’s Republic of China;

●	“Eflops” are to exaflops, a unit for measuring the speed of a computer system, equal to one quintillion floating-point operations a second;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“R&D” are to research and development;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of Semidux Cayman, par value $0.01 per share; and

●	“U.S. dollars,” “$,” or “dollars” are to the legal currency of the United States.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Our business is conducted by the Operating Entity using RMB. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a result, we conduct a substantial majority of our operations through the Operating Entity established in the PRC. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of the Operating Entity in the PRC. Holders of our Ordinary Shares do not directly own any equity interests in the Operating Entity, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC—Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

The following diagram illustrates our corporate structure as of the date of this prospectus and upon the completion of this offering, assuming the sales of all of the Ordinary Shares we are offering at an assumed public offering price of $[●] per share. For more details on our corporate history, please refer to “Corporate History and Structure.”

Notes: all percentages reflect the equity interests held by each of our shareholders.

(1)	Represents 301,361 Ordinary Shares indirectly held by Wencan Wang, the 100% beneficial owner of Renekton Holding Limited, as of the date of this prospectus.
(2)	Represents 138,652 Ordinary Shares indirectly held by Zhiwen Shen, the 100% beneficial owner of Aixpower Holding Limited, as of the date of this prospectus.
(3)	Represents 64,578 Ordinary Shares indirectly held by Zhe Sun, the 100% beneficial owner of Mefis Holding Limited, as of the date of this prospectus.
(4)	Represents 50,226 Ordinary Shares indirectly held by Peifeng Kang, the 100% beneficial owner of Lucky House Holding Limited, as of the date of this prospectus.
(5)	Represents an aggregate of 445,183 Ordinary Shares held by 15 shareholders, each one of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

We are subject to certain legal and operational risks associated with the business operations of the PRC subsidiaries being based in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. On December 28, 2021, 13 governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. As confirmed by our PRC counsel, Dacheng, we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, because none of our PRC subsidiaries is a CIIO or online platform operator with personal information of more than one million users. We are not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, because we currently do not conduct data activities that may affect national security. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business and our offering.” On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023 (Beijing Time). Pursuant to the Trial Measures, we are required to file with the CSRC within three working days following the submission of an initial public offering or listing application. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by PRC authorities subject us to additional compliance requirements.” As of the date of this prospectus, neither we nor our subsidiaries have received any inquiry, notice, warning, or sanctions regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities for listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future and thus we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries, which include Hongkong Semidux and Delos HK, may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. The main legislation in Hong Kong concerning data security is the PDPO, which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we and each of our Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to list on any U.S. stock exchange. See “Risk Factors—Risks Relating to Doing Business in the PRC—Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by former President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our auditor is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis, with the last inspection in 2022. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

Business Overview

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operation of our own, we conduct our operations through the Operating Entity in China.

The Operating Entity is a provider of products and services related to computing power. The Operating Entity’s offerings encompass chips, customized servers and cloud gaming terminals, as well as computing resource optimization software, technical and maintenance services, and server rentals. See “Business—Products and Services.”

The Operating Entity’s vision from inception has been to provide products covering the entire value chain of the computing power industry, which includes upstream chips, midstream customized servers, and downstream cloud gaming terminals. Initially, the Operating Entity focused on customized servers due to limited funding, but as it obtained more funding, the Operating Entity has expanded its product line to include both upstream chips and downstream cloud gaming terminals.

Upstream chips define the functions and performance of midstream and downstream products. Midstream server products provide computing power output, while downstream cloud gaming terminal products cater to a broader range of end users and provide feedback data for optimizing the upstream products. Moreover, the functioning of cloud gaming terminals relies on support from server computing power. See “—Growth Strategies—Invest in Business Expansion.” Therefore, we believe the sale of cloud gaming terminals will stimulate server sales, thus establishing a closed-loop industrial chain.

The Operating Entity has developed its own optimization software, including the MAIJIE Centralized Control Management System (the “MAIJIE System”), a system for operation, maintenance, and remote monitoring of servers, and the MAIJIE OS System (the “MAIJIE OS System”), a system to integrate and configure operating environments for different application scenarios as needed by customers. See “Business—Products and Services—Optimization Software.”

The Operating Entity’s strong commitment to advanced research and development enables it to continuously innovate and create customized computing power chips with high performance and power ratio at reasonable cost. The Operating Entity completed the tape-out of the Fan Xing 1.0 chip in February 2023. The Operating Entity will continue to devote significant resources to establishing diversified and sustainable profit models for various application scenarios, such as high-end cloud gaming, graphics processing units (“GPU”) rendering, cloud desktops, cloud workstations, and cloud supercomputing, in order to enhance the Operating Entity’s competitiveness within the industry.

Our total revenue decreased from $21.8 million for the fiscal year ended March 31, 2024 to $19.0 million for the fiscal year ended March 31, 2025. We recognized net income of $1.4 million for the fiscal year ended March 31, 2024, and net income of $1.0 million for the fiscal year ended March 31, 2025.

Competitive Strengths

We believe that the following strengths contribute to the Operating Entity’s success and differentiate it from its competitors:

●	integrated R&D and market development teams that can rapidly respond to market demands;

●	technology advantages based on strong intellectual property rights; and

●	a product portfolio with a closed-loop industrial chain to capture market growth potential.

Growth Strategies

We intend to grow the Operating Entity’s business using the following key strategies:

●	attract and retain a talented and professional workforce;

●	selectively pursue international expansion;

●	strengthen and expand the application of the operating entity’s products; and

●	invest in business expansion.

Corporate Information

Our principal executive offices are located at 26/F, Holdfound Sky Plaza, No. 11008 Beihuan Avenue, Nanshan District, Shenzhen, the People’s Republic of China and our phone number is +86-0755-26654678. Our registered office in the Cayman Islands is located at the Office of Sertus Incorporation (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, and the phone number of our registered office is +1(345)745-5100. We maintain a corporate website at www.semidux.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Risk Factors—Risks Relating to Doing Business in the PRC” beginning on page 17 of this prospectus)

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our PRC subsidiaries’ business and operations (see page 17 of this prospectus);

●	uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us (see page 17 of this prospectus);

●	you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China (see page 18 of this prospectus);

●	given the Chinese government’s significant oversight and discretion over the conduct of the PRC subsidiaries’ business, the Chinese government may intervene or influence their operations at any time, which could result in a material change in the PRC subsidiaries’ operations and/or the value of our Ordinary Shares (see page 18 of this prospectus);

●	any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless (see page 19 of this prospectus);

●	recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business and our offering (see page 20 of this prospectus);

●	the Opinions, the Trial Measures, and the revised Provisions recently issued by PRC authorities subject us to additional compliance requirements (see page 20 of this prospectus);

●	recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S. (see page 21 of this prospectus);

●	to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets (see page 22 of this prospectus);

●	increases in labor costs in the PRC may adversely affect the Operating Entity’s business and profitability (see page 23 of this prospectus);

●	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us (see page 24 of this prospectus);

●	PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business (see page 24 of this prospectus);

●	fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment (see page 25 of this prospectus);

●	under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment (see page 26 of this prospectus);

●	we face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies (see page 26 of this prospectus);

●	the PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business (see page 27 of this prospectus);

●	governmental control of currency conversion may affect the value of your investment and our payment of dividends (see page 27 of this prospectus);

●	there are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits (see page 28 of this prospectus);

●	if we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation (see page 28 of this prospectus);

●	the approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering under such regulation (see page 29 of this prospectus);

●	the M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see page 29 of this prospectus); and

●	Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless (see page 30 of this prospectus).

Risks Relating to Our Business and Industry (for a more detailed discussion, see “Risk Factors—Risks Related to Our Business” beginning on page 31 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	the market for the Operating Entity’s products is developing and may not develop as we expect (see page 31 of this prospectus);

●	the Operating Entity’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below our expectations or guidance (see page 31 of this prospectus);

●	the Operating Entity’s products are subject to competition, including competition from established competitors and new market entrants (see page 31 of this prospectus);

●	new entrants and the exiting competitors in the Operating Entity’s markets may harm its competitive position (see page 32 of this prospectus);

●	if we are unable to manage our growth and expand our operations successfully, our business and operating results will be harmed and our reputation may be damaged (see page 32 of this prospectus);

●	our future success depends on the Operating Entity’s ability to develop and successfully introduce new and enhanced products that meet the needs of its customers (see page 32 of this prospectus);

●	some aspects of the Operating Entity’s products under development incorporate open-source AI technology, and its use of open-source AI technology may negatively affect its business, results of operations, financial condition, and prospects (see page 32 of this prospectus);

●	if the Operating Entity fails to achieve design wins for its products, its business will be harmed (see page 33 of this prospectus);

●	if we cannot retain, attract, and motivate key personnel, we may be unable to effectively implement our business plan (see page 33 of this prospectus);

●	if the Operating Entity is unable to protect its proprietary design and intellectual property rights, its competitive position could be harmed or it could be required to incur significant expenses to enforce its rights (see page 33 of this prospectus);

●	if the Operating Entity sustains cyber-attacks or other privacy or data security incidents that result in security breaches, it could be subject to increased costs, liabilities, reputational harm, or other negative consequences. (see page 34 of this prospectus);

●	the Operating Entity’s failure to conduct research and development could render our technologies obsolete and may adversely affect its business, financial condition, and results of operations (see page 35 of this prospectus);

●	the Operating Entity depends on a limited number of customers, and if it loses any of these customers or if it is unable to replace the revenue through the sale of its products to additional customers, its financial condition and results from operations would be materially and adversely affected (see page 36 of this prospectus);

●	the Operating Entity’s dependence on a limited number of suppliers for a substantial majority of the components necessary in its products could prevent it from delivering its products in a timely manner to its customers in the required quantities, which could result in order cancellations, decreased revenue, and loss of market share (see page 37 of this prospectus);

●	the Operating Entity has engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on its business and results of operations (see page 37 of this prospectus); and

●	the Operating Entity’s current insurance policies may not provide adequate levels of coverage against all claims and it may incur losses that are not covered by its insurance (see page 37 of this prospectus).

Risks Relating to this Offering and the Trading Market (for a more detailed discussion, see “Risk Factors—Risks Relating to this Offering and the Trading Market” beginning on page 37 of this prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●	there has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all (see page 37 of this prospectus);

●	the initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile (see page 37 of this prospectus);

●	you will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased (see page 37 of this prospectus);

●	if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected (see page 38 of this prospectus);

●	we will incur substantial increased costs as a result of being a public company (see page 38 of this prospectus);

●	substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline (see page 39 of this prospectus);

●	we do not intend to pay dividends for the foreseeable future (see page 39 of this prospectus);

●	if securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline (see page 39 of this prospectus);

●	the market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see page 39 of this prospectus);

●	the price of our Ordinary Shares could be subject to rapid and substantial volatility (see page 40 of this prospectus);

●	our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares (see page 40 of this prospectus);

●	if we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer (see page 41 of this prospectus);

●	because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer (see page 41 of this prospectus); and

●	if we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them (see page 41 of this prospectus).

Permissions or Approval Required from the PRC Authorities for Our Operating and Offering

Our PRC legal counsel, Dacheng, has advised us that, in order to operate our business activities as currently conducted in China, the PRC subsidiaries are required to obtain business licenses from the State Administration for Market Regulation (“SAMR”). As of the date of this prospectus, as confirmed by Dacheng, our PRC legal counsel each of our PRC subsidiaries has obtained a valid business license from the SAMR and no application for any such license has been denied. However, it is uncertain whether we or our PRC subsidiaries will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we would be able to obtain and renew such approvals on a timely basis or at all. Failing to do so could result in a material change in our operations, and the value of our Ordinary Shares could depreciate significantly or become worthless. As of the date of this prospectus, our PRC legal counsel, Dacheng, has advised us that neither we nor any of the PRC subsidiaries (1) is subject to approval requirements from the CSRC, the CAC, or any other entity to approve our operations, and (2) has been denied such permissions by any PRC authorities.

However, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-concept overseas-listed companies and the demand for cybersecurity and data privacy protection. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effective on March 31, 2023 (Beijing Time). Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Based on the foregoing, we are required to file with the CSRC for this offering pursuant to the Trial Measures within three working days following our submission of an initial public offering or listing application. On June 9, 2023, we filed with the CSRC for this offering. On August 21, 2023, we received an inquiry from the CSRC regarding this offering, and we submitted our responses to the CSRC on October 10, 2023, December 15, 2023, December 29, 2023, and January 27, 2024. On May 13, 2025, we received another inquiry from the CSRC regarding this offering, and we submitted our response to the CSRC on May 14, 2025. We continue to communicate with the CSRC on the filing and have not received any additional inquiries as of the date of this prospectus. See “Regulations—Regulations Relating to Overseas Listing” and “Risk Factors—The Opinions, the Trial Measures, and the revised Provisions recently issued by PRC authorities subject us to additional compliance requirements.”

On February 24, 2023, the CSRC, together with the MOF, the National Administration of State Secrets Protection, and the National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company, or our PRC subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our listing on Nasdaq and our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters such as cross-border investigation, data privacy, and enforcement of legal claims. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by PRC authorities subject us to additional compliance requirements.”

Notwithstanding the foregoing, as of the date of this prospectus, we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

The Cybersecurity Review Measures, which became effective on February 15, 2022, provide that, in addition to CIIOs that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC. As confirmed by our PRC counsel, Dacheng, we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, because our PRC subsidiaries are not CIIOs or online platform operators with personal information of more than one million users. We are also not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, because we currently do not conduct data activities that may affect national security. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC subsidiaries’ business and our offering.

To operate business activities in Hong Kong, every company must register its business with the Business Registration Office of the Inland Revenue Department in Hong Kong and make an application for business registration within one month of commencement of business. Any person who fails to comply is subject to a maximum fine of HK$5,000 and one year of imprisonment. As of the date of this prospectus, each of our Hong Kong subsidiaries has obtained a valid business registration certificate. There is no statutory or mandatory permission or regulatory approval required for the provision of customized servers and ancillary software and services in Hong Kong. As of the date of this prospectus, neither we nor our Hong Kong subsidiaries are required to obtain (i) any permission or approval from Hong Kong authorities to offer the securities being registered to foreign investors outside Hong Kong, or (ii) any permission or approval from Hong Kong authorities to operate their business except for the aforementioned business registration certificates. However, it is uncertain whether we or our Hong Kong subsidiaries will be required to obtain additional permissions or approval from Hong Kong authorities to operate business or offer securities to foreign investors in the future, and whether we would be able to obtain such permissions or approvals. If we are unable to obtain such permissions or approvals if required in the future because applicable laws, regulations, or interpretations change, or inadvertently conclude that such permissions or approvals are not required, then the value of our Ordinary Shares may depreciate significantly or become worthless.

Asset Transfers Between Our Company and Our Subsidiaries

As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries. We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in our Company, and approved by our Chairman of the Board of Directors. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiate a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on the receipt of funds from our Hong Kong subsidiary, Hongkong Semidux. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors, primarily reflected in the following aspects: (i) we are restricted from injecting capital or providing loans to our PRC subsidiaries, which may adversely affect the operations of our PRC subsidiaries; (ii) our PRC subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Summary of Risk Factors,” “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Risk Factors— Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Risk Factors—Risks Relating to Doing Business in the PRC—Governmental control of currency conversion may affect the value of your investment and our payment of Dividends.” Further, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets. See “Risk Factors—Risks Relating to Doing Business in the PRC—To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.”

Current PRC regulations permit Shenzhen Semimeta to pay dividends to Hongkong Semidux only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if Shenzhen Semimeta and its subsidiary, Shenzhen Semidux, incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC subsidiaries are unable to receive all of the revenue from its operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Hongkong Semidux may be considered a non-resident enterprise for tax purposes, so that any dividends Shenzhen Semimeta pays to Hongkong Semidux may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration—People’s Republic of China Enterprise Taxation in Mainland China.”

In order for us to pay dividends to our shareholders, we will rely on payments receipt of funds from our Hong Kong subsidiary, Hongkong Semidux, as dividends. Hongkong Semidux will rely on payments made from Shenzhen Semimeta, which will in turn rely on payments made from Shenzhen Semidux. Shenzhen Semidux will rely on its operating profit and payments from Delos HK, Maijie Shenzhen, and Shenzhen Silicon as dividends. If Shenzhen Semimeta and its subsidiaries, Shenzhen Semidux, Delos HK, Maijie Shenzhen, and Shenzhen Silicon incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Double Tax Avoidance Arrangement”), the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by Shenzhen Semimeta to their immediate holding company, Hongkong Semidux. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hongkong Semidux intends to apply for the tax resident certificate if and when Shenzhen Semimeta plans to declare and pay dividends to Hongkong Semidux. See “Risk Factors—Risks Relating to Doing Business in the PRC— There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of the above-described reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act until we no longer meet the definition of an emerging growth company. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Controlled Company

Upon completion of this offering, Zhiwen Shen, our CEO and chairman of the board of directors, will hold approximately [●]% of the aggregate voting power of our issued and outstanding Ordinary Shares assuming no exercise of the over-allotment option, or [●]% assuming full exercise of the over-allotment option. As a result, we will be deemed to be a “controlled company” for the purpose of the Nasdaq Listing Rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq Listing Rules even if we are deemed to be a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country’s requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Ordinary Shares offered by us	[●] Ordinary Shares

Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of $[●] to $[●] per Ordinary Share.

Ordinary Shares outstanding prior to completion of this offering	1,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	[●] Ordinary Shares assuming no exercise of the underwriters’ over-allotment option [●] Ordinary Shares assuming full exercise of the underwriters’ over-allotment option

Listing	We have applied to have our Ordinary Shares listed on Nasdaq. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Ticker symbol	“JIE”

Transfer Agent	Transhare Corporation

Over-allotment Option	We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of [●] additional Ordinary Shares.

Use of proceeds

We intend to use the proceeds from this offering to tape-out and mass produce self-developed chips, and mass produce MetaBox, develop domestic and international markets, invest in technology research and development, establish new overseas subsidiaries, and invest in related industries, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target and do not have any agreements for acquisitions or investments as of the date of this prospectus. See “Use of Proceeds” on page 46 for more information.

Lock-up	We have agreed that, without the prior written consent of the Representative, we will not, during the engagement period of the Representative and additionally for a period of 180 days after the date of the prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Ordinary Shares, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital shares, whether any such transaction described in clause (i), (ii), (iii), or (iv) above is to be settled by delivery of shares of our Company or such other securities, in cash or otherwise. Furthermore, all of our directors and officers and our principal shareholders (5% or more shareholders) as of the date of the prospectus have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days after the date of this prospectus. See “Underwriting—Lock-up Agreements” for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 17 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Doing Business in the PRC

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our PRC subsidiaries’ business and operations.

Substantially all of our PRC subsidiaries’ assets and operations are currently located in China. Accordingly, their business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our PRC subsidiaries’ business and operating results, reduce demand for their products, and weaken their competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on our PRC subsidiaries. For example, our PRC subsidiaries’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect the PRC subsidiaries’ business and operating results.

Furthermore, our Company, our PRC subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect the PRC subsidiaries’ financial performance and operations. As of the date of this prospectus, neither our Company nor the PRC subsidiaries have received or were denied permission from Chinese authorities to list on U.S. exchanges. However, there is no guarantee that our Company or the PRC subsidiaries will receive or not be denied permission from Chinese authorities to list on U.S. exchanges in the future.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. The PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. These laws and regulations may be subject to future changes, which could result in a material change in the Operating Entity’s operations and reduce the value of your investment.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

As a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for you to effect service of process upon those persons inside mainland China. It may be difficult for you to enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not currently reside in the U.S. or have substantial assets in the U.S. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with counterparts of another country or region to monitor and oversee cross border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

On August 26, 2022, the PCAOB announced that it had signed the Protocol with the CSRC and the MOF, which aims to regulate the inspections and investigations of audit firms in mainland China and Hong Kong. The Protocol includes detailed and specific commitments from the CSRC to allow the PCAOB to conduct inspections and investigations in accordance with U.S. standards and to establish a cooperative mechanism for audit inspection and investigation procedures. However, the ability of foreign securities regulatory authorities to conduct investigations or evidence collection activities directly within China’s territory is still subject to certain limitations, which may further increase the difficulties you face in protecting your interests.

Given the Chinese government’s significant oversight and discretion over the conduct of the PRC subsidiaries’ business, the Chinese government may intervene or influence their operations at any time, which could result in a material change in the PRC subsidiaries’ operations and/or the value of our Ordinary Shares.

The Chinese government has significant oversight and discretion over the conduct of the PRC subsidiaries’ business and may intervene or influence their operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could result in a material change in the PRC subsidiaries’ operations and/or the value of our Ordinary Shares.

The Chinese government has recently published new policies that significantly affected certain industries, such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the computing power industry that could adversely affect the PRC subsidiaries’ business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas such as environmental protection or corporate social responsibilities, the PRC subsidiaries may incur increased compliance costs or become subject to additional restrictions in their operations. Certain areas of the law, including intellectual property rights and confidentiality protections, in China may also not be as effective as in the United States or other countries. In addition, the PRC subsidiaries cannot predict the effects of future developments in the PRC legal system on their business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiaries to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts for the PRC subsidiaries to ensure their compliance with such regulations or interpretations. As such, the PRC subsidiaries may be subject to various government and regulatory interference in the provinces in which they operate in China. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Pursuant to the Trial Measures, we are required to file with the CSRC within three working days following the submission of an initial public offering or listing application, and the CSRC will conclude the filing procedures and publish the filing results on the CSRC website within 20 working days after receiving the filing documents, if the filing documents are complete and in compliance with stipulated requirements. However, during the filing process, the CSRC may request the Company to supply additional documents or may consult with competent authorities, the time for which will not be counted in the 20 working days. We shall complete the filing procedure with the CSRC before the listing of this offering. On June 9, 2023, we filed with the CSRC for this offering. On August 21, 2023, we received an inquiry from the CSRC regarding this offering, and we submitted our responses to the CSRC on October 10, 2023, December 15, 2023, December 29, 2023, and January 27, 2024. On May 13, 2025, we received another inquiry from the CSRC regarding this offering, and we submitted our response to the CSRC on May 14, 2025. We continue to communicate with the CSRC on the filing and have not received any additional inquiries as of the date of this prospectus. As the Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, we cannot assure you that we will be able submit all the required materials to the CSRC and complete the filing procedures in a timely manner. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

While we believe, apart from the filing with the CSRC per the requirements of the Trial Measures, we and our subsidiaries are currently not required to obtain any other permission from any PRC authorities to operate or to issue our Ordinary Shares to foreign investors or otherwise relating to our Ordinary Shares, there are risks that our operations and the issuance of our Ordinary Shares could require permission or consent from various PRC authorities. In addition, neither we nor our PRC subsidiaries have received any approvals or denial for our operations or the issuance of our Ordinary Shares with respect to this offering. Therefore, we believe that we and our PRC subsidiaries are not currently covered by permission requirements from the CSRC, apart from the filing with the CSRC per the requirements of the Trial Measures, the CAC or any other governmental agency that is required to approve our operations, and no such permissions or approvals have been received or denied. We and our investors would be adversely affected if we or our PRC subsidiaries were required to receive or maintain such permission or approvals and did not do so, if we inadvertently concluded that such approvals are not required, or if applicable laws, regulations, or interpretations change and we become required to obtain approval in the future.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of the PRC subsidiaries at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business and our offering.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to CIIO that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On September 24, 2024, the State Council promulgated the Regulation on Network Data Security Management, which became effective on January 1, 2025. According to such regulations, network data processors conducting network data processing activities that may affect or potentially affect national security shall conduct national security reviews in accordance with national regulations.

As of the date of this prospectus, we have not received any notice from any authorities identifying our PRC subsidiaries as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. As confirmed by our PRC counsel, Dacheng, neither the operations of our PRC subsidiaries, nor our listing are expected to be affected, and that we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, given that none of our PRC subsidiaries is a CIIO or online platform operator with personal information of more than one million users. We are also not subject to national security review by the relevant authorities under the Regulation on Network Data Security Management, because we currently do not conduct data activities that may affect national security. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Regulation on Network Data Security Management will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Regulation on Network Data Security Management. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that our PRC subsidiaries will not be subject to cybersecurity review and network data security review in the future. During such reviews, our PRC subsidiaries may be required to suspend their operations or experience other disruptions to their operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings; (ii) compliance certificates, filing, or approval documents from the primary regulators of applicants’ businesses (if applicable); (iii) security assessment opinions issued by related departments (if applicable); (iv) PRC legal opinions issued by domestic law firms (with related undertakings); and (v) the prospectus or listing documents. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Based on the foregoing, we are required to complete necessary filing procedures pursuant to the Trial Measures.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company, or our PRC subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Opinions, the Trial Measures, the revised Provisions and any related implementing rules to be enacted subject us to additional compliance requirements. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with all new regulatory requirements of the Opinions, the Trial Measures, the revised Provisions, or any future implementing rules on a timely basis, or at all.

Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

On April 21, 2020, the then SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our Ordinary Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor prior to March 18, 2025, TPS Thayer, LLC, had been inspected by the PCAOB on a regular basis in the audit period, and our new auditor, HTL International, LLC, is due for inspection by the PCAOB in 2026. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us since we are an emerging growth company and the majority of our operations are conducted in China. Furthermore, if the PCAOB is unable to inspect our accounting firm in the future, the HFCA Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within two years, as amended, will prohibit trading in our securities, and, as a result, an exchange may determine to delist our securities and trading in our securities could be prohibited.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by former President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.

Relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on the receipt of funds from our Hong Kong subsidiary, Hongkong Semidux, as dividends. Hongkong Semidux will rely on payments made from Shenzhen Semimeta, which will in turn rely on payments made from Shenzhen Semidux. Shenzhen Semidux will rely on its operating profit and payments from Delos HK, Maijie Shenzhen, and Shenzhen Silicon as dividends. If Shenzhen Semimeta and its subsidiary, Shenzhen Semidux, incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our PRC subsidiaries’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future. There is no assurance the PRC government will not intervene in or impose restrictions on our ability to transfer cash or assets.

As a result of the above, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the competent government to the transfer of cash or assets.

Increases in labor costs in the PRC may adversely affect the Operating Entity’s business and profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for the Operating Entity’s employees has also increased in recent years. We expect that their labor costs, including wages and employee benefits, will continue to increase. Unless the Operating Entity is able to pass on these increased labor costs to its customers by increasing prices for its products or services, its profitability and results of operations may be materially and adversely affected.

In addition, the Operating Entity has been subject to stricter regulatory requirements in terms of entering into labor contracts with its employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of its employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that the Operating Entity decides to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit their ability to effect those changes in a desirable or cost-effective manner, which could adversely affect their business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that the Operating Entity’s employment practices do not and will not violate labor-related laws and regulations in China, which may subject the Operating Entity to labor disputes or government investigations. If the Operating Entity is deemed to have violated relevant labor laws and regulations, they could be required to provide additional compensation to their employees and their business, and, in such case, our financial condition, and results of operations could be materially and adversely affected.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name, and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Circular 13,” effective in June 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Circular 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

As of the date of this prospectus, our current shareholders who are subject to SAFE Circular 37 or SAFE Circular 13 have completed the initial registrations with the qualified banks as required by the regulations. We may not be informed of the identities of all the PRC residents holding direct or indirect interest in our Company, however, and we have no control over any of our future beneficial owners. Thus, we cannot provide any assurance that our current or future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations. Such failure or inability of our PRC residents beneficial owners to comply with these SAFE regulations may subject us or our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit the PRC subsidiaries’ ability to distribute dividends to or obtain foreign-exchange-dominated loans from us, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business.

We are an offshore holding company conducting our operations in China through PRC subsidiaries, to which we can make loans and make additional capital contributions. Most of these loans or contributions are subject to PRC regulations and approvals or registration. For example, any loans to the PRC subsidiaries, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Furthermore, loans made by us to the PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE, or filed with SAFE in its information system. Pursuant to relevant PRC regulations, we may provide loans to the Operating Entity up to the larger amount of (i) the balance between the registered total investment amount and registered capital of these entities, or (ii) twice the amount of the net assets of these entities calculated in accordance with the Circular on Full-Coverage Macro-Prudent Management of Cross-Border Financing, or the “PBOC Circular 9.” Moreover, any medium or long-term loan to be provided by us to the PRC subsidiaries, or other domestic PRC entities must also be filed and registered with the National Development and Reform Commission (the “NDRC”). We may also decide to finance the PRC subsidiaries by means of capital contributions. These capital contributions are subject to registration with the SAMR or its local branch, reporting of foreign investment information with the Ministry of Commerce of the PRC (the “MOFCOM”), or registration with other governmental authorities in China.

On March 30, 2015, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or “SAFE Circular 19,” which took effect and replaced previous regulations effective on June 1, 2015, and was amended on December 30, 2019. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a foreign-invested enterprise may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond their business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or “SAFE Circular 16,” effective on June 9, 2016, which reiterates some rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our offshore offerings, to the PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, or “SAFE Circular 28,” which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing Special Administrative Measures for Access of Foreign Investments (Edition 2024), or the “Negative List,” and the authenticity and compliance with the regulations of domestic investment projects. However, it is unclear how SAFE and competent banks will carry it out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, SAFE Circular 16, and other relevant rules and regulations, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions to the PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to the PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect the PRC subsidiaries’ business, including their liquidity and their ability to fund and expand their business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

Our business is conducted in the PRC through the PRC subsidiaries, and their books and records are maintained in RMB. The financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between the RMB and U.S. dollar affect the value of the PRC subsidiaries’ assets and results of operations, when presented in U.S. dollars. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Ordinary Shares offered in the U.S. are offered in U.S. dollars, we need to convert the net proceeds we receive into RMB in order to use the funds for the PRC subsidiaries’ business. Changes in the conversion rate among the U.S. dollar and the RMB will affect the amount of proceeds we will have available for the PRC subsidiaries’ business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective in January 2008 and latest amended in December 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In April 2009, the State Administration of Taxation (the “SAT”) issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, or “SAT Circular 82,” which was amended in December 2017. SAT Circular 82 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition to SAT Circular 82, the SAT issued the Measures for the Administration of Enterprise Income Tax of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises (for Trial Implementation), or “SAT Bulletin 45,” which took effect in September 2011 and was amended in April 2015, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management organ of Semidux Cayman is within the territory of China, Semidux Cayman may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, Semidux Cayman has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: (i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; (ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; and (iii) the percentages in bullet points (i) and (ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, the PRC subsidiaries may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from the PRC subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If the PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Current PRC regulations permit the PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, the PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. The PRC subsidiaries may also allocate a portion of their respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of the PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment and our payment of dividends.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenue in RMB. Under our current corporate structure, Semidux Cayman may rely on dividend payments from our Hong Kong subsidiary, Hongkong Semidux, to fund any cash and financing requirements we may have. Hongkong Semidux will rely on payments made from Shenzhen Semimeta, which will in turn rely on payments made from Shenzhen Semidux. Shenzhen Semidux will rely on its operating profit and payments from Delos HK, Maijie Shenzhen, and Shenzhen Silicon as dividends. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, the PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to the Double Tax Avoidance Arrangement, a withholding tax rate of 10% may be lowered to 5% if the enterprise in mainland China is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. Shenzhen Semimeta is wholly owned by Hongkong Semidux. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by Shenzhen Semimeta to our Hong Kong subsidiary, Hongkong Semidux, in which case, we would be subject to the higher withdrawing tax rate of 10% on dividends received.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and could distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Ordinary Shares.

The approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering under such regulation.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas SPV formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by an SPV seeking the CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Our PRC legal counsel, Dacheng, has advised us, based on their understanding of the current PRC law, rules, and regulations, that the CSRC’s approval under the M&A Rule is not required for the listing and trading of our Ordinary Shares on Nasdaq in the context of this offering, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under this prospectus are subject to the M&A Rules; (ii)Shenzhen Semidux was a foreign-invested enterprise rather than a domestic enterprise when transferring all its equity to Shenzhen Semimeta, which did not fall into the scope of merger with or acquisition of PRC domestic companies as defined under the M&A Rules; and (iii) we shall complete filing procedures with the CSRC for this offering pursuant to the requirements of the Trial Measures that recently came into effect and provided clearer guidance for such requirements.

Our PRC legal counsel, however, has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we have. If it is determined that the CSRC approval under the M&A Rules is required for our offerings in the U.S., we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for our offerings in the U.S. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from our offerings in the U.S. into the PRC, restrictions on or prohibition of the payments or remittance of dividends by the PRC subsidiaries, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation, and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt our offerings in the U.S. before the settlement and delivery of the Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules and recently adopted PRC regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the Provisions of the Ministry of Commerce on the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Security Review Rules”) issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the Security Review Rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that the PRC subsidiaries’ business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that the PRC subsidiaries’ business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. The PRC subsidiaries’ ability to expand their business or maintain or expand their market share through future acquisitions would as such be materially and adversely affected.

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

We indirectly hold the equity of our PRC subsidiaries through Hongkong Semidux, and thus our PRC subsidiaries are directly or indirectly foreign-invested enterprises. Although the PRC government has increasingly open attitude towards absorbing foreign investment in general, it still implements the Negative List, which restricts or prohibits overseas enterprises from holding the equity of Chinese companies whose operations are included in the Negative List. As the boundaries stipulated in the Negative List are relatively vague, they are subject to further determination and clarification by the Chinese government. As of the date of this prospectus, the business operated by our PRC subsidiaries has not been included in the Negative List, but we cannot fully guarantee that the Chinese government will not make a different interpretation, so as to disallow our holding corporate structure. Moreover, the Chinese government revises the Negative List from time to time; although the scope of the Negative List is narrowing as a whole, it remains uncertain whether our existing business or future business will be included in future revisions. If the business of our PRC subsidiaries is deemed as a restricted or prohibited business based on the Negative List, our existing corporate structure may be considered illegal and required to be restructured by the Chinese government, which may adversely affect our operations and the value of the securities we are registering for sale.

On July 4, 2014, SAFE issued the SAFE Circular 37, which requires PRC residents, including PRC individuals and institutions, to register with SAFE or its local branches in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents must update their foreign exchange registrations with SAFE or its local branches when the offshore special purpose vehicles in which such residents directly hold equity interests undergo material events relating to any changes of basic information (including changes of such PRC individual shareholders, names, and operation terms), increases or decreases in investment amount, share transfers or exchanges, or mergers or divisions. As of the date of this prospectus, our current shareholders who are subject to the SAFE Circular 37 have completed the initial registrations with the qualified banks as required by the regulations. However, we may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and therefore, we may not be able to identify all our shareholders or beneficial owners who are PRC residents to ensure their compliance with the SAFE Circular 37 or other related rules. In addition, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain, or update any applicable registrations or comply with other requirements required by the SAFE Circular 37 or other related rules in a timely manner. Even if our shareholders and beneficial owners who are PRC residents comply with such request, we cannot provide any assurance that they will successfully obtain or update any registration required by the SAFE Circular 37 or other related rules in a timely manner. If any of our shareholders who is a PRC resident as determined by SAFE Circular 37 fails to fulfill the required foreign exchange registration, it will be deemed illegal for such shareholders to directly or indirectly hold our equity under the PRC laws. Furthermore, if PRC authorities disallow such shareholders to own our equity, our PRC subsidiaries may be prohibited from distributing dividends to us or from carrying out other subsequent cross-border foreign exchange activities, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries, which may adversely affect our operations and our values of the securities we are registering for sale.

Furthermore, if future laws, administrative regulations, or provisions mandate further actions to be taken by us or our PRC subsidiaries with respect to our existing corporate structure, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, resulting in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless.

Risks Relating to Our Business and Industry

The market for the Operating Entity’s products is developing and may not develop as we expect.

The market for the Operating Entity’s customized servers is developing and may not develop as we expect. We believe the Operating Entity’s future success will depend in large part on its ability to develop products, new business initiatives, and creating innovative and custom designs for its customers. It is difficult to predict the development of the demand for customized servers, the size and growth rate for this market, the entry of competitive products, or the success of existing competitive products. Any expansion in the Operating Entity’s market depends on several factors, including the demand, cost, performance, and perceived value associated with its products. If its products are not adopted or there is a reduction in demand for its products caused by a lack of customer acceptance, a slowdown in demand for computing power, an overabundance of unused computing power, technological challenges, competing technologies and products, decreases in corporate spending, weakening economic conditions, or otherwise, it could result in reduced customer orders, early order cancellations, the loss of customers, or decreased sales, any of which would adversely affect the Operating Entity’s business, operating results, and financial condition.

The Operating Entity’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below our expectations or guidance.

The Operating Entity’s operating results may fluctuate significantly in the future, which makes it difficult for us to predict its future operating results. The Operating Entity’s operating results may fluctuate due to a variety of factors, many of which are outside its control, including the changing and volatile local, national, and international economic environments, any of which may cause our share price to fluctuate. Besides the other risks in this “Risk Factors” section, factors that may affect the Operating Entity’s operations include:

●	fluctuations in demand for its products and services;

●	the inherent complexity, length, and associated unpredictability of product development windows and product lifecycles;

●	changes in customers’ budgets for technology purchases and delays in their purchasing cycles;

●	changing market conditions;

●	any significant changes in the competitive dynamics of its markets, including new entrants, or further consolidation;

●	its ability to continue to broaden its customer base beyond its traditional customers;

●	the timing of product releases or upgrades by the Operating Entity or its competitors; and

●	its ability to develop, introduce, and ship in a timely manner new products and product enhancements and anticipate future market demands that meet its customers’ requirements.

Each of these factors individually, or the cumulative effect of two or more of these factors, could result in large fluctuations in the Operating Entity’s operating results. As a result, comparing its operating results on a period-to-period basis may not be meaningful. You should not rely on the Operating Entity’s past results as an indication of its future performance.

The Operating Entity’s products are subject to competition, including competition from established competitors and new market entrants.

Customized servers and software that the Operating Entity designs, manufactures, and sells or licenses are subject to competition. The computer hardware and technology fields are well established with limited, and in many cases no, intellectual property and technological barriers to entry. The markets in which the Operating Entity competes are competitive and we expect competition to increase in the future from established competitors and new market entrants. The markets are influenced by, among others, brand awareness and reputation, price, strength and scale of sales and marketing efforts, professional services and customer support, product features, reliability and performance, and breadth of product offerings. Due to the nature of the Operating Entity’s products, competition occurs at the design, performance, and sales stages. A design or sales win by the Operating Entity does not limit further competition and its customers may purchase competitive products from third parties at any time. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm the Operating Entity’s business, operating results, or financial condition. If the Operating Entity’s ability to design customized solutions is deemed to be on par or of lesser value than competing solutions, it could lose its customers and prospects.

Many of the Operating Entity’s competitors, often with substantially more resources or larger economies of scale, produce products that are competitive with the Operating Entity’s products. Many of these third parties mass-produce hardware solutions and have not heavily invested in or allocated resources to the smaller scale specialized products and solutions we design. The entrance of or additional allocation of resources by one of these competitors into the production of specialized systems which compete with the Operating Entity’s products could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses, or the loss of market share or expected market share, any of which may significantly harm our business, operating results, and financial condition.

New entrants and the exiting competitors in the Operating Entity’s markets may harm its competitive position.

New entrants seeking to gain market share by introducing new technology, new products, and new server configurations may make it more difficult for the Operating Entity to sell its products and earn design wins, which could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses, or the loss of market share or expected market share, any of which may significantly harm the Operating Entity’s business, operating results and financial condition.

The Operating Entity’s products compete with and supplement general purpose servers. If the producers of general-purpose equipment implement proprietary standards, software, interfaces, or other interoperability restrictions, including controls which restrict the equipment’s compatibility with third party systems, the Operating Entity could experience a significant decline in sales because its products would not be interoperable with such systems, which may significantly harm its business, operating results, and financial condition.

If we are unable to manage our growth and expand our operations successfully, our business and operating results will be harmed and our reputation may be damaged.

We anticipate that further significant expansion will be required to achieve our business objectives. The growth and expansion of our business and the Operating Entity’s product offerings will place a continuous and significant strain on our management, operational, and financial resources. Any such future growth would also add complexity to and require effective coordination throughout our organization. To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital and processes in an efficient manner. We may not be able to successfully implement improvements to these systems and processes in a timely or efficient manner, which could result in additional operating inefficiencies and could cause our costs to increase more than planned. If we do increase our operating expenses in anticipation of the growth of our business and this growth does not meet our expectations, our operating results may be negatively impacted. If we are unable to manage future expansion, the Operating Entity’s ability to provide high quality products and services could be harmed, which could damage our reputation and brand and may have a material adverse effect on our business, operating results, and financial condition.

Our future success depends on the Operating Entity’s ability to develop and successfully introduce new and enhanced products that meet the needs of its customers.

The Operating Entity’s sales depend on its ability to anticipate its existing and prospective customers’ needs and develop products that address those needs. Our future success will depend on the Operating Entity’s ability to design new products, anticipate technological improvements and enhancements, and to develop products that are competitive in the rapidly changing computing power industry. Introduction of new products and product enhancements will require coordination of the Operating Entity’s efforts with those of its customers, and suppliers to develop products that offer performance features desired by its customers and performance and functionality superior or more cost effective than solutions offered by the Operating Entity’s competitors. If the Operating Entity fails to coordinate these efforts, develop product enhancements, or introduce new products that meet the needs of our customers as scheduled, its operating results will be materially and adversely affected and its business and prospects will be harmed. We cannot assure that product introductions will meet the Operating Entity’s anticipated release schedules or that the Operating Entity’s products will be competitive in the market. Furthermore, given the rapidly changing nature of the computing power market, there can be no assurance the Operating Entity’s products and technology will not be rendered obsolete by alternative or competing technologies.

Some aspects of the Operating Entity’s products under development incorporate open-source AI technology, and its use of open-source AI technology may negatively affect its business, results of operations, financial condition, and prospects.

The development of the Operating Entity’s intelligence meeting assistant system and its protocol conversion algorithms in Project D utilizes open-source artificial intelligence (“AI”) algorithms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Intangible Assets—Project D.” The Operating Entity may also utilize open-source AI algorithms in its other future products. Such use of open-source AI technology may expose the Operating Entity to various risks. The Operating Entity will rely on contributions from a community of external developers to maintain and update these technologies, which introduces uncertainty regarding their availability and development timeline. Any discontinuation or delay in updates could force the Operating Entity to seek alternative solutions, increasing its costs, and potentially disrupting its operations. Additionally, compliance with the complex landscape of open-source licenses is challenging. Non-compliance could lead to significant legal penalties or the requirement to release the Operating Entity’s proprietary code, undermining its competitive advantage.

Open-source AI technologies may also pose security and reliability concerns, as they are more susceptible to exploitation due to their public nature. Security vulnerabilities or bugs could compromise the integrity of the Operating Entity’s products, resulting in reputational harm, loss of customer trust, and financial damage. Open-source software may not always align with regulatory requirements in different jurisdictions, potentially exposing the Operating Entity to legal and compliance risks. Ensuring that the use of open-source AI technology complies with applicable laws and regulations adds complexity and could incur additional costs. Furthermore, the Operating Entity may face the risk of intellectual property infringement claims, which could lead to costly legal battles and operational disruptions. The inherent lack of control over these external technologies and their development could limit the Operating Entity’s ability to customize solutions and promptly respond to market demands, impacting its innovation capabilities and market position.

If the Operating Entity fails to achieve design wins for its products, its business will be harmed.

Achieving design wins is an important success factor for the Operating Entity’s business. The Operating Entity works closely with its customers to ensure they get the product they want in the specific configuration required for the application. The Operating Entity has participated in many design wins based upon its ability to interpret technical specifications and proceed rapidly through prototyping, development, and delivery. This approach and expertise are one of the factors driving the Operating Entity’s growth. Failure to maintain the Operating Entity’s expertise and ability to deliver custom, specific design products could harm its business. In order to achieve design wins, the Operating Entity must:

●	anticipate the features and functionality that customers will demand;

●	incorporate those features and functionalities into products that meet the exacting design requirements of its customers; and

●	price its products competitively.

Unanticipated changes in industry standards could render the Operating Entity’s products incompatible with products developed by major hardware manufacturers and software developers. Further, if the Operating Entity’s products are not in compliance with prevailing industry standards, its customers may not incorporate its products into their design strategies.

If we cannot retain, attract, and motivate key personnel, we may be unable to effectively implement our business plan.

Our long-term success depends in large part upon our ability to attract and retain key personnel, including Zhiwen Shen, our CEO, as well as other executive officers and senior management, and qualified employees in all areas of the Company. The loss of and failure to replace key technical management and personnel could adversely affect multiple development efforts. Recruitment and retention of senior management and skilled technical, sales and other personnel is very competitive, and we may not be successful in either attracting or retaining such personnel. We may lose key personnel to other high technology companies, and many larger companies with significantly greater resources than us may aggressively recruit key personnel. As part of our strategy to attract and retain key personnel, we may offer equity compensation through grants of share options, restricted share awards, or restricted share units. Potential employees, however, may not perceive our equity incentives as attractive enough. In addition, due to the intense competition for qualified employees, we may be required to, and have had to, increase the level of compensation paid to existing and new employees, which could materially increase our operating expenses.

If the Operating Entity is unable to protect its proprietary design and intellectual property rights, its competitive position could be harmed or it could be required to incur significant expenses to enforce its rights.

The Operating Entity’s ability to compete effectively is dependent in part upon its ability to protect its proprietary technology. The Operating Entity relies on a combination of patents, copyrights, trademarks, trade secret laws, confidentiality agreements, and licensing arrangements to protect its intellectual property rights. There can be no assurance these protections will be available in all cases or will be adequate to prevent its competitors from copying, reverse engineering, or otherwise obtaining and using its technology, proprietary rights, or products. For example, the laws of certain countries in which the Operating Entity’s products are designed or licensed do not protect the Operating Entity proprietary rights to the same extent as the laws of the United States. To protect its trade secrets and other proprietary information, the Operating Entity requires employees to enter into confidentiality agreements. The agreements may not provide meaningful protection for the Operating Entity’s trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. In addition, third parties may seek to challenge, invalidate, or circumvent the Operating Entity’s patents, trademarks, copyrights, and trade secrets, or applications for any of the foregoing. There can be no assurance that the Operating Entity’s competitors will not independently develop technologies that are substantially equivalent or superior to its technology or design around its proprietary rights. In each case, the Operating Entity’s ability to compete could be significantly impaired. To prevent substantial unauthorized use of the Operating Entity’s intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of the Operating Entity’s trade secrets and/or proprietary rights against third parties. Any such action could result in significant costs and diversion of the Operating Entity’s resources and management’s attention, and there can be no assurance the Operating Entity will be successful in such action. Furthermore, many of the Operating Entity’s current and potential competitors may have the ability to dedicate substantially greater resources to enforce their intellectual property rights than the Operating Entity does. Accordingly, despite the Operating Entity’s efforts, it may not be able to prevent third parties from infringing upon or misappropriating its trade secrets and/or intellectual property.

Claims by others that the Operating Entity infringes their intellectual property or trade secret rights could harm the Operating Entity’s business.

The Operating Entity’s industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. Third parties may in the future assert claims of infringement of intellectual property rights against the Operating Entity or against the Operating Entity’s customers or channel partners for which the Operating Entity may be liable. As the number of products and competitors in the Operating Entity’s market increases and overlaps occur, infringement claims may increase.

Intellectual property or trade secret claims against the Operating Entity, and any resulting lawsuits, may result in the Operating Entity’s incurring significant expenses and could subject the Operating Entity to significant liability for damages and invalidate what it currently believes are its proprietary rights. The Operating Entity’s involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how could have a material adverse effect on its business. Adverse determinations in any litigation could subject the Operating Entity to significant liabilities to third parties, require the Operating Entity to seek licenses from third parties and prevent the Operating Entity from manufacturing and selling its products. Any of these situations could have a material adverse effect on the Operating Entity’s business. These claims, regardless of their merits or outcome, would likely be time consuming and expensive to resolve and could divert management’s time and attention.

If the Operation Entity sustains cyber-attacks or other privacy or data security incidents that result in security breaches, it could be subject to increased costs, liabilities, reputational harm, or other negative consequences.

The Operating Entity sells and rents servers and supporting software products to customers, such as a business or individual engaged in computing power applications, including animation companies and video game companies. While the Operating Entity does not collect data from customers or have access to customers’ data stored on the servers, customers store large amounts of data in connection with their operations on the servers locally. The Operating Entity also provides optimization software for operation, maintenance, and remote monitoring of servers. In addition, the Operating Entity sells cloud gaming terminals that are utilized within the gaming sector in the downstream of the computing power industry with the support of its cloud servers.

As such, the servers and the data stored thereon, as well as the optimization software and the cloud gaming terminals, may be subject to security breach incidents. For example, the servers may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance, or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automatic hacks. Experienced computer programmers and hackers may be able to penetrate the Operating Entity’s security controls, misappropriate or compromise sensitive proprietary or confidential information, or create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack the cloud gaming terminals or otherwise exploit any security vulnerabilities. The data stored on the servers may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect the data stored.

Although the Operating Entity has taken measures to protect sensitive data from unauthorized access, use, or disclosure, its protective measures may not be effective and its information technology may still be vulnerable to attacks. In the event of such attacks, the costs to eliminate or address the foregoing security threats and vulnerability before or after a cyber-incident could potentially be significant. Its remediation efforts may not be successful and could result in interruptions or delays of services or sales. As threats related to cyber-attacks develop and grow, the Operating Entity may also find it necessary to take further steps to protect data and infrastructure, which could be costly and therefore impact its results of operations. In the event that the Operating Entity is unable to prevent, detect, and remediate the foregoing security threats and vulnerabilities in a timely manner, its operations could be interrupted, or it could incur financial, legal, or reputational losses arising from misappropriation, misuse, leakage, falsification, or intentional or accidental release or loss of information maintained on the servers, the cloud gaming terminals, and the optimization software. The number and complexity of these threats continue to increase over time. Although the Operating Entity inspects its products on a regular basis to prevent these events from occurring, the possibility of these events occurring cannot be eliminated entirely.

Our future international sales and operations subject us to additional risks that can adversely affect our operating results and financial condition.

We, through our Operating Entity, Shenzhen Semidux, to establish a service center in the U.S. to facilitate our business development and expansion in North America. Our future international operations subject us to a variety of risks and challenges, including: increased management, travel, infrastructure and legal compliance costs associated with having international operations; increased financial accounting and reporting burdens and complexities; compliance with foreign laws and regulations; and compliance with U.S. laws and regulations for foreign operations. Any of these risks could adversely affect our international operations, reduce our international sales, or increase our operating costs, adversely affecting our business, operating results and financial condition and growth prospects.

Our future international sales and operations may subject us to anti-bribery, anti-corruption, and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws, and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, results of operations, and financial condition.

The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the U.S. Foreign Corrupt Practices Act, or the FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws, and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties, and other sanctions.

We cannot assure you that our directors, officers, employees, representatives, consultants, and agents have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, OFAC restrictions, or other export control, anticorruption, anti-money laundering, and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with the FCPA could result in fines, criminal penalties, and an adverse effect on our business.

We intend to expand our business into overseas markets. We are committed to doing business in accordance with applicable anti-corruption laws and will adopt a code of business conduct and ethics that is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities, or our or their respective officers, directors, employees, and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in certain jurisdictions, and may adversely affect our business, earnings, or financial condition.

The Operating Entity’s failure to conduct research and development could render our technologies obsolete and may adversely affect its business, financial condition, and results of operations.

The Operating Entity has been investing in technology research and development to support the rapid growth of its business and to establish a technology-driven growth edge for the future. Based on current market demand, technology development trends, and the Operating Entity’s actual development needs, we plan to invest approximately 17% of the proceeds received from this offering in the Operating Entity’s research and development to attract and retain experienced talent and professionals and provide crucial support for the development of the Operating Entity’s products. Because we account for research and development costs as operating expenses, these expenditures will adversely affect our earnings in the future. Further, during the implementation of research and development projects, the Operating Entity may encounter uncertainties such as research failures and unmet project expectations. For example, research and development involving new technologies may not result in the expected results, or even fail entirely; a project's economic benefits may not meet expectations if the products developed do not achieve widespread market acceptance; and new research and development expenses may also result in a decrease in return on net assets. All of such uncertainties may lead to the failure of the Operating Entity’s research and development efforts, which may adversely affect its business, financial condition, and results of operations.

Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.

Our Hong Kong subsidiaries, including Hongkong Semidux and Delos HK, operate in Hong Kong and are thus subject to laws and regulations in Hong Kong in respect of data privacy, data security, and data protection. The main legislation in Hong Kong concerning data security is the PDPO, which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. Pursuant to section 33 of the PDPO, the PDPO is applicable to the collection and processing of personal data if such activities take place in Hong Kong, or if the personal data is collected by a data user whose principal place of business is in Hong Kong. As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. Our directors confirm that: (i) each of our directors and our Hong Kong subsidiaries has not been involved in any litigation or regulatory action relating to breach of the PDPO; and (ii) they are not aware of any non-compliance incidents relating to breach of the PDPO since the date of incorporation of our Hong Kong subsidiaries. Since our PRC subsidiaries conduct substantially all of their business operations in the mainland China, we believe that the incumbent data security statutory requirements under Hong Kong laws do not materially affect their business. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiaries to consequences including but not limited to government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiaries’ operations.

The Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. The first conduct rule prohibits undertakings from making or giving effect to agreements or decisions or engaging in concerted practices that have as their object or effect the prevention, restriction, or distortion of competition in Hong Kong. The second conduct rule prohibits undertakings that have a substantial degree of market power in a market from engaging in conduct that has as its object or effect the prevention, restriction, or distortion of competition in Hong Kong. The merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. The scope of application of the merger rule is limited to carrier licenses issued under the Telecommunications Ordinance (Cap. 106 of the Laws of Hong Kong). As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Our Hong Kong subsidiaries have not engaged in any concerted practices that have an object or effect to prevent, restrict, or distort competition in Hong Kong. Additionally, neither we nor our Hong Kong Subsidiaries possess a substantial degree of market power in the Hong Kong market that could trigger the second conduct rule. The merger rule is equally not applicable to us or our Hong Kong subsidiaries since neither we nor our Hong Kong subsidiaries hold any carrier license issued under the Telecommunications Ordinance.

Accordingly, the data security or antimonopoly laws and regulations in Hong Kong do not restrict our ability to accept foreign investment or impose limitations on our ability to list on any U.S. stock exchange.

Failure at tape-out or failure to achieve the expected final test yields for the Operating Entity’s customized computing power chips could negatively impact its results of operations.

The tape-out process is a critical milestone in the Operating Entity’s business. A tape-out means all the stages in the design and verification process of the Operating Entity’s customized computing power chips have been completed, and the chip design is sent for manufacturing. The tape-out process requires considerable investment in time and resources and close cooperation with the wafer foundry, and repeated failures can significantly increase the Operating Entity’s costs, lengthen the Operating Entity’s product development period, and delay the Operating Entity’s product launch. If the tape-out or testing of a new chip design fails, either as a result of design flaws by the Operating Entity’s research and development team or problems with production or the testing process by the wafer foundry, the Operating Entity may incur considerable costs and expenses to fix or restart the design process. Such obstacles may decrease the Operating Entity’s profitability or delay the launch of new products.

Once tape-out is achieved, the design of customized computing power chips is sent for manufacturing, and the final test yield is a measurement of the production success rate. The final test yield is a function of both product design, which is developed by the Operating Entity, and process technology, which typically belongs to a third-party foundry. Low final test yields can result from a product design deficiency or a process technology failure or a combination of both. As such, the Operating Entity may not be able to identify problems causing low final test yields until its product designs go to the manufacturing stage, which may substantially increase its per unit costs and delay the launch of new products.

For example, if any of the Operating Entity’s foundry service providers experiences manufacturing inefficiencies or encounters disruptions, errors, or difficulties during production, the Operating Entity may fail to achieve acceptable final test yields or experience product delivery delays. The Operating Entity cannot guarantee that its foundry service providers will be able to develop, obtain or successfully implement process technologies needed to manufacture future generations of its customized computing power chips on a timely basis. Moreover, during the periods in which foundries are implementing new process technologies, their manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller geometry process technologies could have a material and adverse effect on the Operating Entity, particularly if its competitors transition to such technologies before it. In addition, resolution of yield problems requires cooperation among the Operating Entity, foundry partners, and packaging and testing partners. The Operating Entity cannot assure you that the cooperation will be successful and that any yield problem can be fixed.

The Operating Entity depends on a limited number of customers, and if it loses any of these customers or if it is unable to replace the revenue through the sale of its products to additional customers, its financial condition and results from operations would be materially and adversely affected.

During the fiscal year ended March 31, 2025, four customers accounted for approximately 54.3% of our total revenue.  During the fiscal year ended March 31, 2024, one customer accounted for approximately 45.9% of our total revenue.

This concentration of customers leaves the Operating Entity exposed to the risks associated with the loss of one or more of the significant customers, which would materially and adversely affect its revenue and results of operations. If these customers were to significantly reduce their relationship with the Operating Entity, or in the event that the Operating Entity is unable to replace the revenue through the sale of its products to additional customers, its financial condition and results from operations could be negatively impacted, and such impact would likely be significant.

The Operating Entity’s dependence on a limited number of suppliers for a substantial majority of the components necessary in its products could prevent it from delivering its products in a timely manner to its customers in the required quantities, which could result in order cancellations, decreased revenue, and loss of market share.

For the fiscal year ended March 31, 2025, three suppliers, accounted for approximately 19.8%, 15.2%, and 15.1% of our purchases in terms of monetary value, respectively.  For the fiscal year ended March 31, 2024, a supplier, Shanghai Semider Semiconductor Technology Co., Ltd. (“Shanghai Semider”), which is a related party, accounted for approximately 55.4% of our purchases in terms of monetary value. For details, see “Business—Suppliers” and “Related Party Transactions.” If the Operating Entity fails to develop or maintain its relationships with these or its other suppliers, the Operating Entity may be unable to manufacture its products, its products may only be available at a higher cost or after a long delay, or it could be prevented from delivering its products to its customers in the required quantities, at competitive prices, and on acceptable terms of delivery. Problems of this kind could cause the Operating Entity to experience order cancellations, decreased revenue, and loss of market share. In general, the failure of a supplier to supply the components for the Operating Entity’s products that meet its quality, quantity, and cost requirements in a timely manner due to lack of supplies or other reasons could impair the Operating Entity’s ability to manufacture its products or could increase its costs, particularly if the Operating Entity is unable to obtain these components from alternative sources in a timely manner or on commercially reasonable terms.

The Operating Entity has engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on its business and results of operations.

The Operating Entity has entered into a number of transactions with related parties, including our shareholders, directors, and executive officers. For example, during the fiscal years ended March 31, 2025 and 2024, the Operating Entity generated revenue from Xiamen Zhongda Tongchuang Technology Co., Ltd. (“Zhongda Tongchuang”), a related party, in the amount of $746,896 and $1,133,260, respectively. Additionally, during the fiscal years ended March 31, 2025 and 2024, the Operating Entity purchased components from Shanghai Semider in the amount of $nil and $8,548,334, respectively.  The Operating Entity may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests. See “Related Party Transactions.”

Transactions with entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of our Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

Currently, our board of directors has authorized the audit committee, upon its formation, to review and approve all material related party transactions. We rely on the laws of Cayman Islands, which provide that directors owe a duty of care and a duty of loyalty to our Company. Under Cayman Islands law, our directors have a duty to act honestly, in good faith, and with a view to our best interests. Our directors also have a duty to exercise the skill, care, and diligence that a reasonable prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

The Operating Entity’s current insurance policies may not provide adequate levels of coverage against all claims and it may incur losses that are not covered by its insurance.

The Operating Entity has purchased property all-risks insurance and we believe the Operating Entity maintains insurance coverage that is customary for businesses of its size and type. See “Business—Insurance.” However, it may be unable to insure against certain types of losses or claims, or the cost of such insurance may be prohibitive. Uninsured losses or claims, if they occur, may result in substantial costs and divert the time and attention of our management, which could have a material adverse effect on the Operating Entity’s reputation, business, results of operations, financial condition, or prospects.

The Operating Entity has not made adequate social insurance contributions and did not make adequate housing fund contributions before July 2020 for its employees as required by PRC regulations, which may subject it to penalties.

According to the PRC Social Insurance Law, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. For more details, please see “Regulations—PRC Laws and Regulations relating to Employment and Social Welfare.” The requirement of social insurance and housing fund has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. The Operating Entity has not made adequate social insurance premiums for its employees, and it may be required to make up for the shortfall in the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. If they fail to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities will impose a fine of one to three times the outstanding amount upon them. With respect to housing fund, the Operating Entity did not make adequate housing fund contributions based on the actual salary of its employees before July 2020. The Operating Entity rectified it by making full contributions to the housing fund for its employees in July 2020 in accordance with the Administrative Regulations on the Housing Provident Fund.

According to the Operating Entity’s PRC counsel, Dacheng, however, it is unlikely that the Operating Entity would be ordered to pay the overdue social insurance premiums or housing funds, considering that (i) pursuant to the Emergency Notice on Practicing Principles of the State Council Executive Meeting and Stabilizing Work on Collecting Social Insurance Premiums, promulgated by the Ministry of Human Resources and Social Security (“MOHRSS”) on September 21, 2018, local authorities are prohibited from recovering the unpaid social insurance premiums from enterprises without permission in a centralized manner; (ii) Dacheng has interviewed the staff of the relevant local authorities about its relevant policies; (iii) pursuant to Article 20 of the PRC’s Regulations on Labor Security Supervision, if a violation of labor security laws, regulations, or rules remains undetected by the labor security administrative department for two years, or if no complaints or reports are made within that period, the department will not pursue further investigation or action regarding the issue; and (iv) MOHRSS’s Shenzhen branch also certified in writing that, from January 1, 2019 to May 25, 2024, the Operating Entity had no record of being punished for violating social security laws and regulations. Consequently, we determine that accruing the expected amounts due for social contribution premiums, inclusive of late fees and fines, within our financial statements as dictated by the U.S. Accounting Standards Codification ASC 450-20-25-2, is not necessary.

Although the Operating Entity has not received any inquiry, notice, warning, or sanctions regarding such late fees or fines as of the date of this prospectus, the interpretation and implementation of labor-related laws and regulations are still constantly evolving, which may be further amended from time to time. If the relevant PRC authorities determine that the Operating Entity shall make supplemental social insurance premiums or that it is subject to fines and legal sanctions in relation to its failure to make social insurance premiums in full for its employees, its business, financial condition, and results of operations may be adversely affected.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We have applied for the listing of our Ordinary Shares on Nasdaq. An active public market for our Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $[●] per share, assuming an initial public offering price of $[●]. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the fiscal years ended March 31, 2024 and 2023, we have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified included (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (ii) a lack of formal policies and procedures to establish risk assessment process and internal control framework.

Following the identification of the material weaknesses and control deficiencies, we have taken the following remedial measures: (i) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (ii) adopting directors’ resolutions to appoint independent directors, establish an audit committee, and strengthen corporate governance.

We plan to take additional remedial measures, including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the year ending March 31, 2027. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantially increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior September 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 1,000,000 Ordinary Shares are outstanding before the consummation of this offering. An aggregate of [●] Ordinary Shares will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

Any trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our initial public offering. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Ordinary Shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional shares of Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering to tape-out and mass-produce self-developed chips, mass produce MetaBox, develop domestic and international markets, invest in technology research and development, establish new overseas subsidiaries, and invest in related industries, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target and do not have any agreements for acquisitions or investments as of the date of this prospectus. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and may take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you may have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of our Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

If we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We have applied to have our Ordinary Shares listed on Nasdaq upon consummation of this offering. It is a condition to the closing of this offering that our Ordinary Shares qualify for listing on a national securities exchange. Following this offering, in order to maintain our listing on Nasdaq, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our memorandum and articles of association may discourage, delay, or prevent a change in control.

Some provisions of our memorandum and articles of association, which will become effective on or before the completion of this offering, may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to offer, allot, grant options over or otherwise dispose of unissued authorized shares to such persons at such times and for such consideration, and upon such terms and conditions as the board of directors may determine without any further vote or action by our shareholders; and

●	provisions that limit the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

We will be a “controlled company” within the meaning of the Nasdaq listing rules, and are allowed to follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

Following this offering, Zhiwen Shen, our CEO and chairman of the board of directors, will hold more than a majority of the voting power of our outstanding Ordinary Shares and will be able to determine all matters requiring approval by our shareholders. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq Listing Rules even if we are deemed to be a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile. See “Implications of Our Being an Emerging Growth Company.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from the common law of England. The decisions of those courts are of persuasive authority, but are not binding on courts in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders and their abilities to protect their rights thought the courts of the United States maybe limited than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of the lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow any of our shareholders holding shares representing in aggregate not less than 10% of our paid up voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least seven days counting from the date service is deemed to take place is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing at least a majority of the paid up voting share capital of our Company.

If we are classified as a PFIC, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a PFIC, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration—United States Federal Income Taxation—PFIC.”

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

All of our directors and officers and our principal shareholders (owners of 5% or more of our Ordinary Shares) as of the date of the prospectus have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days after the date of this prospectus. See “Underwriting—Lock-up Agreements.” Our pre-IPO shareholders may be able to sell their Ordinary Shares under Rule 144 after the completion of this offering and following the expiration of that lock-up period, if applicable. See “Shares Eligible for Future Sale.” Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact on the trading price of the Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the computing power industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the computing power industry in China. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The computing power industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the computing power industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include: (i) the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors than the United States; and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located in the PRC. In addition, most of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for shareholders to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholders to enforce judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our legal counsel with respect to the laws of the Cayman Islands, Dacheng, our counsel with respect to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts based on certain civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has further advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Dacheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. Dacheng has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of [●] Ordinary Shares in this offering will be approximately $[●], after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, based on the assumed initial public offering price of $[●] per Ordinary Share, the midpoint of the estimated price range set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $[●], after deducting the underwriting discounts and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 50% for tape-out and mass production of self-developed chips, and mass production of MetaBox;

●	approximately 15% for developing domestic and international markets;

●	approximately 17% for investing in technology research and development;

●	approximately 9% for establishing new overseas subsidiaries; and

●	approximately 9% for investing in related industries, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target and do not have any agreements for acquisitions or investments as of the date of this prospectus.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

In using the proceeds of this offering, we are permitted under PRC laws and regulations to utilize the proceeds from this offering to fund the PRC subsidiaries by making loans or additional capital contributions, subject to applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

As of the date of this prospectus, neither of our PRC subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the PFIC rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our Company may only pay dividends out of profit or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a final dividend, but no dividend shall exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the timing, amount, and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Please see the section entitled “Material Income Tax Consideration” of this prospectus for information on the potential tax consequences of any cash dividends declared.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on the receipt of funds our Hong Kong subsidiary, Hongkong Semidux. Hongkong Semidux will rely on payments made from Shenzhen Semimeta, which will in turn rely on payments made from Shenzhen Semidux. Shenzhen Semidux will rely on its operating profit and payments from Delos HK, Maijie Shenzhen, and Shenzhen Silicon as dividends.

Current PRC regulations permit Shenzhen Semimeta, to pay dividends to Hongkong Semidux only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Shenzhen Semimeta is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, SAFE Circular 3 issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if our PRC subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or the PRC subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Hongkong Semidux may be considered a non-resident enterprise for tax purposes, so that any dividends Shenzhen Semimeta pays to Hongkong Semidux may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration—Enterprise Taxation in Mainland China.”

In order for us to pay dividends to our shareholders, we will rely on payments from our Hong Kong subsidiary, Hongkong Semidux, as dividends. Hongkong Semidux will rely on payments made from Shenzhen Semimeta, which will in turn rely on payments made from Shenzhen Semidux. Shenzhen Semidux will rely on its operating profit and payments from Delos HK, Maijie Shenzhen, and Shenzhen Silicon as dividends. If the PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Pursuant to the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by Shenzhen Semimeta to its immediate holding company, Hongkong Semidux. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hongkong Semidux intends to apply for the tax resident certificate if and when Shenzhen Semimeta plans to declare and pay dividends to Hongkong Semidux. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC subsidiaries, and dividends payable by the PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of $[●] per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us and assuming no exercise of the underwriters exercise their over-allotment option.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	As-adjusted(1)
	$	$
Stockholders’ Equity:
Ordinary shares, ($0.01 par value, 5,000,000 Ordinary Shares authorized, 1,000,000 Ordinary Shares issued and outstanding)	$10,000	$
Additional paid-in capital(2)	$7,825,776	$
Statutory Reserve	$123,898
Retained earnings	$4,688,333	$
Accumulated other comprehensive loss	$(558,863)	$
Total Shareholders’ Equity	$12,089,144	$
Total Capitalization	$12,089,144	$

(1)	The as-adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $[●] per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. The as-adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $[●].

A $1.00 increase (decrease) in the assumed initial public offering price of $[●] per Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $[●] million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of March 31, 2025, was $[●], or $[●] per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

After giving effect to our sale of [●] Ordinary Shares offered in this offering based on the initial public offering price of $[●] per Ordinary Share after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as-adjusted net tangible book value as of March 31, 2025, would have been $[●], or $[●] per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $[●] per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $[●] per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as-adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Post-Offering
Assumed Initial public offering price per Ordinary Share	$
Net tangible book value per Ordinary Share as of March 31, 2025	$
As-adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$
As-adjusted net tangible book value per Ordinary Share immediately after this offering	$
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$

The following tables summarize, on an as-adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased			Total consideration			Average price per Ordinary
Over-allotment option not exercised	Number	Percent		Amount	Percent		Share
($ in thousands)
Existing shareholders			%	$		%	$
New investors			%	$		%	$
Total			%	$		%	$

The as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Semidux Cayman was incorporated on January 25, 2022, as an exempted company with limited liability in the Cayman Islands. On February 11, 2022, Semidux BVI was incorporated in the British Virgin Islands as a business company with limited liability, which is a wholly owned subsidiary of Semidux Cayman.

On February 23, 2022, we incorporated Waystar Group Limited (“Waystar BVI”) in the British Virgin Islands, which was a wholly owned subsidiary of Semidux Cayman. On March 10, 2022, Waystar BVI incorporated Cloudmax PTE, LTD (“Cloudmax”) in Singapore, which was a wholly owned subsidiary of Waystar BVI.

On February 28, 2022 and March 7, 2022, we incorporated Hongkong Semidux and Hongkong Waystar Limited (“Hongkong Waystar”), respectively, in Hong Kong as wholly owned subsidiaries of Semidux BVI.

On March 28, 2022, we incorporated Shenzhen Semimeta, a PRC limited liability company wholly owned by Hongkong Semidux.

Shenzhen Semidux was established on August 22, 2019 as a limited liability company organized under the laws of the PRC. On May 23, 2022, Shenzhen Semimeta acquired 100% of the equity interests in Shenzhen Semidux from its former shareholders. We conduct our operations in the PRC through the Operating Entity. Shenzhen Semidux established three branch offices, including Shenzhen Semidux Technologies Limited (Nanshan) on December 7, 2021, Shenzhen Semidux Technologies Limited (Suzhou) on July 5, 2023, and Shenzhen Semidux Technologies Limited (Shanghai) on July 24, 2023.

On December 5, 2022, Delos HK was incorporated in Hong Kong as a wholly owned subsidiary of Shenzhen Semidux. As a result of the incorporation of Delos HK, we had no further need for Waystar BVI or Hongkong Waystar as operating entities.

On March 20, 2023, Semidux Cayman transferred its 100% equity interests in Waystar BVI to Futuristic Bells Holdings Limited (“Futuristic Bells”). As a result, Cloudmax also ceased to be an indirect wholly owned subsidiary of Semidux Cayman on March 20, 2023. As Waystar BVI had no actual investment during its establishment, the consideration Futuristic Bells Holdings Limited paid was $0. There was no gain or loss recorded as a result of the transfer, the consolidated balance sheets were not affected, and future operations will remain consistent. Futuristic Bells is owned by Mr. Jingbo Cao. Mr. Cao also owns another company named JWKJ Technologies LLC (“JWKJ”), which is a supplier for a project in Missouri, United States, for us. Mr. Cao showed an interest in expanding his business ventures in Hong Kong and thus expressed willingness to acquire Waystar BVI.

On March 22, 2023, after transferring all assets, liabilities, customers, and suppliers from Hongkong Waystar to Delos HK, Semidux Cayman transferred its 100% equity interests in Hongkong Waystar to Futuristic Bells. As Hongkong Waystar’s net asset value was $0 as of March 22, 2023, the consideration paid by Futuristic Bells was also $0. There was no gain or loss recorded as a result of the transfer. The consolidated balance sheets were not affected, and future operations will remain consistent, as all assets, liabilities, customers, and suppliers of Hongkong Waystar were transferred to Delos HK. Delos HK will now take over the responsibilities of operating, managing customers, and exploring the market. Mr. Cao acquired Hongkong Waystar for the same reason he acquired Waystar BVI.

On June 19, 2023, UniCloud Inc. was incorporated under the laws of the State of Missouri. Delos HK holds 100% of the equity interests in UniCloud Inc.

On July 3, 2023, Cloudtech Innovations Pte. Ltd. was incorporated under the laws of Singapore. Delos HK holds 100% of the equity interests in Cloudtech Innovations Pte. Ltd.

On February 27, 2024, Maijie Shenzhen was incorporated under the laws of the PRC. Semidux Shenzhen holds 100% of the equity interests in Maijie Shenzhen.

On August 26, 2024, Shenzhen Silicon was incorporated under the laws of the PRC. Semidux Shenzhen holds 100% of the equity interests in Shenzhen Silicon.

On August 20, 2025, Sichuan Senqi was incorporated under the laws of the PRC. Semidux Shenzhen holds 100% of the equity interests in Sichuan Senqi. As of the date of this prospectus, Sichuan Senqi has not started its operations.

Consequently, Semidux Cayman became the ultimate holding company of all other entities mentioned above.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

Notes: all percentages reflect the equity interests held by each of our shareholders.

(1)	Represents 301,361 Ordinary Shares indirectly held by Wencan Wang, the 100% beneficial owner of Renekton Holding Limited, as of the date of this prospectus.
(2)	Represents 138,652 Ordinary Shares indirectly held by Zhiwen Shen, the 100% beneficial owner of Aixpower Holding Limited, as of the date of this prospectus.
(3)	Represents 64,578 Ordinary Shares indirectly held by Zhe Sun, the 100% beneficial owner of Mefis Holding Limited, as of the date of this prospectus.
(4)	Represents 50,226 Ordinary Shares indirectly held by Peifeng Kang, the 100% beneficial owner of Lucky House Holding Limited, as of the date of this prospectus.
(5)	Represents an aggregate of 445,183 Ordinary Shares held by 15 shareholders, each one of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operation of our own, we conduct our operations through the Operating Entity in China.

The Operating Entity is a provider of products and services related to computing power. The Operating Entity’s offerings encompass chips, customized servers and cloud gaming terminals, as well as computing resource optimization software, technical and maintenance services, and server rentals. See “Business—Products and Services.”

The Operating Entity’s vision from inception has been to provide products covering the entire value chain of computing power industry, which includes upstream chips, midstream customized servers, and downstream cloud gaming terminals. Initially, the Operating Entity focused on customized servers due to limited funding, but as it obtained more funding, the Operating Entity has expanded its product line to include both upstream chips and downstream cloud gaming terminals.

The Operating Entity has developed its own optimization software, including the MAIJIE System, a system for operation, maintenance, and remote monitoring of servers, and the MAIJIE OS System, a system to integrate and configure operating environments for different application scenarios as needed by customers. See “Business—Products and Services—Optimization Software.”

The Operating Entity’s strong commitment to advanced research and development enables it to continuously innovate and create customized computing power chips with high performance and power ratio at reasonable cost. The Operating Entity completed the tape-out of the Fan Xing 1.0 chip in February 2023. The Operating Entity will continue to devote significant resources to establishing diversified and sustainable profit models for various application scenarios, such as high-end cloud gaming, GPU rendering, cloud desktops, cloud workstations, and cloud supercomputing, in order to enhance the Operating Entity’s competitiveness within the industry.

Our total revenue decreased from $21.8 million for the fiscal year ended March 31, 2024 to $19.0 million for the fiscal year ended March 31, 2025. We recognized net income of $1.4 million for the fiscal year ended March 31, 2024, and net income of $1.0 million for the fiscal year ended March 31, 2025. Although the financial data shows a short-term decline, we received new orders for different types of chips, increased the average unit price of servers, and optimized the sales model of cloud gaming terminals.

Key Factors Affecting Our Results of Operations

In addition to the general factors affecting the Chinese and global economy and our industry, our results of operations and financial condition are affected by numerous factors, including those set out below:

Competition from Established Competitors and New Market Entrants

The Operating Entity’s products face competition from established competitors, often with substantially more resources or larger economies of scale, producing products that are competitive with its products. Also, many of these competitors have substantial financial resources and high sales volume, which enables these competitors to produce and sell hardware and software solutions at a relatively lower price. The entrance of or additional allocation of resources by one of these competitors into the products and services that directly compete with the Operating Entity’s products could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses, or the loss of market share or expected market share.

Limited Operating History and Resources

Our limited operating history and resources restricted us from introducing a larger range of products and services to our customers. Investing in and researching new products may stretch our resources, constrain our operations, and negatively affect our financial conditions. Our limited resources could limit our ability to reverse our operating losses, increase sales, and improve our operating results.

Results of Operations for the Fiscal Years Ended March 31, 2025 and 2024

The following table summarizes our results of operations for the fiscal years ended March 31, 2025 and 2024, respectively, and provides information regarding the dollar and percentage increase or decrease during such periods:

	For the fiscal years ended March 31,
	2025	2024	Variance	%
Revenue
Revenue-third parties	$18,278,638	$20,647,563	$(2,368,925)	(11.5)%
Revenue-related party	746,397	1,133,260	(386,863)	(34.1)%
Total revenue	19,025,035	21,780,823	(2,755,788)	(12.7)%
Cost of revenue
Cost of revenue-third parties	(13,843,403)	(16,220,809)	2,377,406	(14.7)%
Cost of revenue-related party	(691,156)	(1,027,126)	335,970	(32.7)%
Total cost of revenue	(14,534,559)	(17,247,935)	2,713,376	(15.7)%
Gross profit	4,490,476	4,532,888	(42,412)	(0.9)%
Operating expenses:
Selling expenses	(317,327)	(381,108)	63,781	(16.7)%
General and administrative expenses	(2,562,442)	(2,230,089)	(332,353)	14.9%
Research and development expenses	(395,600)	(435,178)	39,578	(9.1)%
Exchange gains	-	115,641	(115,641)	(100.0)%
Total operating expenses	(3,275,369)	(2,930,734)	(344,635)	11.8%
Income from operations	1,215,107	1,602,154	(387,047)	(24.2)%
Other expenses:
Government grant	46,308	136,312	(90,004)	(66.0)%
Other income	110,002	73,854	36,148	48.9%
Share of net loss from equity investees	-	(209,495)	209,495	(100.0)%
Interest income	1,107	1,589	(482)	(30.3)%
Interest expenses	(142,804)	(61,586)	(81,218)	131.9%
Total other income (expenses), net	14,613	(59,326)	73,939	(124.6)%
Income before income tax	1,229,720	1,542,828	(313,108)	(20.3)%
Income tax expenses	(273,222)	(185,338)	(87,884)	47.4%
Net income	$956,498	$1,357,490	$(400,992)	(29.5)%

Revenue

Our revenue is generated from the major product and service categories: products, software, services, and lease arrangements as lessor.

The following table sets forth the breakdown of our revenue for the fiscal years ended March 31, 2025 and 2024, respectively:

	For the fiscal years ended March 31,
	2025	%	2024	%	Variance	%
Products	$14,721,756	77.4%	$17,617,496	80.9%	$(2,895,740)	(16.4)%
Software	219,084	1.1%	1,003,807	4.6%	(784,723)	(78.2)%
Services	4,010,738	21.1%	3,070,379	14.1%	940,359	30.6%
Lease arrangements as lessor	73,457	0.4%	89,141	0.4%	(15,684)	(17.6)%
Total	$19,025,035	100.0%	$21,780,823	100.0%	$(2,755,788)	(12.7)%

	For the fiscal years ended March 31,
	2025	%	2024	%	Amount	%
Revenue-third parties	$18,278,638	96.1%	$20,647,563	94.8%	$(2,368,925)	(11.5)%
Revenue-related party	746,397	3.9%	1,133,260	5.2%	(386,863)	(34.1)%
Total	$19,025,035	100.0%	$21,780,823	100.0%	$(2,755,788)	(12.7)%

Revenue from sales of products decreased by $2.9 million, or 16.4%, to $14.7 million for the fiscal year ended March 31, 2025 from $17.6 million for the fiscal year ended March 31, 2024. The decrease was primarily attributable to the decline in sales of cloud gaming terminals and chips. Specifically, the revenue from cloud gaming terminals and chip sales dropped from $0.5 million and $9 million in fiscal year ended March 31, 2024 to $0.01 million and $3.2 million in fiscal year ended March 31, 2025, respectively. The cloud gaming terminal revenue decreased because since April 2024, we have optimized our business model, shifting from selling the terminals to leasing them to promote the products. We replaced one-time sales contracts with three-year lease contracts, reducing the customer’s entry threshold while ensuring we have stable and long-term income. At the end of the three-year contract period, we will hold the batch of equipment worth $110,000 at zero cost, providing an opportunity to continue the next round of leasing business. The chip revenue declined because the first batch of Fan Xing 1.0 chips sold in the fiscal year ended March 31, 2024 was still in the customer application testing stage. Once the Fan Xing 1.0 chips meet the customer’s requirements, subsequent orders will follow. To cope with the long-cycle nature of the chip business, we have continuously developed new chip businesses and successfully obtained an order of $3.2 million for Fan Xing 2.0 chips in fiscal year ended March 31, 2025. On the other hand, the growth in server sales offset part of the impact. Server revenue increased from $8.1 million in fiscal year ended March 31, 2024 to $11.5 million in fiscal year ended March 31, 2025, an increase of $3.4 million. The growth in sales was mainly due to the increase in average unit price from $4,778 per unit in the fiscal year ended March 31, 2024 to $5,792 per unit in the fiscal year ended March 31, 2025. This growth was mainly attributed to our continuous investment in research and development, continuous technological updates and iterations, and the introduction of more advanced server products to customers.

In the fiscal year ending March 31, 2025, software licensing revenue declined from $1 million in the fiscal year ended March 31, 2024, to $0.2 million in the fiscal year ended March 31, 2025. This decline was mainly due to the upgrade and iteration of server products, which reduced the cost requirements for the accompanying software and resulted in lower average selling price per software. Although the average selling price per software unit dropped from $480 in the fiscal year ended March 31, 2024 to $163 in the fiscal year ended March 31, 2025, a decrease of $317, the price of each server increased from $4,778 in the fiscal year ended March 31, 2024 to $5,792 in the fiscal year ended March 31, 2025, an increase of $1,014. After offsetting the reduction of $317 in the software cost, the average total selling price of each server plus the accompanying software increased by $697 per set. The growth rate reached 13.35%, demonstrating strong market competitiveness.

Revenue from services consists of technical services provided by servers, technical services provided by systems and software, maintenance services for servers, computing power services, and chip design services in the fiscal year ended March 31, 2025. Revenue from these services increased by $0.9 million, or 30.6%, to $4.0 million for the fiscal year ended March 31, 2025, from $3.1 million for the fiscal year ended March 31, 2024. The increase was primarily driven by technical services provided by systems and software, maintenance services for servers, and computing power services. Technical services provided by systems and software increased by $1.0 million to $1.0 million in revenue for the fiscal year ended March 31, 2025. Revenue from maintenance services for servers increased by $0.5 million because our subsidiary, UniCloud Inc., started operations and generated revenue from June 2024. Computing power services increased by $0.2 million to $1.2 million in revenue for the fiscal year ended March 31, 2025, primarily due to the increase in the number of customers. In addition, the increase was offset by decrease in the revenue from chip design services by $0.7 million to $1.4 million for the fiscal year ended March 31, 2025, from $2.1 million for the fiscal year ended March 31, 2024. The decrease was mainly because our wafers were still in the sample test stage and we have sold chips that were in the sample test stage. The revenue from chip design services involved has yet to be recognized, which will be recognized after the subsequent performance of our wafers meets the requirements.

The rental income from cloud gaming terminals as a lessor was $73,457 in the fiscal year ended March 31, 2025. This figure decreased by $15,684 from $89,141 in the fiscal year ended March 31, 2024. The reason for this decrease was the fulfillment of three-year lease agreements with customers, which stipulated that the rent would decrease year by year, rather than a decrease in the number of customers or orders.

For the fiscal years ended March 31, 2025 and 2024, the Company generated revenue from related parties in the amount of $0.7 million and $1.1 million, respectively. During the fiscal year ended March 31, 2025, the revenue from related parties was mainly generated from Zhongda Tongchuang by renting cloud gaming terminals and providing technical services, in the amount of $0.07 million, and $0.7 million, respectively. During the fiscal year ended March 31, 2024, the revenue from related parties was mainly generated from Zhongda Tongchuang by selling cloud gaming terminals, renting cloud gaming terminals, and providing technical services, in the amount of $0.5 million, $0.1 million, and $0.5 million, respectively. The proportion of the revenue generated from related parties to total revenue was approximately 3.9% and 5.2% for the fiscal years ended March 31, 2025 and 2024, respectively.

Cost of revenue

The following table sets forth the breakdown of our cost of revenue for the fiscal years ended March 31, 2025 and 2024, respectively:

	For the fiscal years ended March 31,
	2025	%	2024	%	Variance	%
Products	$12,429,465	85.5%	$14,888,196	86.3%	$(2,458,731)	(16.5)%
Software	59,581	0.4%	557,032	3.2%	(497,451)	(89.3)%
Services	1,983,026	13.7%	1,709,447	9.9%	273,579	16.0%
Lease arrangements as lessor	62,487	0.4%	93,260	0.6%	(30,773)	(33.0)%
Total	$14,534,559	100.0%	$17,247,935	100.0%	$(2,713,376)	(15.7)%

	For the fiscal years ended March 31,
	2025	%	2024	%	Amount	%
Cost of revenue-third parties	$13,843,403	95.2%	$16,220,809	94.0%	$(2,377,406)	(14.7)%
Cost of revenue-related party	691,156	4.8%	1,027,126	6.0%	(335,970)	(32.7)%
Total	$14,534,559	100.0%	$17,247,935	100.0%	$(2,713,376)	(15.7)%

Cost of revenue of products decreased by $2.5 million, or 16.5%, to $12.4 million for the fiscal year ended March 31, 2025 from $14.9 million for the fiscal year ended March 31, 2024. The decrease was primarily due to the decrease in revenue and also due to the cost of revenue of chips and cloud gaming terminals decreased from $8.6 million and $0.4 million in fiscal year ended March 31, 2024 to $2.94 million and $0.1 million in the fiscal year ended March 31, 2025, respectively. The cost of revenue from chips decreased mainly because our wafers are still in the sample testing stage and have not been delivered yet. The sales volume of chips in the fiscal year 2025 was 7 units, compared to 998 units in the fiscal year ended March 31, 2024. The cost of revenue of customized servers increased from $5.9 million in the fiscal year ended March 31, 2024 to $9.44 million in the fiscal year ended March 31, 2025, an increase of 60% ($3.54 million). The increase in cost of revenue was due to the launch of more high-end customized servers in the fiscal year ended March 31, 2025, which have higher cost of revenue.

Cost of revenue of software decreased by $0.5 million, or 89.3%, to $0.06 million for the fiscal year ended March 31, 2025 from $0.6 million for the fiscal year ended March 31, 2024. The decrease was primarily due to the decrease in revenue. The cost of revenue of software was mainly comprised of amortization costs of software. The costs of software continued to be amortized on a straight line basis in fiscal year ended March 31, 2025.

Cost of revenue of services increased by $0.2 million, or 16.0%, to $2.0 million for the fiscal year ended March 31, 2025 from $1.7 million for last year. The increase was primarily due to the increase in the cost of providing technical services for systems and software, which was consistent with the increase in revenue generated from technical services for systems and software.

Cost of revenue from lease arrangements as lessor decreased by $30,773, or 33.0%, to $0.06 million for the fiscal year ended March 31, 2025 from $0.1 million for the fiscal year ended March 31, 2024. The decrease in the cost of revenue was partially due to an increase in the exchange rate of the USD against the RMB.

For the fiscal years ended March 31, 2025 and 2024, the cost of revenue used for related parties was $0.7 million and $1.0 million, respectively. During the fiscal year ended March 31, 2025, the cost of revenue was mainly generated from Zhongda Tongchuang by renting cloud gaming terminals and providing technical services, in the amount of $0.06 million and $0.6 million, respectively. During the fiscal year ended March 31, 2024, the cost of revenue was mainly generated from Zhongda Tongchuang by selling cloud gaming terminals, renting cloud gaming terminals, and providing technical services, in the amount of $0.4 million, $0.08 million, and $0.5 million, respectively. The proportion of the cost of revenue generated from such related party to total cost of revenue was approximately 4.8% and 6.0% for the fiscal years ended March 31, 2025 and 2024, respectively.

Gross profit

The following table sets forth the breakdown of the gross profit for the fiscal years ended March 31, 2025 and 2024, respectively:

	For the fiscal years ended March 31,
	2025	%	2024	%	Variance	%
Products	$2,292,291	51.0%	$2,729,300	60.2%	$(437,009)	(16.0)%
Software	159,503	3.6%	446,775	9.9%	(287,272)	(64.3)%
Services	2,027,712	45.2%	1,360,932	30.0%	666,780	49.0%
Lease arrangements as lessor	10,970	0.2%	(4,119)	(0.1)%	15,089	(366.3)%
Total	$4,490,476	100.0%	$4,532,888	100.0%	$(42,412)	(0.9)%

Overall gross profit decreased by $42,412, or 0.9%, to $4.5 million for the fiscal year ended March 31, 2025, from $4.5 million for the fiscal year ended March 31, 2024. Gross profit from sales of products decreased by $0.4 million, or 16.0%, to $2.3 million for the fiscal year ended March 31, 2025, from $2.7 million for the fiscal year ended March 31, 2024. Gross profit from software licensing decreased by $0.3 million, or 64.3%, to $0.2 million for the fiscal year ended March 31, 2025, from $0.4 million for the fiscal year ended March 31, 2024. Gross profit from services increased by $0.7 million, or 49.0%, resulting in a gross profit of $2.0 million for the fiscal year ended March 31, 2025, compared to a gross loss of $1.4 million for the fiscal year ended March 31, 2024, as the Company continued to expand the scale of the chip design service business, which has a high gross profit. Gross profit from lease arrangements as lessor increased by $15,089, or 366.3%, to a gross profit of $10,970 for the fiscal year ended March 31, 2025, from a gross loss of $4,119 for the fiscal year ended March 31, 2024.

Overall gross margin increased by 2.8% points to 23.6% for the fiscal year ended March 31, 2025, from 20.8% for the fiscal year ended March 31, 2024. The increase in overall gross margin was caused by the increase of the gross margin for services from 44.3% for the fiscal year ended March 31, 2024, to 45.2% for the fiscal year ended March 31, 2025, due to the increase in technical services provided by systems and software, maintenance services for servers, and computing power services discussed above.

Selling expenses

Selling expenses decreased by $63,781, or 16.7%, to $0.3 million for the fiscal year ended March 31, 2025, from $0.4 million for the fiscal year ended March 31, 2024. This decrease was primarily attributable to (i) a decrease in payroll by $0.03 million, primarily due to a decrease in the number of staff for after-sales maintenance; and (ii) a decrease of $0.03 million in travel expenses incurred by the sales and marketing staff, due to the decrease in business.

General and administrative expenses

General and administrative expenses increased by $0.3 million, or 14.9%, to $2.5 million for the fiscal year ended March 31, 2025, from $2.2 million for the fiscal year ended March 31, 2024. The increase was mainly attributable to (i) an increase in general and administrative expenses by $0.2 million, primarily because our subsidiaries, Maijie Shenzhen, Shenzhen Silicon, Semidux Shenzhen Shanghai Branch, and Semidux Shenzhen Suzhou Branch started operations and generated revenue from February 2024, August 2024, July 2023, and July 2023, respectively; and (ii) an increase of $0.1 million in intangible assets amortization expenses due to the decrease in revenue from software.

R&D expenses

R&D expenses decreased by $39,578, or 9.1%, to $0.4 million for the fiscal year ended March 31, 2025, from $0.4 million for the fiscal year ended March 31, 2024. Spending on R&D is mainly recorded in R&D expenses and intangible assets. During the fiscal year ended March 31, 2025, the Company’s R&D spending was primarily consisted of the investment in R&D for some projects, such as new energy vehicle model algorithm, network card development based on remote direct memory access technology, and Mini LED panel technology, resulting in R&D expenses of $0.2 million and intangible assets of $1.1 million. During the fiscal year ended March 31, 2024, the increase in R&D expenses was primarily due to the Company signing an intellectual property technical support service agreement with a third party for $0.5 million. The R&D expenses were $0.4 million, while the R&D spending that was capitalized was $0.92 million for the fiscal year ended March 31, 2024.

Exchange gain

Exchange gain decreased by $0.1 million, or 100.0%, to nil for the fiscal year ended March 31, 2025, from $0.1 million for the fiscal year ended March 31, 2024. The decrease was mainly because the Operating Entity reduced export sales and transferred the export sales to Delos HK.

Government grant

Government grant decreased by $0.1 million, or 66.0%, to $46,308 for the fiscal year ended March 31, 2025, from $0.1 million for the fiscal year ended March 31, 2024. Government grant received in 2024 were related to value-added tax refund upon collection.

Share of net loss from equity investees

The share of net loss from equity investees decreased by $0.2 million, or 100.0%, to nil for the fiscal year ended March 31, 2025, from $0.2 million for the fiscal year ended March 31, 2024. The Company’s long-term investments are recorded as equity method investments. Using this method, the Company first records its investment at cost and then recognizes its proportionate share of each equity investee’s net income or loss after the date of investment. This is reflected in the net loss, leading to corresponding adjustments to the carrying amount of the investment.

Interest expenses

Interest expenses increased by $0.08 million, or 131.9%, to $0.1 million for the fiscal year ended March 31, 2025, from $0.06 million for the fiscal year ended March 31, 2024, because we secured a $1.4 million bank loan in May 2024 with an interest rate of 4.5% per annum, $0.7 million bank loans in August 2024 with an interest rate of 4.1% per annum, $1.9 million bank loans in December 2024 with the interest rates ranging from 3.1% to 3.65% per annum, $1.3 million bank loans in January 2025 with the interest rates ranging from 3.4% to 4.2% per annum, and $0.7 million bank loans in February 2025 with the interest rates ranging from 3.0% to 4.2% per annum.

Income tax expenses

For the fiscal years ended March 31, 2025 and 2024, the Company’s income tax expenses were $0.3 million and $0.2 million, respectively. For fiscal years ended March 31, 2025 and 2024, the Company had taxable income of $1.5 million and $1.2 million, resulting in a corporate income tax of $0.3 million and $0.2 million, respectively.

Net income

As a result of the factors described above, we had net income of $1.0 million and $1.4 million for the fiscal years ended March 31, 2025 and 2024, respectively.

Liquidity and Capital Resources

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. As of the date of this prospectus, our PRC subsidiaries have set aside 10% of the accumulated profits as statutory reserves. Our PRC subsidiaries may also allocate a portion of their after-tax profits based on PRC rules and regulations to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Our PRC subsidiaries have not made any allocations for employee welfare and bonus funds. As of the date of this prospectus, the total amount of accumulated profits that can be used to pay dividends is $4.7 million, after the statutory reserve set-asides.

Our principal sources of liquidity have been cash generated from our operations, contributions from our shareholders, and loans from banks and third parties. In August 2024, October 2024, December 2024, January 2025, February 2025, and May 2025, we entered into several bank loan agreements and obtained the loans in the total amount of $4.9 million with the interest rate ranging from 3.0% to 4.2%. As of March 31, 2025 and 2024, we had $1,122,745 and $731,652 in cash, respectively. As of March 31, 2025 and 2024, we also had $9,057,588 and $4,504,279 of accounts receivable, respectively. Therefore, we believe that our current cash together with accounts receivable that will be collected from customers, as well as cash generated from future operating activities, will be sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next 12 months from the date of the issuance of the consolidated financial statements.

During the fiscal year ended March 31, 2025, our revenue decreased by $2.8 million, or 12.7%, to $19.0 million, and our balance of accounts receivable increased by $4.6 million, or 101.1%, to $9.1 million as of March 31, 2025. The days sales outstanding increased from 44 days as of March 31, 2024, to 130 days as of March 31, 2025, mainly because the revenue of Delos HK increased by $3.2 million, or 127.0%, and the balance of accounts receivable of Delos HK increased by $2.1 million, or 189.9% as of March 31, 2025. The credit terms for Delos HK’s customers are 360 days, higher than the 180-day credit terms for other entities, resulting in the increase in the days sales outstanding as of March 31, 2025. As of March 31, 2025, four customers accounted for approximately 58.4% of our total accounts receivable. This indicates a heightened risk of further payment delays or defaults on the remaining outstanding amount. Delays in payments beyond the agreed credit terms could strain our cash flow, and a potential deterioration in the customer’s financial condition might lead to challenges in collecting outstanding receivables, thereby increasing the risk of bad debt losses. Therefore, we will closely monitor the accounts receivable status and maintain proactive communication with the customers to mitigate these risks. As of the date of this prospectus, we have collected 28.6% of accounts receivable of these four customers.

To manage and improve our days sales outstanding, we will conduct periodic credit reviews for large clients, assessing their financial stability, payment history, and strategic value. Credit limits will be adjusted dynamically to reflect their risk profile and prevailing market conditions. We believe that these measures will help us maintain a healthy balance between fostering strong customer relationships and ensuring efficient cash flow and receivables management.

Further, although instruments governing the current debts incurred by our PRC subsidiaries do not have restrictions on their abilities to pay dividends or make other payments to us, the lender may impose such restrictions in the future. As a result, our ability to distribute dividends largely depends on earnings from our PRC subsidiaries and their ability to pay dividends out of those earnings. Management believes that our current cash, cash flows provided by operating activities, and access to loans will be sufficient to meet our working capital needs for at least the next 12 months. We intend to continue to carefully execute our growth plans and manage market risk.

Indebtedness

As of March 31, 2025, we had a short-term bank loan of $6.3 million. As of March 31, 2024, we had a short-term bank loan of $1.7 million. Besides these loans, we did not have any debts, finance leases, purchase commitments, guarantees, or other material contingent liabilities.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such an entity. Moreover, we do not have any variable interest in an unconsolidated entity to which we provide financing, liquidity, market risk, or credit support, or that engages in hedging or research and development services with us.

Capital Resources

The primary drivers and material factors impacting our liquidity and capital resources include our ability to generate sufficient cash flows from our operations and renew commercial bank loans, as well as proceeds from equity and debt financing, to ensure our future growth and expansion plans. Based on our accounts receivable collection experience, despite potential uncertainties in the market environment, our customers have maintained a good payment record. Considering the credit status and historical payment behavior of our customers, we expect future collections to continue the positive trend. As of the date of this prospectus, we have collected 34.8% and 98.7% of our accounts receivable balance that was outstanding as of March 31, 2025 and 2024, respectively. This positive collection performance further strengthens our confidence in the customers' ability to pay. We will continue to monitor the age of our accounts receivable and adjust our collection strategies according to the specific conditions of the market and our customers.

Working Capital

Total working capital as of March 31, 2025 decreased to $2.2 million, compared to $3.3 million as of March 31, 2024. The decrease in working capital was mainly caused by an increase in accounts receivable and advances to suppliers, offset by an increase in short-term bank loans and accounts payable.

Total working capital as of March 31, 2024 decreased to $3.3 million, compared to $3.5 million as of March 31, 2023. The increase in working capital was mainly caused by an increase in accounts receivable and a decrease in advances from customers.

Capital Needs

Our capital needs include our daily working capital needs and capital needs to finance the expansion of our business. With the income generated from our current operations, our effective collection procedures of accounts receivable, and our loans from banks, our management believes that we have sufficient funds to meet our long-term requirements and do not rely on the proceeds of this offering to finance our operations for the next 12 months, as well as the minimum dollar amount of funding required to remain in business for at least the next 12 months. Nonetheless, we may also raise additional capital through public offerings or private placements to finance our business development and to consummate any merger or acquisition, if necessary, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target and do not have any agreements for acquisitions or investments as of the date of this prospectus.

Cash flows

For the Fiscal Years Ended March 31, 2025 and 2024

The following table sets forth a summary of our cash flows for the fiscal years ended March 31, 2025 and 2024, respectively.

	For the fiscal years ended March 31,
	2025	2024
Net cash used in operating activities	$(1,529,407)	$(941,597)
Net cash used in investing activities	(3,765,465)	(625,010)
Net cash provided by financing activities	5,710,365	531,753
Effect of exchange rate changes on cash held in foreign currencies	(24,400)	(114,630)
Net increase (decrease) in cash	391,093	(1,149,484)
Cash at beginning of the year	731,652	1,881,136
Cash at end of the year	$1,122,745	$731,652

Operating activities

Net cash used in operating activities was $1.5 million for the fiscal year ended March 31, 2025, which mainly consisted of (i) net income of $1.0 million; (ii) an increase in accounts receivable of $4.7 million; and (iii) an increase in advances to suppliers, net of $2.0 million. The increase in cash in operating activities was partially offset by (i) an increase in accounts payable of $1.9 million due to additional purchase of inventory for Delos HK from two new suppliers, and (ii) an increase in advances from customers of $1.0 million.

Net cash used in operating activities was $0.9 million for the fiscal year ended March 31, 2024, which mainly consisted of (i) net income of $1.4 million; (ii) a decrease in inventory of $1.2 million due to fulfilment of sales orders from customers; and (iii) a decrease in due from related parties of $0.8 million due to collections. The increase in cash in operating activities was partially offset by (i) an increase in accounts receivable of $3.7 million and (ii) a decrease in advance from customers of $2.0 million.

Investing activities

Net cash used in investing activities was $3.8 million for the fiscal year ended March 31, 2025, which mainly consisted of (i) purchase of $2.7 million in property and equipment, and (ii) spending of $1.1 million on intangible assets.

Net cash used in investing activities was $4.8 million for the fiscal year ended March 31, 2024, which mainly consisted of (i) a purchase of $0.2 million in property and equipment, (ii) spending of $0.9 million on intangible assets, and (iii) sale of $0.4 million in long-term investments.

Financing activities

Net cash provided by financing activities was $5.7 million for the fiscal year ended March 31, 2025, which mainly consisted of proceeds of $7.0 million from short-term bank loans and proceeds of $1.4 million from financing lease liabilities. The cash provided by financing was partially offset by (i) repayment of $0.06 million in financing lease liabilities, (ii) repayment of $2.4 million in short-term bank loans, and (iii) $0.3 million in deferred initial public offering costs.

Net cash provided by financing activities was $0.5 million for the fiscal year ended March 31, 2024, which mainly consisted of proceeds $1.7 million from short-term bank loans. The cash provided by financing was partially offset by i) a repayment of $0.05 million in loans from related parties, (ii) a repayment of $0.3 million in short-term bank loans, and (iii) $0.8 million in deferred initial public offering costs.

Contractual Obligations and Commitments

We have certain potential commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments.

The following table presents the Company’s material contractual obligations as of March 31, 2025, respectively:

					More
		Less than	1-2	3-5	than
Contractual obligations	Total	1 year	years	years	5 years
Short-term bank loans	$6,271,032	$6,271,032	-	-	-
Financing lease obligations	1,474,444	812,270	662,174
Operating lease obligations	342,325	153,154	189,171	-	-
Total	$8,087,801	$7,236,456	$851,345	$	-

As of March 31, 2025, the Company had outstanding loans of $6.3 million (see notes to consolidated financial statements for details).

The following table presents the Company’s material contractual obligations as of March 31, 2024, respectively:

					More
		Less than	1-2	3-5	than
Contractual obligations	Total	1 year	years	years	5 years
Short-term bank loans	$1,661,981	$1,661,981	-	-	-
Operating lease obligations	26,157	23,140	3,017	-	-
Total	$1,688,138	$1,685,121	$3,017	$-	-

As of March 31, 2024, the Company had outstanding loans of $1.7 million (see notes to consolidated financial statements for details).

Intangible Assets

The intangible assets in progress consist of eight projects. The intangible assets in progress were entirely related to internal costs, without any amount of purchased intangible assets.

As of March 31, 2025, the Company incurred $2.0 million for these projects. These projects are in various stages of completion ranging from 40% to 90%, and the Company expects to incur an additional $0.8 million in costs internally for these projects and to complete these projects ranging from April 2025 to March 2026.  From April to December 2025, we completed and commercialized seven projects, with an aggregate cost of $1.7 million, and began amortization since commercialization.

As of March 31, 2024, the Company incurred $1.8 million for these projects. These projects were in various stages of completion ranging from 55% to 90% as of such date. In August 2023, the Company completed and commercialized one project, the aggregated cost of which was $0.4 million, and began amortization since commercialization. In October 2023, the Company completed and commercialized one project, the aggregated cost of which was $0.2 million, and began amortization since commercialization.

Trend Information

There are no known trends or uncertainties that have had or are reasonably likely to have a material impact on our cash flows, liquidity, capital resources, cash requirements, financial position, or results of operations. During the fiscal years ended March 31, 2025 and 2024, inflation did not materially affect our business or the results of our operations.

Critical Accounting Policies and Estimates

Revenue recognition

The Company adopted ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on April 1, 2019 using the modified retrospective approach. Under ASC 606, revenue is recognized when control of promised goods or services is transferred to the Company’s customers in an amount of consideration to which an entity expects to be entitled to in exchange for those goods or services. To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation. VAT that the Company collects concurrent with revenue-producing activities is excluded from revenue.

The Company follows the requirements of Topic 606-10-55-36 through -40, Revenue from Contracts with Customers, Principal Agent Considerations, in determining the gross versus net revenue recognition for performance obligation(s) in the contract with a customer. Revenue recorded with the Company acting in the capacity of a principal is reported on a gross basis equal to the full amount of consideration to which we expect in exchange for the good or service transferred. Revenue recorded with the Company acting in the capacity of an agent is reported on a net basis, exclusive of any consideration provided to the principal party in the transaction.

The principal versus agent evaluation is a matter of judgment that depends on the facts and circumstances of the arrangement and is dependent on whether the Company controls the good or service before it is transferred to the customer or whether we are acting as an agent of a third party. This evaluation is performed separately for each performance obligation identified.

The Company’s revenue is primarily derived from the following sources:

Revenue from sales of products

The Company generates revenue from the sale of customized servers and related accessories, chips, and cloud gaming terminals directly to customers, such as a business or individual engaged in computing power applications, including animation companies and video game companies. The Company enters into contracts with customers as a principal. The contracts contain one single performance obligation with standard quality guarantee, which is transferring the products to their customers in exchange for consideration. The terms of pricing and payment stipulated in the contract are fixed. Usually, the Company requires the individual customers to pay in advance and offers a credit term within six months for business customers it deems creditworthy. The Company recognizes revenue at a point in time when the control of the products has been transferred to customers. The transfer of control is considered complete when products have been accepted and received by customers. In the normal course of business, the Company’s products are sold with no right of return unless the item is defective. The Company generally provides one-year warranty service against defects in materials, workmanship, and performance degradation for its customers.

Revenue from software licensing

The Company generates revenue from software licensing to customers. Software is used to improve the performance of the servers. The Company enters into contracts with customers as a principal. The contracts contain one single performance obligation, which is delivering software licenses to their customers in exchange for consideration. The contracts do not have an installment service promise as the installment service is not critical to the customers, who can install the software by themselves. The terms of pricing and payment stipulated in the contract are fixed. Usually, the Company requires the individual customers to pay in advance and offers a payment term within six months for business customers it deems creditworthy. The Company recognizes revenue at a point in time when the control of the software has been transferred to customers. The transfer of control is considered complete when software has been received by customers. In the normal course of business, the Company’s products are sold with no right of return.

Revenue from services

Revenue from services is from technical services provided by servers, technical services provided by systems and software, maintenance services for servers, computing power services provided by servers, and chip design services. The Company generates revenue from providing services under separate contracts to customers as a principal. The terms of pricing stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers. Revenue is recognized on a straight-line basis over the service period as earned.

Revenue from lease arrangements as lessor (ASC 842, lease)

The Company leases its servers and supporting software to individuals and companies in the fields of design and rendering, film and video production, and cloud game development.

Warranty cost

The Company generally sells its customized servers and related accessories with a one-year warranty for defects in materials, workmanship, and performance degradation. The Company establishes warranty reserves to cover potential liabilities that could arise under these warranties. Due to limited warranty claims to date, the Company accrues the estimated costs of warranties based on estimates of failure rates from the Company’s quality review and other assumptions that the Company believes to be reasonable under the circumstances. Actual warranty costs are accumulated and charged against the accrued warranty liability. To the extent that accrual for warranty costs differs from the estimates, the Company will prospectively revise its accrual rate. The Company currently records a 0.5% warranty provision against the revenue for sales of its customized servers and related accessories. Warranty expenses are recorded as a component of costs of revenue in the consolidated statements of operations.

Long-term investments

The Company invests from time to time in equity securities of private companies. If the Company determines that the Company has control over these companies, the Company includes them in the consolidated financial statements. If the Company determines that the Company does not have control over these companies, the Company then determines if the Company has an ability to exercise significant influence via voting interests, board representation or other business relationships.

The Company accounts for the investments where the Company exercises significant influence using either an equity method of accounting or at fair value by electing the fair value option under Accounting Standards Codification ("ASC") Topic 825, Financial Instruments. If the fair value option is applied to an investment that would otherwise be accounted for under the equity method, the Company applies it to all its financial interests in the same entity (equity and debt, including guarantees) that are eligible items. All gains and losses from fair value changes, unrealized and realized, are presented as changes in fair values of equity and long-term investments, net on the consolidated statements of income.

If the Company concludes that it does not have an ability to exercise significant influence over an investee, the Company may elect to account for the security without a readily determinable fair value using the measurement alternative under ASC Topic 312, Investments - Equity Securities. This measurement alternative allows the Company to measure the equity investment at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company’s long-term investments are equity method investments. Investee companies over which the Company has the ability to exercise significant influence but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered to exist when the Company has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights, and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method, the Company initially records its investment at cost and subsequently recognizes the Company’s proportionate share of each equity investee’s net income or loss after the date of investment into net loss and accordingly adjusts the carrying amount of the investment. The Company reviews its equity method investments for impairment whenever an event or circumstance indicates that any other-than-temporary impairment has occurred. The Company considers available quantitative and qualitative evidence in evaluating the potential impairment of its equity method investment.

An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other than temporary.

Quantitative and Qualitative Disclosures about Market Risks

Concentration of credit risks

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. As of March 31, 2025 and 2024, the aggregate amounts of cash of $1.1 million and $0.7 million, respectively, were deposited at major financial institutions located in the PRC. In the event of bankruptcy of one of these financial institutions, the Company may not be able to recover its cash and demand deposits back in full. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC, including Hong Kong; advances to suppliers are typically unsecured and arise from payment in advance to suppliers, which are exposed to credit risk. The risk is mitigated by credit evaluations. The Company conducts credit reviews on both its customers and suppliers as part of its ongoing monitoring process for outstanding balances. It also maintains an allowance for credit losses, and historically, actual losses have typically aligned with management’s expectations.

Currency convertibility risk

Substantially all of the Company’s operating activities are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

INDUSTRY

Unless otherwise stated, all of the information and data presented in this section have been derived from an industry report of Frost & Sullivan (Beijing) Consulting Co., Ltd. ("Frost & Sullivan") commissioned by us in May 2024 entitled "Computing Power and Cloud Gaming Industries Independent Market Research" (the "Frost & Sullivan Report"). Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Market Overview of The Computing Power Industry

Definition, Implementation Path, and Application of Computing Power

Computing power refers to the computing capacity of a device to process data to achieve a specific output. The chip defines the function and performance of computing power, and the computing power output is realized by the infrastructure represented by the server. The application market is mainly in data center and cloud computing, AI and machine learning, scientific computing and engineering simulation, game development, and virtual reality. The demand for high-performance computing in these areas requires powerful computing devices to process large-scale data, train complex models, perform scientific calculations, and enable realistic games and virtual reality experiences.

In the current computing power industry, computing power is categorized into basic computing power, intelligent computing power, and supercomputing power, each of which has different applications and characteristics.

Basic Computing Power: Basic computing power is primarily provided by servers based on CPUs and is used for general-purpose computing tasks. This type of computing power is typically used in traditional data center applications such as virtualization, database management, and web servers. CPUs generally offer high versatility but may not perform as well as other specialized hardware in handling highly parallel and computing intensive tasks.

Intelligent Computing Power: Intelligent computing power relies mainly on specialized hardware such as GPUs, field-programmable gate arrays (“FPGAs”), and application-specific integrated circuits (“ASICs”). This type of computing power is used in the field of AI, including deep learning training and inference, image, and speech processing. Due to the advantages of these types of hardware in parallel computing, they offer significant performance advantages in handling large-scale data and models.

Supercomputing Power: Supercomputing power is provided by supercomputers, mainly used for large-scale scientific and engineering computations. This type of computing power is commonly used in high-performance computing applications such as simulation, model analysis, and aerodynamics. Supercomputers typically consist of thousands or tens of thousands of CPUs or accelerators to support complex computing problems.

China’s Computing Power Market Size

The overall situation of global intelligent computing power shows a rapid growth trend. According to Frost & Sullivan, the global data output was 815 ZB in 2022, with an average annual growth rate exceeding 35% over the past five years. The total computing power of global computing devices increased from 246 EFlops in 2018 to 890 EFlops in 2022, with a compound annual growth rate (“CAGR”) of 37.9%.

Total Computing Power of Global Computing Devices, 2018–2022

Source: Frost & Sullivan

According to Frost & Sullivan, the computing power of China’s computing equipment was 294 EFlops in 2022, approximately 33% of the global computing power. From the perspective of the structure of computing power distribution, the proportion of intelligent computing power increased significantly, from 15% of intelligent computing power in 2018 to 59% in 2022.

Breakdown of Computing Power, 2018-2022

Source: Frost & Sullivan

Computing Power Value Chain Market Size, 2019-2027E

Source: Frost & Sullivan, Leadleo

China's computing power industry is divided into three segments along the industry chain: the upstream is computing power infrastructure, the midstream is computing power service, and the downstream is computing power application.

The computing power infrastructure includes basic hardware, IT equipment, and foundational software. The midstream segment comprises data centers, network services, security services, and cloud computing providers. The downstream segment includes application developers, AI service providers, research institutions, and industry clients across various vertical industries.

The market size of the computing power industry in China is measured by the value generated by computing power-driven industries. The main indicators include the market size of computing power infrastructure, computing power services, and the computing power costs invested by downstream customers, which serve as the market size of downstream-driven output.

In 2022, the market size of China's computing power industry was RMB2.7 trillion, with a CAGR of 29.3% from 2019 to 2022. According to Frost & Sullivan, the market size of China's computing power industry is expected to increase to RMB20.5 trillion by 2027, with a CAGR of 50.0% from 2022 to 2027.

Competitive Factors in the Computing Power Industry

Customized Computing Power Service Capability

The main competitive barrier in computing infrastructure construction lies in building a scalable computing power network to meet the needs of different industries, which requires computing power service providers to have a deep understanding of the characteristics and requirements of each industry, offering customized computing power services to meet customer expectations. Additionally, infrastructure construction requires significant capital investment, including expenses for hardware, infrastructure, and human resources. Providers may need to collaborate with other companies and entities to ensure the scalability and reliability of computing infrastructure. Therefore, capital strength and the selection of strategic partners play a critical role in infrastructure construction.

Technical Service Capability

Providers need to adapt to diverse business scenarios and provide customers with highly customized computing power services. This requires establishing and maintaining close business relationships to ensure customer needs are met. Providers need to stay in contact with customers, understand their needs and challenges, and provide corresponding technical support and solutions. Establishing such customer relationships takes time and resources but is crucial for providing high-quality computing power services.

Cost Reduction of Computing Power

Computing power providers can reduce costs through economies of scale and technological optimization. Economies of scale require providers to expand their infrastructure and customer base to achieve decreasing unit costs of computing power, which requires massive investments and extensive market penetration. On the other hand, technological optimization can achieve cost-effectiveness by improving the utilization rate of computing power and optimizing hardware configuration, and algorithms, which requires continuous technological innovation and excellent engineering capabilities.

Entry Barriers to the Computing Power Industry

Customer Resources

The user experience of computing power applications is directly influenced by the quality and capabilities of computing devices. Therefore, key downstream users have strict requirements for choosing computing device suppliers and have established long-term cooperative relationships with specific suppliers, creating high entry barriers for new entrants.

Research and Development Capability

As downstream applications continuously evolve, computing software and hardware manufacturers must keep up with the latest technological developments, and must regularly adjust the domains and projects in their research and development teams to meet customer needs. This requires strong research and development skills and sufficient resources, such as enough high-quality technical personnel and a chief technology officer with keen market insights and team leadership skills.

Technical Barriers

Customized design of servers and downstream services requires specialized technical support. Therefore, technical personnel with expertise in heterogeneous computing technology development are needed. Furthermore, rapid technological advancement serves as a driving force for technical personnel to refresh their skills and knowledge. As the number of technical professionals with skills and understanding in computing technology research and development is limited, it is challenging for new entrants to develop a talent pool.

Future Trends in the Computing Power Industry

Continuous Expansion of the Computing Power Industry

The proliferation of AI applications will continue to drive the demand for computing power, from autonomous cars to medical diagnosis. The widespread application of artificial AI requires support from more computing resources. Additionally, as data volume continues to increase, enterprises and organizations need more computing power to process, store, and analyze data, which will continue to drive the growth of the computing power market. Furthermore, the rise of the Internet of things and edge computing will increase the demand for distributed computing power as more and more computing tasks need to be performed near devices. Moreover, emerging technologies such as blockchain and quantum computing also require a large amount of computing power to support their development, stimulating the growth of the computing power market.

Integrated Solutions Will Become More Popular in the Market

With the development of the computing power industry, customers may want more services, such as remote and on-site maintenance and computing optimization. According to Frost & Sullivan, integrated solution providers combining hardware, software, and services are expected to be more competitive in the market, thus becoming a more popular business model.

Customized Computing Power Solutions Gradually Increase in Percentage

Customized computing power is a high-performance computing solution designed for specific computing needs, which covers a full range of customization from hardware to software to maximize processing performance and optimize resource utilization.

This includes customized chips, such as neural network processors and Google Tensor processors in the AI field, customized acceleration boards to provide plug-and-play high-performance computing modules for the system, and customized servers that not only contain specific acceleration chips or boards but may also be optimized for storage, network, and heat dissipation to achieve optimal performance for the overall system. The Operating Entity’s hardware and software solutions currently do not involve neural network processors, Google Tensor processors, or AI. The development of the Operating Entity’s intelligence meeting assistant system and its protocol conversion algorithms in Project D utilizes open-source artificial intelligence algorithms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Intangible Assets—Project D.”

Relationship between the Chip Industry and the Computing Power Industry

The chip industry defines the functions and performance of computing power. A chip is a basic piece of hardware, such as a CPU, a GPU, an ASIC, or an FPGA, designed to perform various computing tasks. Factors such as the number of transistors inside, the architecture design, and the instruction set together determine the chip's computing power: its ability to process data per unit of time. High-power chips can perform computing-intensive tasks more quickly, such as large-scale data analysis, machine learning model training, and real-time image processing.

Global and China's Chip Market Size

Global Chip Industry Market Size, 2019-2028E

Source: Frost & Sullivan

China's Chip Industry Market Size, 2019-2028E

Source: Frost & Sullivan

With the rapid development of technologies such as 5G communication, the Internet of things, AI, autonomous vehicles, big data analytics, and cloud computing, the demand for high-performance, energy-efficient chips has surged.

The market size of the global chip industry increased from $349.7 billion in 2019 to $455.6 billion in 2023, with a CAGR of 6.8%. According to Frost & Sullivan, the market size of the global chip industry is expected to increase to $834.5 billion by 2028, with a CAGR of 12.9% from 2023 to 2028.

The market size of China’s chip industry increased from RMB843.6 billion in 2019 to RMB1,236.2 billion in 2023, with a CAGR of 10.0%. According to Frost & Sullivan, the market size of China’s chip industry is expected to increase to RMB2,068.0 billion by 2028, with a CAGR of 10.8% from 2023 to 2028.

Relationship between the Server Industry and the Computing Power Industry

Servers are the core components of information technology, responsible for storing, processing, and transmitting data. With their powerful computing capabilities, servers provide efficient and reliable computing environments for various industries. Today, servers have become indispensable infrastructure, playing a critical role in households, enterprises, and government agencies, ensuring timely transmission and processing of information.

Computing power is a key indicator of server performance, referring to the number of computing tasks a server can complete in a unit of time. High computing power means that the server has more powerful processing capabilities and can handle larger amounts of data. Today, the level of computing power directly affects the speed and efficiency of information processing and is also of great significance to the competitiveness of countries and enterprises.

A server is a device for computing power, like a high-performance computer capable of simultaneously processing large amounts of data. It needs strong computing power to meet the demands of various computing tasks. At the same time, a server also needs to have high fault tolerance and high reliability to ensure the stable transmission and processing of information. This requires a server to have strong hardware and software support, and the computing power level directly affects the server’s stability and reliability. The performance of a server is closely related to the level of computing power, and the improvement of computing power can significantly enhance the server’s computing power, to better cope with increasingly complex computing tasks.

As technologies such as big data and cloud computing are maturing, computing power is no longer the only bottleneck for server performance, but it remains a critical factor for ensuring efficient server operation. Servers require substantial computing power to handle various complicated computing tasks, and the level of computing power directly determines server performance. Therefore, the synergistic interaction between servers and computing power will shape the future direction of computing. With the advancement of technology and changing demands, server hardware and software configurations are required to be flexibly scalable to meet the needs of different users and scenarios. In this process, the enhancement of computing power will continue to play a crucial role in driving the ongoing improvement of server performance and providing more efficient and reliable support for various computing tasks.

Server Industry Overview

Driven by the growth of cloud computing, online services, enterprise digitalization, and the overall digital economy, the market size of the global server industry grew from $83.8 billion in 2019 to $110.2 billion in 2023, with a CAGR of 7.1%. According to Frost & Sullivan, it is expected to increase to $324.2 billion in 2028, with a CAGR of 24.1% from 2023 to 2028.

Global Server Industry Market Size, 2019-2028E

Source: Frost & Sullivan

The market size of China’s server industry increased from RMB125.8 billion in 2019 to RMB189.8 billion in 2023, with a CAGR of 10.8%. According to Frost & Sullivan, it is expected to increase to RMB342.9 billion in 2028, with a CAGR of 12.6% from 2023 to 2028.

Market Size of China’s Server Industry, 2019-2028E

Source: Frost & Sullivan

According to Frost & Sullivan, the market size of customized servers in China is expected to grow from RMB56.9 billion in 2023 to RMB257.1 billion in 2028, with a CAGR of 35.2%, capturing 75% of the server market share. Currently, most servers are supplied as standard products. However, cloud providers or gaming engine platforms require modifications to a lot of servers to enhance processing efficiency. Hence, these customized servers are expected to become the norm in industry data computation and processing.

Market Size of the Custom and Standard Server Industries in China, 2023-2028E

Source: Frost & Sullivan

Server Industry Competitive Landscape Overview in China

According to Frost & Sullivan, the server industry is a concentrated and highly competitive market. The edge server market is less concentrated, with the top three companies accounting for 66.4% of the market share in 2023.

It is worth noting that even though the server industry is a competitive market, the smaller participants have certain advantages in the market, according to the expert interviews conducted by Frost & Sullivan. These advantages include flexible and cost-effective solution provision, competitive pricing, and demographic coverage for small and medium enterprises (“SMEs”).

Firstly, non-major players have a cost advantage in staff management and a shorter timeframe for flexible customization for their clients. Secondly, non-major players generally have a lower mark-up and more competitive quotes to downstream customers than their major server competitors. Finally, it is unfeasible for major players to cover most SMEs, they are focusing their major resources on serving giant technology and internet companies which leads to insufficient staff to serve SMEs around China. In conclusion, participants in the server industry have differentiated strategies and advantages in serving different customer segments. With the booming of the computing power value chain, according to Frost & Sullivan, more SMEs will come into the market to participate in different areas of computing power development that equally require services for their rendering and edge servers.

Competitive Landscape of Edge Server Market in China, 2023

Source: Frost & Sullivan

Relationship between the Cloud Gaming Industry and the Computing Power Industry

Computing Services and Cloud Gaming Platforms: Cloud gaming platforms, such as Microsoft's Project xCloud, utilize high-performance computing resources in the cloud to provide users with game streaming services, enabling them to play all kinds of games without owning high-end hardware. These platforms rely on the powerful computing power of the cloud to render game images in real time and process user game input through cloud servers to achieve a high-quality gaming experience.

Cloud Computing Service Providers and Game Developers: Cloud service providers, such as Amazon AWS and Microsoft Azure, provide game developers with powerful cloud computing resources for game development, testing, and deployment. Developers can use cloud computing to accelerate the game development process and achieve more sophisticated and engaging gaming experiences.

Edge Computing and Cloud Gaming Experience: Edge computing technology plays an important role in cloud gaming. Deploying games closer to the user at the edge can reduce latency and improve real-time and fluency performance. This combination of cloud and edge computing brings users a more authentic and immersive gaming experience.

Mobile Apps and Cloud Games: Some mobile apps are also beginning to integrate cloud gaming services to provide more complex gaming experiences through cloud computing. These applications can use the powerful computing resources of the cloud to provide high-quality game content and bring users more diversified entertainment choices.

Introduction to Cloud Gaming

The essence of cloud gaming is the transfer of local computing power to the cloud. Instead of running on a user's device, games are now executed on remote servers (the cloud) equipped with high-performance processors and graphics processors, providing powerful computing power to run games. As a result, cloud gaming platforms can provide far more processing power than most consumer home devices, allowing players to play high-end games even on less-equipped devices. Cloud gaming lowers the hardware barrier for players to access high-quality games, allowing more people to enjoy games that would otherwise require high-end hardware. Behind this is the centralized computing power resource pool of cloud service providers, which reduces the cost of a single user through computing resources economies of scale.

Market Size of the Global Cloud Gaming Industry

According to Frost & Sullivan, the market size of the global cloud gaming industry is expected to grow from $5.7 billion in 2023 to $60.3 billion in 2028, with a CAGR of 60.3%. This growth is primarily driven by North America, mainland China, and Japan, followed by Western Europe.

Market Size of the Global Cloud Gaming Industry, 2023-2028E

Source: Frost & Sullivan

According to Frost & Sullivan, the market size of the cloud gaming industry in China is expected to grow from RMB14 billion in 2023 to RMB173.1 billion in 2028, with a CAGR of 65.4%. The size of the cloud gaming equipment market is expected to increase from RMB10.5 billion in 2023 to RMB112.5 billion in 2028, with a CAGR of 60.8%. Meanwhile, the size of the cloud gaming software and services market is projected to increase from RMB3.5 billion in 2023 to RMB60.6 billion in 2028, with a CAGR of 77.0%.

Market Size of the Cloud Gaming Industry in China, 2023-2028E

Source: Frost & Sullivan

Future Trends of the Cloud Gaming Industry

A More Interactive and Diverse Gaming Formats

The consumption of various cloud gaming services is expected to stimulate the mobile gaming market to witness continuous growth in the coming years. According to Frost & Sullivan, increasing investments by industry players to boost R&D activities would provide significant market opportunities. The combination of cloud games and video will bring more new gaming scenarios to players, such as live gaming broadcasts that allows viewers and gamers to interact in real time. Players can watch gaming broadcasts and realize new interactive methods such as mic connection and gaming control transfer.

Increasing Portion of Cloud-Native Games

Gaming is a strongly content-driven industry. Frost & Sullivan predicts that improved cloud native game content production and the development of its ecosystem may propel the cloud gaming industry forward.

Cloud Gaming Competitive Landscape Overview

According to Frost & Sullivan, cloud gaming is still in its early stages of development. The cloud gaming market was extremely fragmented in 2023 for both the global market and the Chinese market, with some conventional gaming companies entering the field. In the cloud gaming market in China, on the other hand, end-users are largely concentrated in eastern China regions with faster network connections and better infrastructure, such as greater availability of high-definition large screens.

The Impact of Computing Power on Society

Computing power profoundly impacts society across various fields, including research, commerce, and entertainment. It serves as a driving force for positive transformation and growth, while presenting challenges and an urgent need for adaptive adjustments. Computing power empowers the exploration of unknown domains by fostering new applications, improving efficiency, reducing costs, and decreasing dependence on human labor. It has become a new quality productivity factor driving societal structural transformation and the boundaries of technological innovation.

Scientific Research and Technological Innovation: Enhancing computing power is critical in advancing scientific exploration and technological innovation. It empowers researchers to perform more complex and precise simulations, accelerating breakthroughs in interdisciplinary fields, such as medicine, astronomy, and climatology, laying a foundation for developing and applying new technologies.

Development of the Digital Economy: The enhancement of computing power has played a pivotal role in the development of the digital economy. With the widespread adoption and application of big data analytics, AI, and cloud computing, these technological domains have catalyzed the emergence of innovative business models and created new economic growth points. This series of technological advancements have accelerated the digital economy system's expansion, thereby driving industrial transformation and upgrading.

Optimization of Social Services: The enhancement of computing power has positively impacted the efficiency and quality of social services. For example, in the healthcare sector, this improvement has facilitated the development of personalized medical plans, high-precision analysis of medical imaging, and accelerated drug development processes. These advancements may collectively improve the overall efficacy and quality of medical services.

Social Interaction and Entertainment: The enhancement of computing power has influenced the modes of social interaction among individuals and the quality of entertainment experiences. With the widespread adoption of social media platforms, virtual reality technologies, and advanced gaming applications, people have gained higher efficiency and greater convenience in communication and interaction. Simultaneously, in the realm of entertainment, they have access to more diversified and immersive content experiences.

Employment Structure and Labor Market: The advancement of computing power has significantly influenced the dynamics of employment structure and the labor market. On the one hand, this technological development has spurred an increased demand for high-skilled professionals in data science and AI engineering, among others. These positions often come with higher salaries, reflecting the positive effect of technological progress on the high-end labor market. On the other hand, traditional industries undergoing automation and digitization may face job reductions, particularly in labor-intensive roles that are susceptible to being replaced by machines.

BUSINESS

Overview

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operation of our own, we conduct our operations through the Operating Entity in China.

The Operating Entity is a provider of products and services related to computing power. The Operating Entity’s offerings encompass chips, customized servers and cloud gaming terminals, as well as computing resource optimization software, technical and maintenance services, and server rentals. See “—Products and Services.”

The Operating Entity’s vision from inception has been to provide products covering the entire value chain of the computing power industry, which includes upstream chips, midstream customized servers, and downstream cloud gaming terminals. Initially, the Operating Entity focused on customized servers due to limited funding, but as it obtained more funding, the Operating Entity has expanded its product line to include both upstream chips and downstream cloud gaming terminals.

Upstream chips define the functions and performance of midstream and downstream products. Midstream server products provide computing power output, while downstream cloud gaming terminals cater to a broader range of end users and provide feedback data for optimizing the upstream products. Moreover, the functioning of cloud gaming terminals relies on support from server computing power. See “—Growth Strategies—Invest in Business Expansion.” Therefore, we believe the sale of cloud gaming terminals will stimulate server sales, thus establishing a closed-loop industrial chain.

The Operating Entity has developed its own optimization software, including the MAIJIE Centralized Control Management System, a system for operation, maintenance, and remote monitoring of servers, and the MAIJIE OS System, a system to integrate and configure operating environments for different application scenarios as needed by customers. See “—Products and Services—Optimization Software.”

The Operating Entity’s strong commitment to advanced research and development enables it to continuously innovate and create customized computing power chips with high performance to power ratio at reasonable cost. The Operating Entity completed the tape-out of the Fan Xing 1.0 chip in February 2023. The Operating Entity will continue to devote significant resources to establishing diversified and sustainable profit models for various application scenarios, such as high-end cloud gaming, GPU rendering, cloud desktops, cloud workstations, and cloud supercomputing, in order to enhance the Operating Entity’s competitiveness within the industry.

Our total revenue decreased from $21.8 million for the fiscal year ended March 31, 2024 to $19.0 million for the fiscal year ended March 31, 2025. We recognized net income of $1.4 million for the fiscal year ended March 31, 2024, and net income of $1.0 million for the fiscal year ended March 31, 2025.

Competitive Strengths

We believe that the following strengths contribute to the Operating Entity’s success and differentiate it from its competitors.

Integrated R&D and Market Development Teams that can Rapidly Respond to Market Demands

Compared to most of its peers, who only have a single hardware or software Research and Development (“R&D”) team, the Operating Entity has an R&D center consisting of well-established professional teams responsible for the whole process from product development to product marketability. As of March 31, 2025, the Operating Entity’s R&D center had a hardware and equipment R&D team consisting of 10 employees, a software and embedded R&D team consisting of 19 employees, and a market application development team consisting of five employees, of whom two are also part of the marketing department. Mr. Weifeng Xu, head of the R&D center and our chief technology officer, has over 22 years’ experience in project research and development and project management. The R&D teams can transform insights gained by the marketing application development team from practical experience into research and development capabilities, and in turn, develop new product prototypes.

Technology Advantages Based on Strong Intellectual Property Rights

The Operating Entity, Shenzhen Semidux, is a high-tech enterprise integrating design, R&D, and sales. The Operating Entity had 33 R&D personnel accounting for 58.93% of all the employees as of March 31, 2025. The Operating Entity attaches great importance to technology R&D, advocates technological innovation, and insists on driving enterprise development with technology. As of March 31, 2025, the Operating Entity owned 125 patents, including nine integrated circuit layout designs, one invention patent, 104 utility models, and 11 other design patents, that can be applied to products. In terms of the software, the Operating Entity provides self-developed management control software. In terms of the hardware, the Operating Entity provides self-developed accessories. See “—Products and Services—Chips.”

A Product Portfolio with a Closed-Loop Industrial Chain to Capture Market Growth Potential

Leveraging the Operating Entity’s industry vision and precise judgment, we expect increased growth prospects in the computing power field, such as edge computing, distributed computing, and computation optimization software. The Operating Entity is exploring and developing software and service products for computing power applications. For example, we believe customized servers will become mainstream in the future. Currently, most servers are standard products that cannot be customized unless the customer buys a large enough quantity. However, computing power applications involve many different vertical users, and servers need to be designed according to application scenarios. In this way, customized servers will likely become the mainstream of the computing power industry.

The Operating Entity has a wide range of self-developed hardware, software, and chip products. Within the server sector, the Operating Entity provides custom -built servers as customers require. Within the chip sector, the Operating Entity’s has successfully completed the tape-out of Fan Xing 1.0 chip, which is customized to meet the needs of the customer and is primarily used in cloud gaming and cloud computing. Furthermore, the Company has successfully developed cloud gaming terminals, which have the potential to become an alternative option for Personal Computer (“PC”) and game console. See “—Products and Services—Products—Cloud Gaming Terminals.”

Growth Strategies

We intend to grow the Operating Entity’s business using the following key strategies.

Attract and Retain a Talented and Professional Workforce

We believe that a significant part of our success is attributable to our ability to select, develop, motivate and retain our talented and professional workforce. We will continue to strengthen our R&D capabilities and proactively recruit and retain our research and development staff. We will also continue to focus on cultivating the industrial knowledge of our workforce and providing competitive compensation structure as well as internal promotion opportunities to enhance their creativity, loyalty, job satisfaction, and cohesiveness.

Selectively Pursue International Expansion

We see great potential in expanding the Operating Entity’s business and promoting its products and solution offerings globally. The Operating Entity intends to explore additional market opportunities and will seek to facilitate overseas business development and expansion of its strategic partners and customers. In particular, the Operating Entity will focus on North America and Southeast Asia. In August 2022, we, through the Operating Entity, Shenzhen Semidux, started to establish a service center in the U.S. to facilitate business development and expansion in North America, with a planned investment of $3 million from Operating Entity’s own funds and financing. This service center will be primarily focused on warehousing for inventory storage, logistics, customer support services such as on-site upgrades, and post-sale repairs, as well as business expansion including but not limited to server rentals. In connection with this plan, on August 16, 2022, the Operating Entity entered into a Cooperation Agreement of Development Project with JWKJ, pursuant to which the Operating Entity prepaid $680,000 as a security deposit and $1,320,000 as a prepaid rent to secure the right to lease and use a 52,000-square-foot facility. The construction of the facility was completed in May 2024. For details about the agreement, see “Note 8—Other non-current assets” of our consolidated financial statements.

Strengthen and Expand the Application of the Operating Entity’s Products

Leveraging on its in-depth experience in customized servers and industry insights in the computing power industry and its accumulated understanding of market trends, the Operating Entity plans to enhance the variety of its products and solution offerings to better serve existing customers and attract new customers. The Operating Entity has completed the design of MetaBox 1.0 and completed the first order in October 2022. To this end, the Operating Entity intends to enhance the effectiveness of, and add new features to, its existing products and expects to continue to develop new types of products and services, including computing power scheduling systems, virtual reality series products, and other customized products. As part of the Operating Entity’s development efforts, it is developing MetaBox 2.0, which will feature higher definition, lower latency, and better functions as a cloud computer, compared to MetaBox 1.0. We believe the industry driving forces and the Operating Entity’s customer-oriented approach will allow it to react timely to the evolving market trends and business needs and develop innovative, customized solutions to its customers’ satisfaction. By accumulating insights from its research and development of new products and the evolving market trends, we believe that the Operating Entity is well equipped to apply its computing expertise to better embrace the upcoming computing power ecosystem.

Invest in Business Expansion

We will continue to selectively make strategic investments in companies to expand our market share according to the development situation, including participants in the upstream and downstream of the value chain of the computing power industry. For example, we entered into an investment framework agreement in September 2021 with Zhongda Tongchuang, where we agreed to invest in Zhongda Tongchuang. As of the date of this prospectus, we hold a 20% equity interest in Zhongda Tongchuang. Zhongda Tongchuang promotes and sells the cloud gaming terminals to business end-users and individual end-users. For the purpose of supporting the computing power and background management for cloud gaming terminals, Zhongda Tongchuang will lease or purchase servers from the Operating Entity, some of which will be hosted in the Operating Entity’s server room, and for which the Operating Entity will provide on-site support. On November 25, 2022, the Operating Entity entered into a computing power service contract with Zhongda Tongchuang, pursuant to which the Operating Entity agreed to provide 11,580T of computing power services to Zhongda Tongchuang for a total consideration of US$152,110, during a term of 36 months from December 1, 2022 to November 30, 2025.

Business Model

The Operating Entity’s vision from inception has been to provide products covering the entire value chain of the computing power industry, which includes upstream chips, midstream customized servers, and downstream cloud gaming terminals. Upstream chips define the functions and performance of midstream and downstream products. Midstream server products provide computing power output, while downstream cloud gaming terminals cater to a broader range of end users and provide feedback data for optimizing the upstream products. Moreover, the functioning of the cloud gaming terminals relies on support from server computing power. See “—Growth Strategies—Invest in Business Expansion.” Therefore, we believe the sale of cloud gaming terminals will stimulate server sales, thus establishing a closed-loop industrial chain. The Operating Entity also provides technical and maintenance services and server rental that fall within the midstream sector of the computing power industry.

The Operating Entity currently generates revenue the following principal sources:

●	Products	The Operating Entity sells “MAI JIE” brand customized servers and accessories, cloud gaming terminals, and chips.
●	Software Licensing	The Operating Entity licenses self-developed software products to customers with the software license fee paid in lump sum.
●	Services	The Operating Entity provides services to both corporate customers and individual customers. The services include hardware and software installation services, hardware and software debugging and maintenance services, computer optimization services, computing power services, computer customization services, and chip design services.
●	Server Rental	The Operating Entity rents servers and supporting software to customers for a monthly fee, which varies between 5% and 10% of the cost of the equipment.

Products and Services

The Operating Entity has developed a complete line of products and services that have been customized for the benefit of its customers.

Products

Servers and Accessories

The Operating Entity’s “MAI JIE” brand customized servers are designed with flexible customization to meet specific customer requests and the diverse and fast-evolving needs of computing power applications. By providing higher computing power at a lower cost, they effectively reduce usage costs for the users. The Operating Entity’s customized servers are used by its customers in high-end cloud gaming, graphics rendering, big data computing, AI computing, cloud desktop, cloud workstation, cloud supercomputing, and other application scenarios. Servers are midstream products of the computing power industry.

The Operating Entity’s Customized Servers

The Operating Entity gets its server customers through the industry resources of its founding shareholders, customer referrals, supplier referrals, and industry conferences, seminars, and other events. The Operating Entity’s typical customized server production process is as follows:

●	The Operating Entity discusses with a customer to understand the customer’s requirements for the customized servers, such as the specifications and timeline.

●	The Operating Entity sets the price for the customized servers based on the market price for similar servers and the purchase prices for server accessories and components and presents its production plan for the customized servers to the customer in one to three days;

●	The Operating Entity negotiates and enters into a contract with the customer, which process takes approximately one to four weeks. The material terms of the contract with the customer include specifications of the product, the contract price, the payment method and schedule, and the delivery method. The customer makes payments for the customized servers according to the payment schedule;

●	The Operating Entity also negotiates and enters into contracts with suppliers of servers or server accessories and components, which contracts provide the specifications of the products, the contract price, the payment method and schedule, and the delivery method. The Operating Entity makes payments for the servers or server accessories and components according to the payment schedule;

●	The Operating Entity assembles the customized servers using accessories and components purchased or purchases servers that meet the customer’s requirements, before installing the server software. The production process takes one to four weeks;

●	The Operating Entity provides installation, maintenance, or other supporting services, if required by the customer; and

●	The Operating Entity delivers the customized servers to the customer and collects the balance of the customer contract price according to the payment schedule.

The Operating Entity generates revenue from the sale of customized servers directly to customers. The Operating Entity enters into contracts with customers as a principal. The contracts contain one single performance obligation with standard quality guarantee, which is transferring the customized servers to the customers in exchange for consideration. The terms of pricing and payment stipulated in the contract are fixed. Usually, the Operating Entity requires the individual customized server customers to pay in advance and offers a credit term within six months for business customized server customers it deems creditworthy. The Operating Entity recognizes revenue at a point in time when control of the customized servers has been transferred to customers and recognizes the related cost of revenue, which primarily consists of the cost of materials purchased from suppliers, at the same time. The transfer of control is considered complete when customized servers have been accepted and received by customers. In the normal course of business, the Operating Entity’s customized servers are sold with no right of return unless the item is defective. The Operating Entity generally provides a one-year warranty against defects in materials, workmanship, and performance degradation for its customers.

The Operating Entity provides accessories, including, among others, power supplies, chassis, hard drives, motherboards, and expansion boards. Accessories are upstream products of the computing power industry.

For the fiscal years ended March 31, 2025 and 2024, the Operating Entity sold $8.0 and $8.0 million of customized servers and accessories, respectively. The sale of customized servers and accessories contributed 42.2% and 36.9%, respectively, to our total revenue for the fiscal years ended March 31, 2025 and 2024.

Cloud Gaming Terminals

The cloud gaming terminals come in two versions: MetaBox cloud game box and MetaPro cloud game all-in-one machine. They allow for gaming and can also serve as a cloud PC by hooking up to a monitor, a keyboard, and a mouse. Cloud gaming terminals are utilized within the gaming sector in the downstream of the computing power industry with the support of cloud servers.

MetaBox

The Operating Entity’s MetaBox

The MetaBox features a compact size, lightweight, and affordable price, and is an alternative to desktop PCs and expensive gaming consoles.

MetaPro

The Operating Entity’s MetaPro

The MetaPro is equipped with an all-in-one rack based on MetaBox, including two wired controllers and a 32-inch or 43-inch display. The MetaPro is suitable to be used as a shared game console in public areas such as shopping malls, airports, bars, and cafeterias.

The Operating Entity initiated the sale of cloud gaming terminals in August 2022. On August 26, 2022, the Operating Entity entered into a sales contract, as amended, with Zhongda Tongchuang, pursuant to which the Operating Entity agreed to sell to Zhongda Tongchuang 500 MetaBoxes and 500 sets of MetaPro for an aggregate consideration of RMB1,450,000 (approximately $208,196). The Operating Entity delivered those MetaBoxes and MetaPro sets between October and December 2022. During the fiscal year ended March 31, 2025, revenue from the sales of cloud gaming terminals was $11,754, representing 0.06% of our total revenue.  During the fiscal year ended March 31, 2024, revenue from the sales of cloud gaming terminals was $509,276, representing 2.34% of our total revenue.

The Operating Entity expects the sale of cloud gaming terminals to drive the need for computing power services and servers. According to the industrial standard, every five to 10 cloud gaming terminals require one server for computing power support. As a result, after the Operating Entity sells cloud gaming terminals to a client, the client also has increased need for computing power services and servers and may consider purchasing such services or servers from the Operating Entity. For example, on November 25, 2022, Zhongda Tongchuang, a cloud gaming terminal client of the Operating Entity, entered into a computing power service contract with the Operating Entity, pursuant to which the Operating Entity agreed to provide 11,580T of computing power services to Zhongda Tongchuang for a total consideration of US$152,110, during a term of 36 months from December 1, 2022 to November 30, 2025. The 11,580T of computing power necessitates that 385 servers be provided online.

Chips

Chips are upstream products of the computing power industry.

The Operating Entity gets its chip customers through the industry resources of its founding shareholders, customer referrals, supplier referrals, and industry conferences, seminars, and other events. The Operating Entity’s typical chip production process is as follows:

●

The Operating Entity discusses with a customer to understand the customer’s requirements for the chips, such as the specifications, budget, and timeline, and presents its production plan for the chips within a week;

●	The Operating Entity negotiates and enters into a contract with the customer, which process takes approximately one to two weeks. The material terms of the contract with the customer include specifications of the product, the tape-out and mass production plans, the contract price, the payment method, and the term of the contract. The customer typically makes an advance payment to the Operating Entity within one week after the contract is entered into;

●	While negotiating the contract with the customer, the Operating Entity also negotiates and enters into a contract with its supplier, usually a semiconductor foundry, within a week, which contract specifies techniques for designing and producing chips, estimated timeline for tape-out, sample delivery, and mass production, the contract price, and the payment method. The Operating Entity makes an advance payment to the supplier pursuant to the contract;

●	The Operating Entity arranges for the design of chips, either in house or by contracting third-party designers, and typically completes the design within a week;

●	After the customer and the supplier confirm the chip design, the tape-out process begins, which includes, among other things, the production of a photomask, which takes approximately one month, and the production of sample wafers, which takes approximately two months. The Operating Entity delivers sample wafers to the customer for testing, which takes approximately two months; and

●	If the sample wafers pass the customer’s test, the customer approves the mass production plan and pays the balance of the customer contract price. The Operating Entity arranges for the mass production and pays the balance of the supplier contract price. The mass production typically lasts approximately two months before the Operating Entity delivers the chips to the customer.

The Operating Entity generates revenue from the sale of chips directly to customers. The Operating Entity enters into contracts with customers as a principal. The contracts contain one single performance obligation, which is transferring the chips to the customers in exchange for consideration. The terms of pricing and payment stipulated in the contract are fixed. Usually, the Operating Entity requires chip customers to pay in advance. The Company recognizes revenue at a point in time when control of the chips has been transferred to customers and recognizes the related cost of revenue, which primarily consists of the chips purchased from suppliers, at the same time. The transfer of control is considered complete when the chips have been accepted and received by customers. In the normal course of business, the Operating Entity’s chips are sold with no right of return unless the item is defective.

During the fiscal year ended March 31, 2025, revenue from chips was $6.37, representing 33.5% of our total revenue.  During the fiscal year ended March 31, 2024, revenue from chips was $9.0 million, representing 41.4% of our total revenue.

Fan Xing Series

The Operating Entity completed the tape-out of the Fan Xing 1.0 chip in February 2023.

Fan Xing 1.0 is a computing power acceleration chip that is customized to meet the needs of the customer and is primarily used in cloud gaming and cloud computing. Fan Xing 1.0 adopts the 16nm FinFet process, with built-in customized hardware acceleration algorithms and modules, which greatly reduces the computing delay in cloud computing, cloud gaming, and other computing scenarios. The chip design adopts two implementation methods based on combining standard cells and full custom circuits to optimize power consumption, area, and yield.

On February 4, 2024, the Operating Entity entered into a FANXING02 Chip Tape-Out Production Agreement with Shaanxi Xinghan Panxin Co., Ltd., pursuant to which agreement the Operating Entity agreed to complete the photomask design, tape-out, production, and delivery of wafers for Fan Xing 2.0 chips based on the specifications required by the client for a total consideration of US$3,199,705, during a term from February 4, 2024 to February 3, 2029.

Jiewei Star Series High-speed Optical Interconnect Chips

The Operating Entity is in the process of designing Jiewei Star Series High-Speed Optical Interconnect Chips (“Jiewei Star Series Chips”). The Operating Entity expects that Jiewei Star Series Chips to improve servers’ performance without replacing existing servers, avoid the heat dissipation problem of GPUs concentrated in the internal space of servers, and reduce server iteration times.

Optimization Software

Software is upstream products of the computing power industry.

MAIJIE Centralized Control Management System

The MAIJIE System is a self-developed remote cluster monitoring, operation, and maintenance management system. The MAIJIE System provides remote optimization, operation and maintenance management, and power consumption adjustment for servers. It can manage millions of servers simultaneously, monitor the equipment’s operational status, and generate real-time monitoring and corresponding alarms for key technical indicators, such as power consumption, temperature, fan speed, frequency. The MAIJIE System is compatible with all customized servers, and when combined with hardware optimization, it can further enhance server computing efficiency. The Operating Entity offers the MAIJIE System as a standalone product as well as a bundle with a server. The Operating Entity also provides post-delivery supporting upgrade services for the system delivered to customers.

MAIJIE OS System

The MAIJIE OS System is a system for integrating and configuring operating environments for edge computing, cloud gaming, and rendering in line with customers’ requirements. Different application scenarios can be started and activated as needed by customers. The Operating Entity offers the MAIJIE OS System as a standalone product as well as a bundle with a server.

The main functions of the MAIJIE OS System are:

●	Flexibility. The MAIJIE OS System can integrate custom clients required for edge computing, cloud gaming, and rendering applications. In order to satisfy the customer’s needs for capacity expansion, business adjustment, and hardware upgrade, the cloud batch authorization can be adjusted based on the actual requirements of the customer’s application scenarios.

●	Mainstream GPU support. The MAIJIE OS System supports mainstream GPUs, including NVIDIA’s 20 series, 30 series with Ray Tracing Texel eXtreme (“RTX”) technology, and AMD’s 5X and 6X series. It offers a one-stop hardware solution for rendering services, including animation, architectural rendering, concept design, product design, virtual reality, and visual effects, and supports the normal operation of mainstream rendering engines such as V-RAY, Arnold, Cycle, and Redshift.

●	High reliability. Using Ubuntu Server LTS, the MAIJIE OS System can be fully customized. The MAIJIE OS System supports the latest security patch installation and cluster’s high availability design, thereby reducing the impact of service downtime on business interruption. All communication is encrypted with TLS.

●	High Scalability. The MAIJIE OS System enables rapid deployment of elastic and microservice applications using Kubernets container management. The MAIJIE OS System provides underlying architecture assurances for balancing, migration, and expansion of applications, as well as rapid upgrades

●	Customization. According to the requirements of our clients, the MAIJIE OS System is highly customized based on the original system.

●	Deep Optimization. With its ability to provide high performance and high reliability, the MAIJIE OS System can eliminate unnecessary operations and processes and optimize scenarios such as edge computing, cloud gaming, and rendering.

Services

The Operating Entity currently provides the following technical and maintenance services that fall within the midstream sector of the computing power industry to its customers, including companies and individuals:

●	Hardware and software installation services;

●	Hardware and software debugging and maintenance services;

●	Computer optimization services, including the rationalization of hardware configuration, the installation of self-developed boards and other accessories, software upgrades, and remote management;

●	Computing power services, including offering GPU rendering computational power to customers, power dispatching, and backend upgrading and maintenance;

●	Computer customization services, including the customization of chips, the customization of algorithm, and the optimization of computer architecture in accordance with customers’ needs; and

●

Chip design services, including system specification and architectural design, functional design, logic design, circuit design, physical design verification, and verification and validation in accordance with customers’ needs.

Based on market feedback, the Operating Entity adopts a flexible pricing strategy that involves estimating the cost of services and then using a cost-plus pricing approach to determine the service fee. The pricing strategy entails adding a certain percentage (ranging from 20% to 200%) of gross profit to the unit cost of the product to determine the final price.

Server Rental

The Operating Entity rents servers and supporting software to individuals and companies in the fields of design and rendering, film and video production, and cloud game development. The Operating Entity charges customers a monthly rental fee that varies between 5% and 10% of the cost of the equipment. Server rental services fall within the midstream sector of the computing power industry.

Suppliers

The Operating Entity sources accessories and components from suppliers in mainland China and Hong Kong. It selects suppliers based on many criteria, including a supplier’s qualification, quality of products, delivery cycle, and price.

The Operating Entity enters into supply orders with its accessories and components suppliers in the ordinary course of business. Prices vary depending on the specific items it purchases in each order. The Operating Entity does not have long-term agreements or supply orders that obligate its suppliers to continue supplying it with accessories and components over the long term. Relationships with suppliers are subject to change from time to time. Changes in relationships with suppliers could positively or negatively impact the Operating Entity’s net sales and operating profits. We believe that the Operating Entity can be successful in mitigating negative effects resulting from unfavorable changes in the relationships with suppliers through, among other things, the development of new or expanded supplier relationships.

Significant suppliers are those accounting for greater than 10% of the Company’s purchases.

The Operating Entity’s significant suppliers for the fiscal year ended March 31, 2025, which are not related parties, are listed in the table below:

Supplier	Purchase Amount (USD)	Percentage of Purchase Amount for the Fiscal Year Ended March 31, 2025	Items
Custom IDM Corp.	2,938,277	19.8%	Wafers
Shanghai Wentian Electronics Co., Ltd.	2,251,968	15.2%	Wafers
Guizhou Weixin Technology Co., Ltd.	2,238,958	15.1%	Wafers

The Operating Entity’s significant supplier for the fiscal year ended March 31, 2024, which is a related party, is listed in the table below:

Supplier	Purchase Amount (USD)	Percentage of Purchase Amount for the Fiscal Year Ended March 31, 2024	Items
Shanghai Semider	8,548,334	55.4%	Wafers

Customers

The Operating Entity provides products and services to corporate customers and individual customers. The Operating Entity’s customers are mainly concentrated in mainland China and Hong Kong.

The Operating Entity enters into purchase contracts with its customers in the ordinary course of business. Prices are determined by the types of products and services provided by the Operating Entity in each contract. There is generally a one-year warranty period for servers and one-year validity for software licenses.

Significant customers are those accounting for greater than 10% of the Company’s revenue.

For the fiscal year ended March 31, 2025, the significant customers of the Operating Entity included Shanghai Qixin Di Electronic Technology Co., Ltd., Shaanxi Xinghan Panxin Technology Co., Ltd., Beijing Qingwei Intelligent Technology Co., Ltd., and New Digital Trading Company Limited, representing 16.9%, 16.6%, 10.5%, and 10.4% of our total revenue, respectively.

For the fiscal year ended March 31, 2024, the significant customer of the Operating Entity was Shaanxi Xinghan Panxin Co., Ltd., representing 45.9% of our total revenue.

The Company complies with the laws and regulations of the PRC and does not carry out any business related to virtual currency mining, nor does it provide support or services to any business related to virtual currency mining.

Sales and Marketing

The Operating Entity’s sales activities are conducted through a combination of direct sales and indirect sales.

Direct Sales

The Operating Entity’s founding team has been deeply involved in the IT industry for more than 20 years, which can help the Operating Entity develop its customer base. The Operating Entity also generates sales volume through client referrals as well as online and offline marketing activities. The Operating Entity has maintained a well-trained marketing team that works closely with other departments, such as the R&D department, to formulate marketing plans. The Operating Entity has established an active online presence through its corporate website at www.semidux.com, which provides extensive information about its products and services.

Indirect Sales

In addition to its direct sales, the Operating Entity has also made strategic investment in Zhongda Tongchuang, which is a downstream company in the value chain of the computing power industry, to promote the sales of its servers. See “—Growth Strategies—Invest in Business Expansion.”

Research & Development

The IT industry is a fast-changing field with the rapid iteration of technology and products. The Operating Entity has always attached great importance to technological R&D, advocated technological innovation, and insisted on driving enterprise development with technology. The Operating Entity has assembled a dedicated in-house research and development team led by our chief technology officer, Mr. Weifeng Xu, who has extensive experience of over 22 years in project research and development and project management. He is proficient in design and development of electronic products and design and implementation of network architecture, and has led the research of over 100 patent technologies.

As of March 31, 2025, the Operating Entity’s R&D team comprised 33 members, representing approximately 58.93% of its total employees. The Operating Entity highlights R&D investment. During the fiscal years ended March 31, 2025 and 2024, the Operating Entity’s R&D expenses were $0.40 and $0.44 million, accounting for 2.08% and 2.00% of revenue, respectively. Spending on R&D is mainly recorded in R&D expenses and intangible assets. Since the fiscal year ended March 31, 2023, the Company’s R&D spending was basically capitalized, forming intangible assets. The R&D expenses were $0.40 million, while the R&D spending that was capitalized was $1.11 million for the fiscal year ended March 31, 2025. The R&D expenses were $0.44 million, while the R&D spending that was capitalized was $0.92 million for the fiscal year ended March 31, 2024.

Competition

The Operating Entity is a provider of products related to computing power. Its vertically integrated business model spans the entire industry chain, with a focus on self-research and sales of computing chip products, server products, and cloud game application end products. The Operating Entity’s expertise in the computing power industry, combined with its commitment to quality and innovation, sets it apart in the market. There are a few large vendors with upstream, midstream, and downstream products of computing power; however, companies established in recent years may use timing to their advantage since they can strategically focus on covering the complete supply chain with their products.

Within the server industry, the Operating Entity is well-positioned to compete with and distinguish itself from its competitors, since it, as a smaller participant, offers flexible and cost-effective solutions with competitive quotes. Further, while major players are focusing on their major resources on serving giant technology and internet companies, the Operating Entity provides customized servers and services to small and medium enterprises who equally require services for their rendering and edge servers. It is possible, however, that some of its current or future competitors may provide the same customized servers or service as the Operating Entity. See “Risk Factors—Risks Related to Our Business and Industry—The Operating Entity’s products are subject to competition, including competition from established competitors and new market entrants.”

Intellectual Property

The Operating Entity regards its patents, domain names, copyrights, trademarks, and trade secrets as critical to its operations. The Operating Entity relies on a combination of patent, copyright, trademark, and trade secret laws to protect its intellectual property. As of November 30, 2025, the Operating Entity had registered:

●	34 trademarks in China;
●	50 software copyrights in China, relating to the Operating Entity’s platforms and other products;
●	132 patents, including four invention patents, 10 integrated circuit layout designs, 13 other design patents, and 105 utility models; and
●	four domain names in China and Hong Kong.

As of November 30, 2025, the Operating Entity had revoked 36 intellectual property rights involving virtual currencies and mining, including nine patents for inventions, nine patents for utility models, five designs, nine software copyrights, and four trademarks.

As of November 30, 2025, the Operating Entity had the following pending applications in China: 11 pending invention patent applications and one pending trademark application.

Employees

The Operating Entity had 56, 59, and 45 full-time employees as of March 31, 2025, 2024, and 2023, respectively.

The following table provides a breakdown of our employees by functions as of March 31, 2025:

Functions	Number of employees
General Manager Office	4
Finance	9
Supply Chain	1
Human Resources Administration	3
Marketing	2
Research and Development	33	(1)
Operation	3
Delos HK	1
Total	56

(1)	Including two full-time employees who also work at the Operating Entity’s marketing operations center.

The Operating Entity’s full-time employees typically enter into standard employment contracts with it. As required under China’s regulations, the Operating Entity participates in various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury, maternity, and unemployment benefit plans. However, the Operating Entity did not contribute social security premium in full amount. See “Risk Factors—Risks Relating to Our Business and Industry—The Operating Entity has not made adequate social insurance contributions and did not make adequate housing fund contributions before July 2020 for its employees as required by PRC regulations, which may subject it to penalties.”

We believe that the Operating Entity maintains a good working relationship with its employees, and it has not experienced material labor disputes in the past. None of its employees are represented by labor unions.

Properties

The Operating Entity’s principal executive office is located in Shenzhen, China, under a lease that expires in March 2027. The Operating Entity does not own any real property. A summary of the Operating Entity’s leased properties as of the date of this prospectus is shown below.

Lessor	Lessee	Address	Start date	End date	Size (Square Feet)	Rent ($)	Renewal
Dongguan Xincheng yuan Property Management Co., Ltd.	Shenzhen Semidux	4th Floor, No. 355 Jie South Road, Xiaojieyao, Humen Town, Dongguan City, Guangdong Province	06/01/2025	05/31/2026	17,954	$2,756	If the Lessee wants to renew the lease, it must provide written confirmation to the Lessor three months before the expiration of the lease. (1)
Shenzhen Tonglixing Industrial Co., Ltd.	Shenzhen Semidux	Room 205, Tonglixing Industrial Park, No. 8 Lanzhu East Road, Pingshan District, Shenzhen City, Guangdong Province	05/01/2025	04/30/2026	538	$127	If the Lessee wants to renew the lease, it must provide written application to the Lessor two months before the expiration of the lease.(1)
Yu Wing Sze Fanny and Lam Yuk Ling	Delos HK	Room 803, 8th Floor, Ricky Center, 36 Chong Yip Street, Kowloon, Hong Kong	06/15/2025	06/14/2028	374	$1,045

The first two years of the lease term constitute a fixed contract during which the Lessor may not terminate the lease; otherwise, the deposit, totaling two months’ rent, will not be refunded. The remaining one-year lease term is a lease agreement under which either the Lessee or the Lessor may terminate the lease by giving one month’s prior written notice, and the lessor shall refund the deposit with neither party holding the other accountable. Such written notice may not be issued earlier than 23 months from the start of the lease term.

(1)

Shenzhen Xinhaofang Group Co., Ltd.	Shenzhen Semidux	26th Floor, Holdfound Sky Plaza, No. 11008 Beihuan Avenue, Nanshan District, Shenzhen, Guangdong Province	04/01/2024	03/31/2027	15,392	$16,301	If the Lessee wants to renew the lease, it must provide written application to the Lessor 90 days before the expiration of the lease.(1)

(1)	No determination has been made yet to extend any of the leases above as of the date of this prospectus. We believe that the Operating Entity’s current facilities are adequate to meet its current needs.

Insurance

The Operating Entity maintains certain insurance policies to safeguard it against risks and unexpected events. For example, the Operating Entity provides social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance, for its employees in compliance with applicable PRC laws, and maintains property all risks insurance to cover physical loss of or damage to the insured property. It does not maintain business interruption insurance or product liability insurance, which are not mandatory under PRC laws. The Operating Entity does not maintain key man insurance, insurance policies covering damages to its network infrastructures or information technology systems. For risk factors relating to the Operating Entity’s insurance policies, please see “Risk Factors—Risks Relating to Our Business and Industry—The Operating Entity’s current insurance policies may not provide adequate levels of coverage against all claims and it may incur losses that are not covered by its insurance.”

Seasonality

The Operating Entity currently does not experience seasonality in its operations.

Legal Proceedings

As of the date of this prospectus, we are not involved in any legal or administrative proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results, or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

REGULATIONS

Shenzhen Semidux is an infrastructure supplier and service provider focusing on the interactive application of computing power. Shenzhen Semidux is engaged in research and development and sales of cost-effective customized computing power products and services for individual and enterprise customers in the PRC. This section sets forth a summary of the applicable PRC laws, rules, regulations, government and industry policies and requirements that have a significant impact on our operations and business in the PRC. This summary does not purport to be a complete description of all the laws and regulations that apply to our business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

PRC Regulations Relating to Company Establishment

Company Law

The establishment, operation, and management of companies in the PRC are governed by the PRC Company Law, or the “Company Law,” as promulgated by the SCNPC on December 29, 1993, effective on July 1, 1994, and subsequently amended in 1999, 2004, 2005, 2013, 2018, and 2023. According to the Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The Company Law applies to both domestic companies and foreign-invested companies. Shenzhen Semidux obtained a business license to conduct business within PRC on August 22, 2019, and commenced business on August 23, 2019. The business operation of Shenzhen Semidux does not require other permits or approvals by government agencies except for a business license.

Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the “Foreign Investment Law,” which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises, and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. The Foreign Investment Law adopts the management system of pre-establishment national treatment and negative list for foreign investment. Regulations for the Implementation of the Foreign Investment Law of the PRC came into effect on January 1, 2020. Policies in support of enterprises shall apply equally to foreign-funded enterprises according to laws and regulations. Pursuant to Foreign Investment Law and the Negative List, promulgated jointly by MOFCOM and NDRC on December 27, 2021, was amended on September 6, 2024, and became effective on November 1, 2024, foreign investors shall not invest in sectors that are closed to foreign investment as specified in the Negative List. In sectors under the Negative List where foreign investment is restricted, foreign investors shall comply with the special administrative measures for restrictive access set in the Negative List on equity ratio, senior management, etc., when making investments. Where a foreign investor or enterprise with foreign investment invests in a field other than those in the Negative List, it shall register by the principle of consistency of domestic and foreign investment. The business of Shenzhen Semidux does not fall within the Negative List. Foreign investment enterprises shall be guaranteed that they could equally participate in the setting of standards, and the compulsory standards formulated by the state shall be equally applied. Fair competition for foreign investment enterprises to participate in government procurement activities shall be protected. The Foreign Investment Law also stipulates the protection on intellectual property rights and trade secrets.

Notice on the Implementation of Foreign Investment Law and the Registration of Foreign-funded Enterprises was issued by the SAMR on December 31, 2019. According to such notice, the SAMR conducts business registration, and the applicant shall apply for the registration of foreign-funded enterprises through the enterprise registration system. The registration authority shall conduct a formal examination on relevant application materials.

The Measures for Reporting Foreign Investment Information were adopted by the MOFCOM on December 19, 2019, approved by the SAMR, and became effective on January 1, 2020. According to such measures, when a foreign investor directly or indirectly conducts investment activities in China, the foreign investor or foreign-invested enterprise shall submit investment information to the competent department of commerce in accordance with the measures.

PRC Policies and Regulations Relating to the Computing Power Industries

As demonstrated by The Circular of the State Council on Printing and Distributing Policies for Encouraging the Development of the Software Industry and the Integrated Circuit Industry issued on June 24, 2000, the PRC continues to enact policies encouraging new and advanced technology and supporting the software and Integrated Circuit (“IC”) industries.

Computing power industries investments in the PRC conducted by foreign investors and foreign-owned enterprises shall currently comply with the Guidance Catalog of Encouraged Industries for Foreign Investment (2022 Version), or the Foreign Investment Catalog. The Foreign Investment Catalog contains specific provisions guiding market access of foreign capital, stipulating in detail different areas of entry, which include encouraged foreign-invested industries. Shenzhen Semidux’s business falls within the category of encouraged foreign-invested industries. On December 15, 2025, the NDRC and the MOFCOM promulgated the Guidance Catalog of Encouraged Industries for Foreign Investment (2025 Version), which will become effective on February 1, 2026. Shenzhen Semidux’s business still falls within the category of encouraged foreign-invested industries.

PRC Laws and Regulations Relating to Intellectual Property Rights

Trademarks

The Trademark Law of the PRC was promulgated on August 23, 1982, effective on March 1, 1983 with the last amendment effective from November 1, 2019. The Implementing Regulations of Trademark Law of the PRC were promulgated on August 3, 2002 by the State Council and amended on April 29, 2014 and became effective on May 1, 2014. These current effective laws and regulations provide the basic legal framework for the regulations of trademarks in the PRC, covering registered trademarks including commodity trademarks, service trademarks, collective marks, and certificate marks. The Trademark Office under the China National Intellectual Property Administration is responsible for the registration and administration of trademarks in the PRC. Trademarks are granted on a term of 10 years commencing on its registration date. Twelve months prior to the expiration of the 10-year term, an application may renew the trademark for another 10 years. As of November 30, 2025, Shenzhen Semidux had registered 34 trademarks in the PRC.

Under the Trademark Law, any of the following acts may be regarded as an infringement of the exclusive right to use a registered trademark:

(i)	Use of a trademark identical to a registered trademark on the same type of commodities without licensing by the trademark registrant;

(ii)	Use of a trademark similar to a registered trademark on the same type of commodities without licensing by the trademark registrant, or use of a trademark identical or similar to the registered trademark on similar commodities which easily causes confusion;

(iii)	Sale of commodities infringing upon exclusive rights to use registered trademarks;

(iv)	Forgery or unauthorized manufacturing of labels of other’s registered trademark or sale of forged or unauthorized labels of other’s registered trademark;

(v)	Change of a registered trademark without the consent of the trademark registrant, and sale of commodities bearing the changed trademark in the market;

(vi)	Intentionally facilitating infringement of other’s exclusive rights to use trademarks, assisting others in the implementation of infringement of exclusive rights to use trademarks; or

(vii)	Causing harm to others’ exclusive rights to use registered trademarks.

Patents

Pursuant to the Patent Law of the PRC promulgated on March 12, 1984, with the last amendment effective from June 1, 2021, and the Implementing Regulations of the Patent Law of the PRC promulgated on June 15, 2001, and most recently amended on December 11, 2023, which came into effect on January 20, 2024, respectively, an inventor or a designer may apply to the State Intellectual Property Office (the “SIPO”) for the grant of an invention patent, a utility model patent, or a design patent. According to the Patent Law of the PRC, the right to apply for a patent (a patent application) and of a registered patent can be transferred upon completion of registration with the SIPO. The patent right duration is 20 years for an invention patent, 10 years for a utility model patent, and 15 years for a design patent, starting from the date of application. A patentee is obligated to pay an annual fee beginning with the year in which the patent right is granted. Failure to pay the annual fee may result in a termination of the patent right duration. As of November 30, 2025, Shenzhen Semidux had registered 132 patents, including four invention patents, 10 integrated circuit layout designs, 13 other design patents, and 105 utility models.

Under the Patent Law and the Implementing Regulations of the Patent Law of the PRC, any of the following acts may be regarded as an infringement of the patentee’s rights:

(i)	Implementing the patent rights for an invention, a utility model or a design patent without licensing from the patentee and otherwise stipulated in these laws and regulations, including manufacturing, using, offering to sell, selling, or importing such patented products for manufacturing and business purposes, or using the patented method and using, offering to sell, selling, or importing products obtained directly according to the patented method, or manufacturing, offering to sell, selling, or importing the design patented products for manufacturing and business purposes; or

(ii)	Implementing patent counterfeiting pursuant to Article 84 of the Implementing Regulations of the Patent Law, which includes: (a) Place patent marking on products or packaging thereof which are not patented, continue to place patent marking on products or packaging thereof upon declaration of invalidation or termination of patent rights, or mark other’s patent number on products or packaging thereof without license; (b) Sale of products mentioned in Item (a); (c) Refer to technologies or designs which are not patented as patented technologies or patented designs in product manuals, etc., refer to patent applications as patents, or use other's patent number without license, and mislead the public into believing that the technologies or designs involved are patented technologies or patented designs; (d) Forgery or alteration of patent certificates, patent documents or patent application documents; and (e) Other acts which mislead the public into believing that a non-patented technology or design is a patented technology or design.

Copyrights

The Copyright Law of the PRC, promulgated on September 7, 1990, with the last amendment effective from June 1, 2021, protects copyright and explicitly covers computer software copyright. The Regulations on the Protection of Computer Software, promulgated on December 20, 2001, and amended on January 30, 2013, and came into force on March 1, 2013, protects the rights and interests of the computer software copyright owners and encourages the development of the software industry and information economy. In the PRC, software developed by PRC citizens, legal persons, or other organizations is automatically protected immediately after its development, whether published or not. Foreigners or stateless persons having software first published within the territory of the PRC enjoy copyright in accordance with these regulations. Software owned by foreigners or stateless persons is protected in the PRC under these regulations according to an agreement signed between the country to which the foreigner belongs or the habitual residence of its developer and the PRC or according to the international conventions the PRC participated in. A software copyright owner may register with the software registration institution recognized by the copyright administration department of the State Council. A registration certificate issued by the software registration institution is preliminary proof of the registered items. On February 20, 2002, the National Copyright Administration of the PRC promulgated the Measures for the Registration of Computer Software Copyright, which came into force on the date of promulgation and outlines the operational procedures for registration of software copyright, as well as registration of software copyright licenses and transfer contracts. The Copyright Protection Center of the PRC is mandated as the software registration agency under such measures.

Pursuant to the Regulations on the Protection of Computer Software, Chinese citizens, legal persons, or other entities own the copyright, including the right of publication, right of authorship, right of modification, right of reproduction, distribution right, rental right, right of network communication, translation right, and other rights software copyright owners shall have in software developed by them, regardless of whether the software has been published. As of the date of prospectus, Shenzhen Semidux has registered 50 software copyrights in the PRC.

Under the Copyright Law and the Regulations on the Protection of Computer Software of the PRC, any of the following acts may be regarded as an infringement of the software copyright:

(i)	Publishing or registering software without the permission of the copyright owner;

(ii)	Publishing or registering another person’s software as one’s own work;

(iii)	Publishing or registering jointly developed software as one’s own independent work, without the permission of the other developer(s);

(iv)	Stating one's own name on software developed by another person or altering the name on software developed by another person;

(v)	Altering or translating software without the permission of the copyright owner; or

(vi)	Implementing the following infringing acts without the permission of the copyright owner, which includes:(a) Copying or partly copying a copyright owner’s software; (b) Distributing, leasing or disseminating through the information network to the public a copyright owner’s software; (c) Intentionally evading or disrupting the technological measures adopted by the copyright owner for the protection of his software copyright; (d) Intentionally deleting or altering electronic information of the software right administration; (e) Assigning or authorizing others to exercise the copyright owner’s software copyright.

Layout Designs of Integrated Circuits

The Regulations on the Protection of Layout Designs of Integrated Circuits were promulgated by the State Council on April 2, 2001, and became effective on October 1, 2001, and the Detailed Implementing Rules of the Regulations on the Protection of Layout Designs of Integrated Circuits were promulgated by SIPO, the authority to receive and examine applications for registrations of layout IC designs, on September 18, 2001, and came into effect on October 1, 2001, or collectively the Layout-design Regulations.

Pursuant to the Layout-design Regulations, a layout design created by a PRC citizen, legal person or other organization shall be eligible for the exclusive right of layout design in accordance with the Layout-design Regulations. The holder of the right of a layout design shall enjoy the following exclusive right:

(i)	Reproducing a protected layout design in its entirety or any part thereof that complies with the requirement of originality; and

(ii)	Commercially exploiting a protected layout design, an IC incorporating a protected layout design, or an article incorporating such an IC.

The exclusive right of a layout design is acquired after it is registered with the intellectual property administration department of the State Council. Any unregistered layout design shall not be protected under the Layout-design Regulations. The term of protection of the exclusive right of a layout design shall be 10 years starting from the date of filing for registration or from the date on which it was first commercially exploited anywhere in the world, whichever expires earlier. However, no matter whether it has been registered or commercially exploited, a layout design shall no longer be protected under the Layout-design Regulations 15 years after the date of the completion of its creation.

Any layout design, if no application for its registration has been filled with the intellectual property administration department of the State Council within two years from the date on which it was first commercially exploited anywhere in the world, shall no longer be registered by the intellectual property administration department of the State Council.

The following acts, without the authorization of the holder of the right of a layout design, would constitute an infringement of the layout design:

(i)	reproducing a protected layout design in its entirety or any part thereof that complies with the requirement of originality;

(ii)	importing, selling, or otherwise distributing for commercial purposes a protected layout design, an IC incorporating such a layout design, or an article incorporating such an IC.

The amount of compensation for the damage caused by an infringement of the exclusive right of a layout design shall be the profits which the infringer has earned through the infringement or the losses suffered by the person whose right was infringed, including the reasonable expenses paid by the infringed person for the purposes of stopping the infringement.

As of November 30, 2025, Shenzhen Semidux had registered 10 exclusive right of layout designs in the PRC.

Domain Name

Internet domain name registration and related matters are primarily regulated by the Administrative Measures on Internet Domain Names issued by the Ministry of Industry and Information Technology (the “MIIT”), on August 24, 2017, which became effective on November 1, 2017; the Implementing Rules for the Registration of National Top-level Domain Names issued by China Internet Network Information Center (the “CINIC”), which released and became effective on June 18, 2019, and the Measures on Top-level Domain Names Disputes Resolution issued by CINIC which became effective on June 18, 2019. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration. Domain name disputes shall be submitted to institutions authorized by the CINIC for resolution. As of November 30, 2025, Shenzhen Semidux had registered four domain names in the PRC and Hong Kong.

PRC Laws Relating to Product Quality

The Product Quality Law of the PRC was promulgated on February 22, 1993, and amended on July 8, 2000, August 27, 2009, and December 29, 2018, respectively. The product quality supervision department under the State Council is responsible for nationwide product quality supervision. All the relevant departments under the State Council are in charge of product quality supervision according to their respective responsibilities. Local product quality supervision departments at or above the county level are responsible for product quality supervision within their own administrative areas.

Manufacturers and sellers shall establish and improve their internal product quality management systems and rigorously implement quality norms, quality responsibilities and corresponding measures for their assessment. The PRC government encourages the use of scientific quality management methods and the adoption of advanced science and technology, and encourages enterprises to ensure that their product quality reaches or surpasses trade standards, national standards and international standards. The entities and individuals that have made outstanding achievements in exercising advanced management of product quality and in bringing product quality up to the advanced international levels shall be awarded.

PRC Laws Relating to Production Safety

The Production Safety Law of the PRC promulgated on June 29, 2002, with the latest amended version effective from September 1, 2021, is the principal law governing the supervision and administration of production safety in the PRC. Entities engaged in production and business activities within the territory of the PRC shall abide by the relevant legal requirements such as providing its staff with training on product safety and providing a safe working environment in compliance with relevant laws and regulations. Any entities unable to provide the required safe working environment may not engage in production activities. Any failure to comply with the aforesaid provisions or to rectify noncompliance within a time limit may subject the relevant entities to fines and penalties, suspension of operations, ceasing of operations, or even criminal liability in severe situations.

PRC Laws and Regulations Relating to Taxation

Enterprise Income Tax

According to the EIT Law which was promulgated by the National People’s Congress on March 16, 2007, with the latest amended version effective from December 29, 2018, and its implementing rules, a unified EIT rate of 25% is applied equally to both domestic enterprises and foreign-invested enterprises, excluding non-resident enterprises. The EIT rate could be reduced to 15% for high-tech enterprises in need of special support from the PRC government.

Pursuant to the newly revised Administrative Measures for the Accreditation of High-tech Enterprises, or the Administrative Measures, which became effective on January 1, 2016, high-tech enterprises, which are recognized in accordance with the Administrative Measures, may apply for the tax preferential policy in accordance with the EIT Law and the Implementing Measures thereof, the Law of PRC Concerning the Administration of Tax Collection and Implementing Rules of the Law of the PRC Concerning the Administration of Tax Collection. Qualified high-tech enterprises would be taxed at a rate of 15% on EIT. The validity period of high-tech enterprises shall be three years from the date of issuance of the certificate of high-tech enterprise. After obtaining the high-tech enterprise qualification, such enterprise shall retain its financial statements with details of its research and development activities and other technological innovation activities for future reference in accordance with the requirements of the tax authority and other relevant authorities. Where a significant change occurred, such as a change of name or other conditions related to the high-tech enterprises identified (for instance, separation, merger, restructuring, and change of business), such enterprise shall report it to the relevant competent tax authority, which would accredit such enterprise within three months. Upon such accreditation, the high-tech enterprise would either retain its qualification or be disqualified. For enterprises changing their name, the authority would re-issue the certificate with the certificate number and the duration of validity remains unchanged.

Pursuant to the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Taxes on the Indirect Transfer of Properties by Non-resident Enterprises promulgated and with effect from February 3, 2015, or Circular 7, and the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises promulgated on October 17, 2017, effective on December 1, 2017, with the last amendment on June 15, 2018, or SAT Circular 37, where a non-resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise, or PRC Taxable Properties, to evade its obligation of paying EIT by implementing arrangements that are not for bona fide commercial purpose, such indirect transfer shall be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise, in accordance with the provisions of Article 47 of the EIT Law. PRC Taxable Properties in this announcement include properties of a PRC entity or establishment located in the PRC, real estate in the PRC and an equity investment in a PRC resident enterprise, that are directly held by non-resident enterprise and proceeds from such transfer shall be subject to EIT in the PRC in accordance with the PRC tax laws. An indirect transfer of PRC Taxable Properties refers to a transfer by a non-resident company of an equity interest or other similar right or interest in an overseas enterprise (excluding the PRC resident enterprise registered overseas), or the Overseas Enterprises, that in turn directly or indirectly holds the PRC Taxable Properties, which effectively has the same or a similar effect as a direct transfer of such PRC Taxable Properties. Circular 7 also provides that an indirect transfer of PRC Taxable Properties, which satisfies one of the following conditions, will not be subject to the aforesaid provisions:

(i)	A non-resident enterprise buys and sells the shares of one same overseas listed company in a public stock exchange; and

(ii)	If the non-resident enterprise directly held and transferred PRC Taxable Properties, the proceeds derived thereof would be exempt from EIT under the applicable tax treaty or arrangement.

Currently, our PRC subsidiaries mainly apply to two different EIT arrangements: (a) Shenzhen Semimeta, Maijie Shenzhen, and Shenzhen Silicon are subject to the enterprise income tax at the rate of 25% and (b) Shenzhen Semidux is subject to the enterprise income tax at the rate of 15%,because Shenzhen Semidux obtained the High-tech Enterprise Certificate issued by Shenzhen Science and Technology Innovation Commission, Shenzhen Municipal Finance Bureau and Shenzhen Tax Bureau of State Administration of Taxation on December 23, 2021, and successfully obtained the new certificate which is valid from December 26, 2024 to December 25, 2027, pursuant to which certificate Shenzhen Semidux is qualified to enjoy the preferential EIT policies as a high-tech enterprise.

Value-added Tax

Pursuant to the Provisional Regulations on Value-Added Tax of the PRC promulgated by the State Council on December 13, 1993, with the latest amended version effective from November 19, 2017, and its implementing rules promulgated by the MOF on December 25, 1993, and revised on December 18, 2008 and October 28, 2011, respectively, taxpayers engaging in the sale of goods, provision of processing services, repairs and replacement services or importation of goods within the territory of the PRC shall pay value-added tax (the “VAT”). Unless stated otherwise, the rate of VAT is 17%.

Pursuant to the Notice on Value-added Tax Policies of Software Products, a general taxpayer who sells it self-develop software products and bears a VAT of more than 3%, could enjoy a levy-refund policy on VAT after being taxed at the fixed rate of 17%. However, in practice, such a general taxpayer should present the licenses of software products or registration certificates of software copyrights to prove the software products were developed and produced on its own.

In April 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates or Circular 32, according to which (i) for VAT taxable sales or imports of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates were adjusted to 16% and 10%, respectively; and (ii) for exported goods originally subject to a tax rate of 17% and an export tax refund rate of 17%, the export tax refund rate was adjusted to 16%. Circular 32 became effective on May 1, 2018, and superseded existing provisions which were inconsistent with Circular 32.

Pursuant to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which was promulgated by MOF, State Administration of Taxation and the General Administration of Customs on March 20, 2019, where (i) for VAT taxable sales or imports of goods originally subject to value-added tax rates of 16%, such tax rates shall be adjusted to 13%; and (ii) for the exported goods originally subject to a tax rate of 16% and an export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%.

On December 25, 2024, the SCNPC promulgated the Value-Added Tax Law of the People’s Republic of China, or the VAT Law, which will become effective on January 1, 2026. Pursuant to the VAT Law, the importation of goods by taxpayers shall be subject to VAT at the rate of 13%. Export goods by taxpayers shall be subject to VAT at the rate of 0%.

Currently, our PRC subsidiaries mainly apply to two different VAT arrangements: (a) As a small-scale taxpayer without essential business operation, Shenzhen Semimeta is only subject to the VAT rate of 3%, and; (b) As a general tax payers who is eligible for preferential tax policies and engaged with various businesses, the VAT rate of Shenzhen Semidux can be divided into four parts, including:(i) the VAT rate for sales of goods and services is 13%; (ii) the VAT rate for software licensing is 13%; (iii) the VAT rate for lease of tangible movables is 13%; and (iv) the VAT rate for providing technical services is 6%. Shenzhen Silicon is subject to the VAT rate of 13% for business. The VAT rate for Maijie Shenzhen can be divided into two parts, including: (i) the VAT rate for sales of goods and services, which is 13%, and (ii) the VAT rate for information system services, which is 6%. In addition, according to the Notice of the Ministry of Finance and the State Administration of Taxation on the VAT Policy for Software Products, Shenzhen Semidux is eligible for the preferential policy of “instant refund of VAT on software products” from 2021 to 2024. Shenzhen Semidux is eligible for preferential VAT policy according to the approval of Shenzhen Pingshan District Taxation Bureau of the State Administration of Taxation.

Tax on Dividends

Pursuant to the EIT Law and the EIT Implementation Rules, except as otherwise provided by relevant tax treaties with the PRC government, dividends paid by foreign-invested investment enterprises to foreign investors which are non-resident enterprises and which have not established or operated premises in the PRC, or which have established or operated premises but where their income has no de facto relationship with such establishment or operation of premises shall be subject to a withholding tax of 10%. Pursuant to the Double Tax Avoidance Arrangement, where the beneficial owner is a company directly holding at least 25% of the equity interest of the company paying the dividends, the tax charged shall not exceed 5% of the distributed dividends. In any other case, the tax charged shall not exceed 10% of the distributed dividends.

Pursuant to the Announcement on Issues Relating to “Beneficial Owner” in Tax Treaties promulgated by the SAT on February 3, 2018, and came effective April 1, 2018, a “beneficial owner” shall mean a person who has ownership and control over the income, and the rights and property from which the income is derived. Upon the determination of the “beneficial owner” status of a resident of the treaty counterparty who needs to enjoy the tax treaty benefits (hereinafter referred to as the “applicant”), a comprehensive analysis shall be conducted taking into account the actual conditions of the specific case. In general, the following factors are unfavorable for the determination of “beneficial owner” status of an applicant: (1) the applicant is obligated to pay 50% or more of the income, within 12 months from its receipt, to a resident of a third country (region), where the term “obligated” includes agreed obligations and de facto payment for which there is no agreed obligation; (2) the business activities undertaken by the applicant do not constitute substantive business activities, where substantive business activities shall include manufacturing, distribution and management activities of a substantive nature, the determination of whether the business activities undertaken by the applicant are of a substantive nature shall be based on the functions actually performed and the risks borne, and investment holding management activities of a substantive nature undertaken by the applicant may constitute substantive business activities (where the applicant undertakes investment holding management activities which do not constitute substantive business activities, and simultaneously undertakes other business activities, if such other business activities are not sufficiently significant, these shall not constitute substantive business activities); (3) the treaty counterparty country (region) does not levy, or exempts tax on the relevant income, or levies tax but with a very low actual tax rate; (4) in addition to the loan contract based on which interest is derived and paid, there exists other loans or deposit contracts between the creditor and the third party, of which factors such as the amount, interest rate, and date of execution are similar; and (5) in addition to the transfer contract for rights to use such as copyright, patent, and technology, from which the royalties are derived and paid, there exists other transfer contracts for rights to use or ownership in relation to copyright, patent, and technology between the applicant and a third party.

Pursuant to the Notice of the SAT on the Relevant Issues Concerning the Implementation of Dividend Clauses in Tax Treaties promulgated by the SAT and effective February 20, 2009, all of the following conditions shall be satisfied before the concession tax rate in a tax treaty can be enjoyed: (1) the tax resident obtaining dividends shall be restricted to the company as provided in the tax treaty; (2) among all the ownership equity interests and voting shares of the PRC resident company, the proportion directly owned by the tax resident complies with the prescribed proportions under the tax treaty; and (3) the proportion of the equity interests of the PRC resident company directly owned by such tax resident complies with, at all times within the twelve months before obtaining the dividends, the proportions specified in the tax treaty.

Pursuant to the Announcement of the State Taxation Administration on Issuing the Administrative Measures for Entitlement to Treaty Benefits for Non-resident Taxpayers promulgated by the SAT on October 14, 2019, and effective January 1, 2020, entitlement to treaty benefits for non-resident taxpayers shall be handled by means of “self-judgment of eligibility, declaration of entitlement, and retention of relevant materials for future reference.” Where non-resident taxpayers judge by themselves that they meet the conditions for entitlement to treaty benefits, they may obtain such entitlement themselves at the time of making tax declarations, or at the time of making withholding declarations via withholding agents. At the same time, they shall collect, gather, and retain relevant materials for future reference in accordance with the provisions of these Measures, and shall accept the follow-up administration of tax authorities. Relevant information proving the status of “beneficial owner” shall be retained in the case of entitlement to dividends, interest, and treaty benefits of royalty clauses.

PRC Laws and Regulations Relating to Employment and Social Welfare

Labor Law of the PRC

Pursuant to the PRC Labor Law promulgated by the SCNPC on July 5, 1994 and effective from January 1, 1995, and amended on August 27, 2009 and December 29, 2018, as well as the PRC Labor Contract Law promulgated by the SCNPC on June 29, 2007 and effective on January 1, 2008, and revised on December 28, 2012, and effective from July 1, 2013, if an employment relationship is established between an entity and its employees, written labor contracts shall be executed between them. The relevant laws stipulate the maximum number of working hours per day and per week, respectively. Furthermore, the relevant laws also set forth the minimum wages. The entities shall establish and develop systems for occupational safety and sanitation, implement the rules and standards of the PRC government on occupational safety and sanitation, educate employees on occupational safety and sanitation, prevent accidents at work and reduce occupational hazards. Our PRC subsidiaries have entered into written employment contracts with all employees and performed their obligations required under the relevant PRC laws and regulations.

Social Insurance and Housing Fund

Pursuant to the Interim Regulations on Levying Social Insurance Premiums promulgated on January 22, 1999 and revised on March 24, 2019, Decisions of the State Council on Modifying the Basic Endowment Insurance System for Enterprise Employees promulgated on December 3, 2005, Decision on Establishment of Basic Medical System for Urban Employee issued by State Council with effect from December 14, 1998, the Regulations on Unemployment Insurance effective from January 22, 1999, Regulations on Work-Related Injury Insurance promulgated on April 27, 2003 with effect from January 1, 2004, and as amended on December 20, 2010, and the Interim Measures concerning the Maternity Insurance for Enterprise Employees promulgated on December 14, 1994 with effect from January 1, 1995, employers are required to register with the competent social insurance authorities and provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance and medical insurance.

Pursuant to the Social Insurance Law of the PRC, which became effective on July 1, 2011, with the last amendment on December 29, 2018, all employees are required to participate in basic pension insurance, basic medical insurance schemes and unemployment insurance, which must be contributed by both the employers and the employees. All employees are required to participate in work-related injury insurance and maternity insurance schemes, which must be contributed by the employers. Employers are required to complete registrations with local social insurance authorities. Moreover, employers must timely make all social insurance contributions. Except for mandatory exceptions such as force majeure, social insurance premiums may not be paid late, reduced, or exempted. Where an employer fails to make social insurance contributions in full and on time, the social insurance contribution collection agencies shall order it to make all or outstanding contributions within a specified period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to 1-3 times the overdue amount. As of the date of this prospectus, Shenzhen Semidux still fails to promptly contribute social security premiums in full amount, which may entail legal risks of being ordered to supplement contributions within a specified period, or being imposed a fine or late payment fee by social security premium collection agency. As of the date of this prospectus, Shenzhen Semidux has not received any notice of ordering contribution supplementation or been imposed a fine or late payment fee by any social security premium collection agency.

Pursuant to the Administrative Regulations on the Housing Provident Fund effective from April 3, 1999, amended on March 24, 2002, and March 24, 2019, enterprises are required to register with the competent administrative centers of housing provident fund and open bank accounts for housing provident funds for their employees. Employers are also required to timely pay all housing fund contributions for their employees. Where an employer fails to submit and deposit registration of housing provident fund or fails to go through the formalities of opening housing provident fund accounts for its employees, the housing provident fund management center shall order it to go through the formalities within a prescribed time limit. Failing to register with the competent administrative centers of housing provident fund and open bank accounts for housing provident funds for their employees at the expiration of the time limit will subject the employer to a fine of not less than RMB10,000 and up to RMB50,000. When an employer fails to pay housing provident fund due in full and on time, housing provident fund center is entitled to order it to rectify, failing to do so would result in enforcement exerted by the court. Shenzhen Semidux did not fully pay the housing fund in accordance with the Administrative Regulations on the Housing Provident Fund before July 2020, but rectified it by making full contributions to the housing fund for its employees in July 2020. Shenzhen Semidux has not received any notice of ordering the payment or implementation from the Housing Fund Management Center.

PRC Laws and Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

Pursuant to the Administrative Regulations of the PRC on Foreign Exchange promulgated by the State Council on January 29, 1996, effective on April 1, 1996, and most recently amended on August 5, 2008, and various regulations issued by the SAFE, and other PRC regulatory agencies, foreign currency could be exchanged or paid through two different accounts, namely current account and capital account. Payment of current account items, including commodity, trade and service-related foreign exchange transactions and other current payments, may be made by conversion between the Renminbi and foreign currencies without the approval of the SAFE, but are subject to procedural requirements including presenting relevant documentary evidence of such transactions. Capital account items, such as direct equity investment, loans and repatriation of investment, require prior approval from or registration with the SAFE or its local branch for conversion between Renminbi and the foreign currency, and remittance of the foreign currency outside the PRC.

Foreign Exchange Management of Foreign Direct Investment

Pursuant to the Administrative Regulations of the PRC on Foreign Exchange and the Implementation Regulations for the Foreign Investment Law of the PRC, overseas organizations or foreign investors making direct investments in China shall not only process registration formalities with the foreign exchange administration upon approval by the relevant competent authorities, but also shall submit investment information through the enterprise registration system as well as the enterprise creditworthiness information announcement system to the commerce administrative authority.

Pursuant to the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors, which was promulgated by SAFE on May 10, 2013, upon establishment of a foreign investment enterprise pursuant to the law, registration formalities shall be completed with SAFE. In the event of subsequent changes in the capital of the foreign investment enterprise such as increase in capital, capital reduction, and equity transfer, registration change formalities shall be completed with SAFE.

Pursuant to the Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Enterprises, or the “SAFE Circular No.19,” which was promulgated by SAFE on March 30, 2015, and became effective on June 1, 2015, a foreign investment enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). The SAFE Circular No.19 also provides that, for the time being, foreign investment enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the “SAFE Circular No. 59,” promulgated by SAFE on November 19, 2012, and was further amended on May 4, 2015, as well as October 10, 2018 and December 30, 2019, approval is not required for opening a foreign exchange account and depositing foreign exchange into the account relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign investment enterprises. As of the date of this prospectus, Shenzhen Semimeta has already fulfilled all requirements of foreign exchange-related registration and foreign investment information announcement which are both complied with current laws and regulations in the PRC.

Overseas Investment and Financing and Round-Trip Investment

Pursuant to the SAFE Circular 37, which was promulgated by SAFE and went into effect on July 4, 2014, prior to making a capital contribution in a special purpose vehicle by a PRC resident using its legitimate assets or interests in the PRC or overseas, the PRC resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investments. A “domestic entity” referred to in this notice shall mean enterprise and institutional legal persons and any other economic organizations established in the PRC pursuant to the law; a “PRC resident individual” shall mean a PRC citizen holding a PRC resident identity document, military personnel identity document or armed police personnel identity document, and any foreign individual who does not hold a PRC identity document but normally resides in the PRC due to economic reasons. As of the date of this prospectus, our beneficial shareholders who are PRC residents have completed have finished foreign exchange registration formalities in the PRC. Pursuant to the SAFE Circular 13, promulgated by SAFE on February 13, 2015, and effective June 1, 2015, two administrative approval matters, including foreign exchange registration approval under domestic direct investment and foreign exchange registration approval under overseas direct investment, shall be reviewed and processed directly by banks. SAFE and its local bureaus shall implement indirect supervision through the foreign exchange registration with banks for direct investment.

Dividend Distribution

Under the Company Law, the Foreign Investment Law, and Implementation Regulations of Foreign Investment Law, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. According to the Foreign Investment Law and Implementation Regulations of Foreign Investment Law, foreign investors’ investment, profits, capital gains, assets disposal income, intellectual property license fees, compensation or indemnification obtained according to law, and income from liquidation, among other things, may be freely remitted in or out of China in RMB or foreign currency. In addition, under the Company Law, wholly foreign-owned enterprises in the PRC are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned enterprises may, at their discretion, allocate a portion of their after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

PRC Laws and Regulations Relating to Mergers & Acquisitions

On August 8, 2006, six PRC governmental and regulatory agencies, including the CSRC, the MOFCOM, the State-owned Assets Supervision and Administration Commission, the SAT, the State Administration of Industry and Commerce, and the SAFE, adopted the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise, when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets, or when the foreign investors purchase the assets of a domestic company, establish a foreign-invested enterprise by injecting such assets, and operate the assets. As for merger and acquisition of a domestic company with a related party relationship by a domestic company, enterprise or natural person in the name of an overseas company legitimately incorporated or controlled by the domestic company, enterprise of natural person, such merger and acquisition shall be subject to examination and approval of MOFCOM. The parties involved shall not use domestic investment by foreign investment enterprises or other methods to circumvent the requirement of examination and approval.

Pursuant to the Manual of Guidance on Administration for Foreign Investment Access, which was issued and became effective on December 18, 2008, by MOFCOM, notwithstanding the fact that (i) the domestic shareholder is connected with the foreign investor or not, or (ii) the foreign investor is the existing shareholder or the new investor, the M&A Rules shall not apply to the transfer of an equity interest in an incorporated foreign-invested enterprise from the domestic shareholder to the foreign investor.

PRC Regulations Relating to Information Security and Privacy Protection

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law of the PRC which came into effect on June 1, 2017 and applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The PRC Cybersecurity Law defines “network operators” as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations under graded system for cybersecurity protection requirements, which include formulating internal security management rules and operating instructions, appointing cybersecurity responsible personnel and their duties, adopting technical measures to prevent computer viruses, cyber-attack, cyber-intrusion and other activities endangering cybersecurity, adopting technical measures to monitor and record network operation status and cybersecurity events; (ii) formulating a emergency plan and promptly responding and handling security risks, initiating the emergency plans, taking appropriate remedial measures and reporting to regulatory authorities in the event comprising cybersecurity threats; and (iii) providing technical assistance and support to public security and national security authorities for protection of national security and criminal investigations in accordance with the law.

On June 10, 2021, the SCNPC promulgated the Data Security Law of the PRC which came into effect on September 1, 2021.The Data Security Law defines the scope of the “data processing” as it includes the collection, storage, use, processing, transmission, availability and disclosure of data, etc. Meanwhile, the Data Security Law stipulates that it shall apply to the security management for the cross-border transfer of important data collected and produced during operation by CIIOs within the territory of the PRC; and the administrative measures for the security management for the cross-border transfer of important data collected and produced during operation by other data processors within the territory of the PRC shall be formulated by the state cyberspace administration in concert with the relevant departments under the State Council. On July 7, 2022, CAC promulgated the Security Assessment Measures for Outbound Data Transfers, or the “Measures,” which became effective on September 1, 2022. The Measures applies to the security assessment of critical data and personal information collected and generated by a data processor in its operation in the PRC, which are to be provided abroad. Article 4 of the Measures stipulates that a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level if the data processor provide data abroad under any of the following circumstances: (i) where a data processor provides critical data abroad; (ii) where a CIIO or a data processor processing the personal information of more than one million people provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; and (iv) other circumstances prescribed by the CAC for which declaration for security assessment for outbound data transfers is required.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, which became effective on November 1, 2021. The Personal Information Protection Law provides a comprehensive set of information privacy and protection requirements that apply to the processing of personal information and expands information protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The Personal Information Protection Law also provides that CIIOs and personal information processing entities who process personal information meeting a volume threshold to be set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the Personal Information Protection Law contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenue from the prior year and may also be ordered to suspend any related activity by competent authorities.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. According to the Cybersecurity Measures, CIIOs that intend to purchase network products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

In addition, the Regulation on Network Data Security Management, which came into effect on January 1, 2025, consisting of nine chapters and 64 articles, primarily stipulate the following: refined provisions for personal information protection, general requirements and provisions for online data security management, optimized provisions for cross-border online date security management, thereby clarifying the obligations of online platform service providers. According to the above regulations, network data processors conducting network data processing activities that may affect or potentially affect national security shall conduct national security reviews in accordance with national regulations.

As of the date of this prospectus, with respect to the current business of our PRC subsidiaries, the following statements could be confirmed: (i) we have not been engaged in any personal information or data processing that PRC laws and regulations may govern; (ii) we are not CIIOs or online platform operators with personal information of more than one million users; (iii) we do not produce personal information or data abroad whether it is critical or not ; and (iv) we have not received any notice from any authorities identifying any of our PRC subsidiaries as a CIIO or requiring us to go through cybersecurity review, network data security review, or outbound data security assessment by the CAC. In conclusion, our PRC subsidiaries own no obligations and are not subject to cybersecurity review, network data security review or outbound data security assessment by the CAC under the Cybersecurity Review Measures and Security Assessment Measures for Outbound Data Transfers.

PRC Regulations Relating to Oversea Listings

On February 17, 2023, the CSRC promulgated the Trial Measures and the Notice. The Trial Measures regulate filing procedures with the CSRC both for direct overseas offerings and listings by PRC enterprises and indirect overseas offering and listing by a foreign company with its major business operations and/or assets located in the PRC and/or other similar rights and interests arranged by PRC enterprises. An offering or listing of an issuer will be considered indirect if the following conditions are both met with respect to such issuer: (i) any of the operating revenue, gross profit, total assets, or net assets of PRC enterprises in the most recent fiscal year constitutes more than 50% of the relevant line item in the issuer’s audited consolidated financial statement for that same year; and (ii) the issuer’s principal business activities are conducted in mainland China, or its principal places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. PRC Domestic enterprises seeking direct or indirect overseas listing shall first file with the CSRC who is authorized to accept and review such filings of applications for overseas offerings and listings. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge, and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

The Trial Measures establish a list outlining the circumstances where a PRC enterprise is prohibited from offering and listing securities overseas, and the CSRC has the authority to block offshore listings that: (i) are explicitly prohibited by laws; (ii) may endanger national security as determined by relevant competent departments under the State Council; (iii) involve criminal offenses that disrupting PRC economy such as corruption, bribery, embezzlement, misappropriation of property by the issuer, the controlling shareholder and/or actual controller in the recent three years; (iv) involve the issuer under investigations for suspicion of criminal offenses or major violations of laws and regulations; or (v) involve material ownership disputes over the shares held by the controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. An issuer seeking direct or indirect overseas listing shall file with the CSRC within three working days after relevant overseas offering applications have been submitted to overseas regulator or listing venue, and is required to undergo national security review or obtain clearance from relevant authorities if necessary before making any application with overseas regulator or listing venue. International securities firms that engage in sponsoring or lead underwriting for overseas listings of such issuer are required certain filings with the CSRC within 10 working days after signing its first engagement agreement with the issuer. Where an overseas securities regulator investigates and collects evidence relating to the overseas offering and listing of a PRC enterprise and related activities, and requests the CSRC for cooperation in accordance with the cross-border supervision and management cooperation mechanism, the CSRC may provide necessary assistance according to law.

According to the Notice, an issuer (i) whose application for indirect overseas listing has been officially approved by overseas regulators or listing venue before the implementation of the Trial Measures, (ii) who needs no more regulatory procedures required by overseas regulators or listing venues, and (iii) whose overseas listing will be completed before September 30, 2023, is not required to file with the CSRC unless it raises additional financing. An issuer who has applied for indirect overseas listing but not been officially approved by overseas regulators or listing venue as of the date of implementation of the Trial Measures is required to complete the filing with the CSRC before the overseas issuance and listing.

Based on the foregoing, our application for listing in Nasdaq does not fall under the circumstance that such overseas listing is prohibited by the Trial Measures, nor do we need to go through the review such as security review or clearance approval from relevant authorities. On June 9, 2023, we filed with the CSRC for this offering as required by the Trial Measures. On August 21, 2023, we received an inquiry from the CSRC regarding this offering, and we submitted our responses to the CSRC on October 10, 2023, December 15, 2023, December 29, 2023, and January 27, 2025. On May 13, 2025, we received another inquiry from the CSRC regarding this offering, and we submitted our response to the CSRC on May 14, 2025.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Zhiwen Shen	47	Chief Executive Officer and Director
Jiali Chen	42	Chief Financial Officer
Weifeng Xu	50	Chief Technology Officer
Zhe Sun	46	Chief Marketing Officer and Director Appointee*
Dongsheng Chen	57	Independent Director Appointee*
Douglas Paul Menelly	50	Independent Director Appointee*
Elias N. Nader	64	Independent Director Appointee*

* The appointment of each director appointee will be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

The following is a brief biography of each of our executive officers and directors:

Mr. Zhiwen Shen has served as our Chief Executive Officer and our director since 2022. Mr. Shen, as the founder of Shenzhen Semidux, has served as Chief Executive Officer of Shenzhen Semidux since August 2019, and is responsible for the management of day-to-day operations and high-level strategizing and business planning. From March 2018 to August 2019, Mr. Shen served as the chief executive officer at Shenzhen Dachu Technology Co., LTD. From September 2010 to March 2018, Mr. Shen served as the chief executive officer of Shanghai Kaixu Trading Co., Ltd. From January 2004 to August 2010, he was a marketing manager of OCI (SHANGHAI) INTERNATIONAL TRADING LIMITED. Mr. Shen obtained his bachelor’s degree in international finance in 2001.

Mr. Jiali Chen has served as our Chief Financial Officer since 2022. Mr. Chen has served as Chief Financial Officer of Shenzhen Semidux since July 2021. From July 2019 to March 2021, Mr. Chen served as the evaluation manager of the credit management department at Shanghai Pudong Development Bank (Guangzhou Branch). From February 2017 to July 2019, Mr. Chen served as the product manager of the financial market department at Shanghai Pudong Development Bank (Guangzhou Branch). From April 2015 to February 2017, Mr. Chen was a senior auditor at DTT Deloitte. From August 2013 to April 2015, Mr. Chen served as the compliance inspector at Guangdong Development Bank (Guangzhou Branch). From October 2011 to August 2013, Mr. Chen was an auditor of PwC Price Waterhouse Coopers. Mr. Chen is a non-practicing member of the Chinese Institute of Certified Public Accountants and a member of the China Certified Tax Agents Association. Mr. Chen holds the Legal Professional Qualification, Intermediate Accountant Qualification and Proficient Auditor Qualification in China. Mr. Chen obtained his master’s degree in accounting in 2011 and obtained his bachelor’s degree in automation in 2006.

Mr. Weifeng Xu has served as our Chief Technology Officer since 2022. Mr. Xu has served as Chief Technology Officer of Shenzhen Semidux since August 2019. From April 2018 to August 2019, Mr. Xu served as project manager at Shenzhen Dachu Technology Co., LTD. From November 2010 to April 2018, Mr. Xu served as the general manager at Shanghai Aiguan Digital Technology Co., Ltd. From July 2007 to March 2009, Mr. Xu served as the general manager of Shanghai Guanwei Electronics Co., Ltd. Mr. Xu served as R&D manager of Shanghai Electricity Meter Factory Co., Ltd from March 2006 to June 2007. Mr. Xu obtained his bachelor’s degree in microelectronics in 2011.

Mr. Zhe Sun will serve as our director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Sun has served as our Chief Marketing Officer since 2022. Mr. Sun has served as Chief Media Officer of Shenzhen Semidux since August 2019. From June 2017 to April 2018, Mr. Sun served as the operations manager of Shenzhen Dachu Technology Co., Ltd. From November 2010 to April 2018, Mr. Sun served as the sales director of Shanghai Aiguan Digital Technology Co., Ltd. From July 2007 to March 2009, Mr. Sun served as the deputy general manager at Shanghai Guanwei Electronic Technology Co., Ltd. Mr. Sun obtained his bachelor’s degree in economics from Jilin University in 2018

Mr. Dongsheng Chen will serve as our independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Chen has served as a senior partner at Goldsun Law Firm since August 2001. Mr. Chen Dongsheng founded the real estate practice group and the banking and insurance practice group for Goldsun Law Firm and is currently the head of real estate practice group. Mr. Chen obtained a college diploma in law from Wuhan University in 1991.

Mr. Douglas Paul Menelly will serve as our independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Menelly has served as the director for public relations at Willis Towers Watson since March 2022. From June 2021 to September 2023, Mr. Menelly served as an independent director of the board of directors of Pop Culture Group Co., Ltd (Nasdaq: CPOP). From March 2020 to March 2022, Mr. Menelly served as the director for public relations and media relations at Skyline Corporate Communication Group. From January 2018 to May 2020, Mr. Menelly served as a client executive at eOptions Strategy & Communications Consulting. From November 2013 to October 2017, Mr. Menelly worked at Aspen Insurance Group, and served as the senior vice president for corporate communications from July 2016 to October 2017, the global head of marketing from June 2015 to July 2016, and the senior vice president for marketing from November 2013 to June 2015. From November 2011 to November 2013, Mr. Menelly served as the global communications director of American International Group. Mr. Menelly received his Executive MBA degree from Columbia Business School in 2012, his master’s degree in operations management from New York University in 2001, and his bachelor’s degree in civil engineering from State University of New York in 1997.

Mr. Elias N. Nader will serve as our independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Nader has served as an independent director at Immersion Corporation (Nasdaq: IMMR) since March 2022 and as lead independent director since December 2022. Since February 2022, Mr. Nader has served as an advisor board member of Mariposa Technology. Since February 2022, Mr. Nader has served as the senior vice president and chief financial officer at Quicklogic Corporation. From September 2019 to January 2022, Mr. Nader served as the senior vice president and chief financial officer at Pixelworks, Inc. From October 2012 to September 2019, Mr. Nader served as the senior vice president, chief financial officer and corporate secretary at Sigma Designs, Inc. From October 2011 to October 2012, Mr. Nader served as the CFO Management Consultant at Nader LLC. Mr. Nader obtained his MBA degree in international business in 2021 from San Jose State University in 2021. Mr. Nader obtained a bachelor’s degree in accounting and a bachelor’s degree in economics from San Joe State University in 1986.

For additional information, see “Description of Share Capital—Directors.”

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Controlled Company

Upon completion of this offering, Zhiwen Shen, our CEO and chairman of the board of directors, will hold approximately [●]% of the aggregate voting power of our issued and outstanding Ordinary Shares assuming no exercise of the over-allotment option, or [●]% assuming full exercise of the over-allotment option. As a result, we will be deemed to be a “controlled company” for the purpose of the Nasdaq Listing Rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq Listing Rules even if we are deemed to be a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association as may be amended from time to time. Our Company has the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	declaring dividends and distributions; and

●	convening shareholders’ general meetings and reporting its work to shareholders at such meetings.

Terms of Directors and Executive Officers

Each of our directors holds office until he or she is removed from office by the Company by ordinary resolutions or a successor has been duly elected and qualified. All of our executive officers are appointed by and serve at the discretion of our board of directors.

The office of our director shall also be automatically vacated, if they: (a) becomes bankrupt or makes any arrangement or composition with his creditors; (b) is found to be or becomes of unsound mind; (c) resigns his office by notice in writing to the Company; (d) is removed from office by Ordinary Resolution; (e) is convicted of an arrestable offence; or (f) dies.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We have entered into indemnification agreements with our independent directors. Under these agreements, we agree to indemnify our independent directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended March 31, 2025, we paid an aggregate of $454,316 as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers, except that the Operating Entity is required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund under PRC laws.

Insider Participation Concerning Executive Compensation

Our Chairman of the Board of Directors and director, Mr. Zhiwen Shen, has been making all determinations regarding executive officer compensation from the inception of our Company. When our Compensation Committee is set up, it will be making all determinations regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Dongsheng Chen, Douglas Paul Menelly, and Elias N. Nader. Elias N. Nader will be the chairperson of our audit committee. We have determined that Dongsheng Chen, Douglas Paul Menelly, and Elias N. Nader will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Elias N. Nader qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Dongsheng Chen, Douglas Paul Menelly, and Elias N. Nader. Douglas Paul Menelly will be the chairperson of our compensation committee. We have determined that Dongsheng Chen, Douglas Paul Menelly, and Elias N. Nader will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Dongsheng Chen, Douglas Paul Menelly, and Elias N. Nader. Dongsheng Chen will be the chairperson of our nominating and corporate governance committee. We have determined that Dongsheng Chen, Douglas Paul Menelly, and Elias N. Nader will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is to be filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part and will be applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

•	each of our directors and executive officers who beneficially own our Ordinary Shares; and

•	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 1,000,000 Ordinary Shares outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 16 shareholders of record, none of whom are located in the United States. We will be required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers(1):
Zhiwen Shen (2)	836,928	83.69%
Jiali Chen	—	—
Weifeng Xu (3)	46,640	4.66%
Zhe Sun (4)	64,578	6.46%
Dongsheng Chen (6)	14,371	1.44%
Douglas Paul Menelly	—	—
Elias N. Nader	—	—
All directors and executive officers as a group (seven individuals):	851,299	85.13%
5% Shareholders:
Renekton Holding Limited(5)	301,361	30.14%
Aixpower Holding Limited(2)	836,928	83.69%
Mefis Holding Limited (4)	64,578	6.46%
Lucky House Holding Limited (7)	50,226	5.02%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is 26/F, Holdfound Sky Plaza, No. 11008 Beihuan Avenue, Nanshan District, Shenzhen, the People’s Republic of China.

(2)

Represents: (i) 138,652 Ordinary Shares directly held by Aixpower Holding Limited, of which Mr. Zhiwen Shen is the sole member and sole director, and accordingly, Mr. Shen has voting and dispositive control, (ii) 301,361 Ordinary Shares held by Renekton Holding Limited, (iii) 64,578 Ordinary Shares held by Mefis Holding Limited, (iv) 50,226 Ordinary Shares held by Lucky House Holding Limited, (v) 46,640 Ordinary Shares held by iGeye Holding Limited, and (vi) 235,471 Ordinary Shares held by nine minority shareholders.

Renekton Holding Limited, Mefis Holding Limited, Lucky House Holding Limited, iGeye Holding Limited, and the nine minority shareholders have delegated to Aixpower Holding Limited all authority to exercise the voting rights of their Ordinary Shares. As a result, Aixpower Holding Limited is deemed as the beneficial owner of the 698,276 Ordianry Shares held by these shareholders.

Aixpower Holding Limited is incorporated in the British Virgin Islands, and its registered address is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, the British Virgin Islands.

(3)	Represents 46,640 Ordinary Shares held by iGeye Holding Limited, of which Mr. Weifeng Xu is the sole member and sole director. iGeye Holding Limited is incorporated in the British Virgin Islands, and its registered address is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(4)	Represents 64,578 Ordinary Shares held by Mefis Holding Limited, of which Mr. Zhe Sun is the sole member and sole director. Mefis Holding Limited is incorporated in the British Virgin Islands, and its registered address is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, the British Virgin Islands.

(5)	Represents 301,361 Ordinary Shares held by Renekton Holding Limited, of which Mr. Wencan Wang is the sole member and director. Renekton Holding Limited is incorporated in the British Virgin Islands, and its registered address is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, the British Virgin Islands.

(6)	Represents 14,371 Ordinary Shares held by Ming Van Holing Limited, of which Mr. Dongsheng Chen is the sole member and sole director, and accordingly, Mr. Chen has voting and dispositive control. Ming Van Holing Limited is incorporated in the British Virgin Islands, and its registered address is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(7)	Represents 50,226 Ordinary Shares held by Lucky House Holding Limited, of which Mr. Peifeng Kang is the sole member and sole director. Lucky House Holding Limited is incorporated in the British Virgin Islands, and its registered address is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, the British Virgin Islands.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

1)	Nature of relationships with related parties

Name	Relationship with the Company
Zhe Sun	Chief Marketing Officer and shareholder of the Company
Zhiwen Shen	Chief Executive officer (“CEO”) and shareholder of the Company
Dong Li	Shareholder of the Company
Shaofen Zhang	Shareholder of the Company
Weifeng Xu	Chief Technology Officer and Shareholder of the Company
Shenzhen Nanshan District Jiexinchuang Electronic Commerce Co. (“Jiexinchuang”)	Owned by Shifeng Xu
Shifeng Xu	Employee of Shenzhen Semidux
Xiaoning Fu	Shareholder of the Company
Sichuan Maijie Technology Co. Ltd. (“Sichuan Maijie”)	Owned by Zhe Sun
Shenzhen Snowbud Innovation Technology Co. Ltd. (“Shenzhen Snowbud”)	Owned by Zhe Sun
Zhongda Tongchuang	8% of the equity interests owned by the Company
Shanghai Semider	Mr. Zhiwen Shen, CEO and shareholder of the Company, holds 60% equity interest in Shanghai Semider

2)

		As of	As of	As of
	Name of related	March 31,	March 31,	March 31,
Accounts	parties	2025	2024	2023
Due from related parties - advance to supplier	Shanghai Semider	$-	$-	728,056
Due from related parties - account receivable	Zhongda Tongchuang	150,3715	56,978	117,201
Due from related parties - other receivables	Shaofen Zhang	-	-	44
Due from related parties - other receivables	Xiaoning Fu	-	-	-
Due from related parties - other receivables	Zhe Sun	-	-	-
Due from related parties - total		$150,371	$56,978	$845,301

Amount due from a related party, Zhongda Tongchuang, relates to sales made to Zhongda Tongchuang.

In July 2025, the account receivable from Zhongda Tongchuang was fully collected.

As of March 31, 2025, there was no amount due to related parties.

		As of
	Name of related	March 31,
Accounts	parties	2023
Due to related parties - other payable	Zhiwen Shen	$50,000
Due to related parties - other payable	Weifeng Xu	-
Due to related parties		$50,000

3)	Related party transactions

Since April 1, 2023, there have been no borrowing transactions between the Company and its related parties.

For the fiscal year ended March 31, 2023, Zhiwen Shen provided $50,000 to the Company to pay for expenses. This amount was unsecured, due on demand, and interest free. The Company fully repaid Mr. Shen in December 2023.

Sales

For the fiscal year ended March 31, 2025, the Company generated revenue from Zhongda Tongchuang in the amount of $746,396.

For the fiscal year ended March 31, 2024, the Company generated revenue from Zhongda Tongchuang in the amount of $1,133,260.

For the fiscal year ended March 31, 2023, the Company generated revenue from Zhongda Tongchuang in the amount of $467,328.

Purchase

Since April 1, 2024, there have been no purchase transactions between the Company and its related parties.

For the fiscal year ended March 31, 2024, the Company purchased from Shanghai Semider in the amount of $8,548,334.

For the fiscal year ended March 31, 2023, the Company purchased from Shanghai Semider in the amount of $4,236,780.

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability under the Cayman Companies Act. A Cayman Islands exempted company:

•	is a company that conducts its business mainly outside the Cayman Islands;

•	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•	does not have to hold an annual general meeting;

•	does not have to make its register of members open to inspection by shareholders of that company;

•	may obtain an undertaking against the imposition of any future taxation;

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

As of the date of this prospectus, our Company’s authorized share capital is $50,000 divided into 5,000,000 shares of a nominal or par value $0.01 per share. As of the date of this prospectus, there are 1,000,000 Ordinary Shares issued and outstanding. All of our Ordinary Shares issued and outstanding Ordinary Shares prior to the completion of the offering are and will be fully paid, and all of our Ordinary Shares to be issued in the offering will be issued as fully paid.

The following description of our share capital and provisions of our memorandum and articles of association are summaries and are qualified by reference to the memorandum and articles of association. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Every person whose name is entered as a shareholder in the register of members, shall without payment, be entitled to a share certificate signed by our Director specifying the share or shares held and the amount paid up thereof, provided that in respect of a share or shares held jointly by several persons, our Company shall not be bound to issue more than one share certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is $50,000 divided into 5,000,000 shares of a nominal or par value $0.01 per share. Subject to the provisions of the Cayman Companies Act and our articles of association regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act.

At the completion of this offering, there will be [●] Ordinary Shares issued and outstanding held by at least 300 unrestricted round lot shareholders and beneficial owners which is the minimum requirement by Nasdaq. Shares sold in this offering will be delivered against payment from the Underwriters upon the closing of the offering in New York, New York, on or about [●].

Listing

We have applied to list the Ordinary Shares on Nasdaq under the symbol “JIE.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation with offices located at Bayside Center 1, 17755 North US Highway 19, Suite No. 140, Clearwater, FL 33764.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare final dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied or abrogated either with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or by the redemption or purchase of shares of any class by our Company.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our authorized share capital;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our existing shares or any of them into shares of an smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital and any capital redemption reserve in any manner, authorized and consent required by the Cayman Companies Act.

Calls on Shares

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise), and each shareholder shall (subject to receiving at least 14 days’ notice in writing specifying the time or times and place of payment), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid before or on the day appointed for the payment thereof, the person from whom the sum is due and payable shall pay interest on the sum from the day appointed for payment thereof to the time of the actual payment at such rate not exceeding ten percent per annum as our directors may determine. The directors shall be at liberty to waive payment of the interest wholly or in part.

Lien

We have a first priority lien and charge on all shares (not being a fully paid up share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of our share, and our Company shall also have a first priority lien and charge on all shares (other than fully paid up shares) registered in the name of a member for all moneys presently payable by him or his estate to the Company, but our Directors may at any time declare any share to be wholly or in part exempt from the provisions of our articles of association. Our Company’s lien, if any, on a share shall extend to all dividends and other moneys payable in respect thereon.

We may sell, in such manner as the directors may determine, any share on which our Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holders for the time being of the share or the persons entitled thereto of which our Company has notice, by reason of his death or bankruptcy, winding up or otherwise by operation of Cayman Companies Act or court order.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or instalment of a call with any interest on the day appointed for payment thereof, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve such shareholder not less than 14 days’ notice requiring payment of so much of the call or installment as is unpaid and specifying the amount unpaid including any interest and expenses accrued by the reason of such non-payment. The notice shall also contain a warning that in the event of non-payment at or before the time appointed the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share in respect of which the notice has been given be forfeited and such forfeiture shall extend to all dividends declared in respect of the share so forfeited but not actually paid before such forfeiture.

A forfeited share may be sold, cancelled or otherwise disposed of on such terms and in such manner as the directors in their absolute discretion think fit, and at any time before a sale, cancellation or disposition the forfeiture may be cancelled on such terms as the directors in their absolute discretion think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration in writing that the declarant is a director of our Company, and that a share in our Company has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option, on the terms and in the manner our directors determine before the issue of those shares;

(b)	make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Cayman Companies Act, including out of capital; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine and agree with the shareholders.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie if so authorized by the terms of the issue of the shares being redeemed or purchased or with the agreement of the holder of such shares.

Transfer of Shares

Subject to any applicable requirements set forth in the articles of association of our Company and provided that a transfer of shares complies with applicable rules of Nasdaq, a shareholder may transfer all or any of his shares to another person by an instrument in writing in any usual or common form or in a form prescribed by Nasdaq or in any other form which the directors may approve or on behalf of the transferor.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any share, whether or not it is a fully paid up share, without assigning any reason for so doing.

If our directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, to send to each of the transferor and the transferee notice of such refusal.

All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same. The registration of transfers may be suspended at such times and for such periods as our Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting.

The directors may convene general meetings whenever they consider necessary or desirable. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the paid up voting share capital of our Company in respect to the matter for which the meeting is requested, deposited at the registered office of the Company. The written requisition shall specify the objects of the meeting for a date no later than 21 days from the date of the deposit of requisition signed by the requisitionists. If the directors do not convene such meeting for a date not later than 30 days’ after the date of such deposit, those shareholders who requested the meeting may convene the general meeting themselves in the same manner, as nearly as possible, as that in which meetings may be convened by the directors, in which case all reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least seven days’ notice of a general meeting counting from the date service is deemed to take place as provided in our articles of association shall be given to such persons entitled to receive such notices from our Company under our articles of association. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business.

Subject to the Cayman Companies Act and with the consent of all shareholders entitled to received notice of the general meeting and attend and vote thereat, that general meeting may be convened on shorter notice or without notice and in such manner as those shareholders may think fit.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding at least a majority of the paid up share capital of the Company.

If, within 30 minutes from the time appointed for the general meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other days and at such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than ten percent of the paid up share capital of the Company. Unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the facts, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The remuneration of the directors shall from time to time be determined by the shareholders by ordinary resolution.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Subject to the provisions of the articles of association of the Company, a director shall hold office until such time as he is removed from office by the shareholders by ordinary resolutions.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	he is found to be or becomes of unsound mind;

(c)	he resigns his office by notice in writing to us;

(d)	he is removed from office by ordinary resolutions;

(e)	he is convicted of an arrestable offence; or

(f)	he dies

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent resolutions of shareholders. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

Capitalization of Profits

Subject to the Cayman Companies Act, the directors may, with the authority of an ordinary resolution, resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including a share premium account and capital redemption reserve), or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution, amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportion, on condition that the same be not paid in cash but be applied either in or towards paying up any amounts (if any) for the time being unpaid on any shares held by such Members respectively, or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such Members in the proportion aforesaid or partly in the one way and partly in the other. Provided that a share premium account and a capital redemption reserve fund may, for the purposes of this Article, only be applied in the paying up of unissued shares to be allotted to Members of the Company as fully paid bonus shares.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass an ordinary resolution allowing the liquidator to do either or both of the following:

(a)

to divide in specie among the shareholders the whole or any part of our assets whether they shall consist of property of the same kind or not and may and, for that purpose, to set value as he deems fair upon any property to be divided as aforesaid and determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees upon such trusts for the benefit of the contributors as the liquidators shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

○	distinguishes each share by its number (so long as the share has a number);

○	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

○	confirms the number and category of shares held by each member; and

○	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands

Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) against all costs, expenses, losses, or liabilities reasonably incurred by the existing or former director (including alternate director), secretary or officer in connection with any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Cayman Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Director election is governed by the terms of the memorandum and articles of association.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our articles of association do not provide for cumulative voting

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

The Cayman Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the Cayman Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the votes are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•       the statutory provisions as to the required majority vote have been met;

•       the shareholders have been fairly represented at the meeting in question;

•       the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•       the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of not less than 90.0% of the shares affected within four (4) months, the offeror may, within a two (2) month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•     a company acts or proposes to act illegally or ultra vires;

•     the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•     those who control the company are perpetrating a “fraud on the minority.

Inspection of Corporate Records	Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Under Delaware law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the corporation’s governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.	The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders unless otherwise provided in the corporation’s certificate of incorporation. A corporation must send prompt notice of the taking of the corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders who have not consented in writing and who would have otherwise been entitled to notice of the meeting at which such action would have been taken.	The Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities.” An exempted company incorporated in the Cayman Islands as is our Company is an in-scope Cayman Islands entity; however, it does not include an entity that is tax resident outside the Cayman Islands. Our Company being a holding company with no material operations will likely be subject to more limited substance requirements.

History of Share Capital

The following is a summary of our share capital during the last three years.

Share Transfer in January 2023

On January 27, 2023, our board of directors approved the following transfer of Ordinary Shares:

Transferor	Transferee	Number of Ordinary Shares
Beautiful Reliance Capital Investment Ltd	Efficient Diligence Investment Ltd	42,000
Beautiful Reliance Capital Investment Ltd	Impressive Tycoon Capital Ltd	30,000

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we intend to apply to list our Ordinary Shares on Nasdaq, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares held by public shareholders representing approximately [●]% of our Ordinary Shares in issue if the underwriters do not exercise their over-allotment option, and approximately [●]% of our Ordinary Shares in issue if the underwriters exercise their over-allotment option in full. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately [●] shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

•	the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

See “Underwriting—Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

MATERIAL INCOME TAX CONSIDERATION

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was then last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, and last amended on December 6, 2024, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from the PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property, and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Semidux Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Semidux Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Semidux Cayman, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Semidux Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. Dacheng, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, Dacheng is not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, Dacheng believes that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income. An opinion on PRC tax matters by Dacheng, our PRC counsel, is filed as Exhibit 8.1 to the registration statement of which this prospectus forms a part.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

Currently, as resident enterprises in the PRC, Shenzhen Semimeta, Maijie Shenzhen and Shenzhen Silicon are subject to the enterprise income tax at the rate of 25% and Shenzhen Semidux is subject to the enterprise income tax at the rate of 15%. Under particular circumstances, such as an enterprise being identified as a small-scale minimal profit enterprise or as a new high-tech enterprise, or its domicile authority having a preferential tax policy, the EIT rate is by various degrees. Pursuant to such regulations and policies, as resident enterprises in the PRC, Shenzhen Semimeta is subject to the enterprise income tax at the rate of 25% and Shenzhen Semidux is subject to the enterprise income tax at the rate of 15%. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Semidux Cayman is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

As for the value-added tax, or the “VAT,” pursuant to the current laws and regulations of the PRC, our PRC subsidiaries mainly apply to two different VAT arrangements as of the date of this prospectus: (a) As a small-scale taxpayer without essential business operation, Shenzhen Semimeta is only subject to the VAT rate of 3%, and; (b) As a general tax payers who is eligible for preferential tax policies and engaged with various businesses, the VAT rate of Shenzhen Semidux can be divided into four parts, including:(i) the VAT rate for sales of goods and services is 13%; (ii) the VAT rate for software licensing is 13%; (iii) the VAT rate for lease of tangible movables is 13%; and (iv) the VAT rate for providing technical services is 6%. Shenzhen Silicon is subject to the VAT rate of 13% for business. The VAT rate for Maijie Shenzhen can be divided into two parts, including: (i) the VAT rate for sales of goods and services, which is 13%, and (ii) the VAT rate for information system services, which is 6%. In addition, Shenzhen Semidux is eligible for preferential VAT policy according to the approval of Shenzhen Pingshan District Taxation Bureau of the State Administration of Taxation.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	broker-dealers;

•	persons that elect to mark their securities to market;

•	U.S. expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

•	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons holding our Ordinary Shares through partnerships or other pass-through entities;

•	beneficiaries of a Trust holding our Ordinary Shares; or

•	persons holding our Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders who hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

PFIC

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

UNDERWRITING

We expect to enter into an underwriting agreement with D. Boral Capital, as representative of the several underwriters named therein (the “Representative”), with respect to the Ordinary Shares in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of Ordinary Shares as indicated below.

Underwriters	Number of Ordinary Shares
[●]	[●]
Total	[●]

The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ over-allotment option to purchase additional Ordinary Shares described below.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of [●] additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Ordinary Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

Underwriting Discounts and Expenses

The underwriters have advised us that they propose to offer the Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. The underwriters may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Ordinary Shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses	$	$	$

(1)	Represents an underwriting discount equal to 7.5% per share. The fees do not include the Representative’s expense reimbursement provisions described below.

We have agreed to pay all expenses relating to the offering, including, without limitation: (a) all filing fees and expenses relating to the registration of the securities of the Company with the SEC; (b) all fees and expenses relating to the listing of the Ordinary Shares on Nasdaq; (c) all fees associated with the review of the offering by FINRA; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of shares offered under “blue sky” securities laws or the securities laws of foreign jurisdictions designated by the representative, including the reasonable fees and expenses of the Representative’s blue sky counsel; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities of the Company under the securities laws of such foreign jurisdictions; (f) the costs of mailing and printing the offering materials; (g) transfer and/or stamp taxes, if any, payable upon our transfer of the securities to the representative; (h) the fees and expenses of our accountants; (i) up to $250,000 of the Representative’s accountable out-of-pocket expenses for the offering, including up to $20,000 for Representative’s actual accountable road show expenses for the offering, $29,500 associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering, the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000, and the fees for the Representative’s legal counsel. The Company will be responsible for the Representative’s external counsel legal costs irrespective of whether the offering is consummated or not, subject to $100,000 if there is not a closing.

We paid an expense deposit of $50,000 to the Representative upon the execution of letter of intent between us and the Representative. Any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). In addition, we agreed to pay the Representative 1.0% of the gross proceeds of the offering for non-accountable expenses.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and Representative’s non-accountable expenses, will be approximately $[●], including a maximum aggregate reimbursement of $250,000 of Representative’s accountable expenses.

Tail Financing

The Representative will be entitled to a cash fee equal to 7.5% of the gross proceeds received by the Company from the sale of the securities of the Company to any investor actually introduced by the Representative to the Company during the period beginning on November 1, 2022 and ending on the earlier of (i) December 31, 2026, or (ii) the closing of this offering, subject to earlier termination (the “Engagement Period”), including, without limitation, the sale of equity, debt and/or equity derivative instruments, and such financing is consummated at any time within the 12-month period following the expiration or termination of the Engagement Period, provided that such financing is by an investor actually introduced to the Company by the Representative in an offering in which the Company has direct knowledge of such party’s participation. Pursuant to FINRA Rule 5110(g)(5)(B), the Company will not be required to pay any cash fee in connection with such financing if the engagement with the Representative is terminated by the Company for cause if the Representative materially fails to provide the services set forth in the engagement letter between the Company and the Representative.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of 12 months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or so placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 12 month period, on terms and conditions as mutually agreed by the Company and the Representative.

Listing

We have applied to list our Ordinary Shares on Nasdaq under the symbol “JIE.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership of our capital shares), directly or indirectly, any of our Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Ordinary Shares, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, without the prior written consent of the Representative for a period ending 180 days after the commencement of sales of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors, officers, and shareholders owning 5% or more of our Ordinary Shares as of the date of the prospectus has agreed, subject to certain exceptions (such as transfers to immediate family members or trusts; transfers by will or for charitable purposes; transfers related to divorce or termination of services; gratuitous transfers by entities to equity interest owners; transfers related to sales of significant equity interests or assets; transfers resulting form exercises of stock options, equity awards, or warrants, including for tax obligations; transfers involving a change of control or company reorganization; and transfers relating to Ordinary Shares acquired in open market transactions after this offering), for a period of 180 days from the date of this prospectus, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any of our Ordinary Shares and securities convertible into or exercisable or exchangeable for our Ordinary Shares, without the prior written consent of the Representative.

Pricing of the Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price for the Ordinary Shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development, and other factors deemed relevant. The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of Ordinary Shares sold in the offering. The values of such Ordinary Shares are subject to change as a result of market conditions and other factors. We offer no assurances that the offering price will correspond to the price at which our Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for our Ordinary Shares will develop and continue after this offering.

Electronic Offer, Sale, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Ordinary Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the underwriters under the option to purchase additional Ordinary Shares. The underwriters can close out a covered short sale by exercising the option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option to purchase additional Ordinary Shares. The underwriters may also sell Ordinary Shares in excess of the option to purchase additional Ordinary Shares, creating a naked short position. The underwriters must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia. This prospectus is not a product disclosure statement, prospectus, or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus, or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material, or advertisement in relation to the offer of the Ordinary Shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the Ordinary Shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the Ordinary Shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the Ordinary Shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The Ordinary Shares may not be offered, sold, or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares. This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Ordinary Shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Ordinary Shares to the public in that Relevant Member State at any time,

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

•	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of Ordinary Shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of Ordinary Shares to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The Ordinary Shares may not be offered or sold in Hong Kong by means of this prospectus or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Malaysia. The shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Japan. The Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and Ordinary Shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC, and the Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Ordinary Shares may not be circulated or distributed, nor may our Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Taiwan The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing, or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

United Kingdom. An offer of the Ordinary Shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the Ordinary Shares must be complied with in, from or otherwise involving the United Kingdom.

Israel. This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts. With the exception of the SEC registration fee, the FINRA filing fee, and Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee		$2,546
Nasdaq Capital Market Listing Fee		$75,000
FINRA Filing Fee		$3,088
Legal Fees and Other Expenses	$	[●]
Accounting Fees and Expenses	$	[●]
Printing and Engraving Expenses	$	[●]
Transfer Agent Expenses	$	[●]
Miscellaneous Expenses	$	[●]
Total Expenses	$	[●]

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by Dacheng and for the underwriters by Shihui Partners. Bevilacqua PLLC is acting as counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements for the fiscal year ended March 31, 2024 included in this prospectus have been so included in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of TPS Thayer, LLC is located at Kensington 1600 Highway 6, Suite 100, Sugar Land, TX 77478.

The consolidated financial statements for the fiscal year ended March 31, 2025 included in this prospectus have been so included in reliance on the report of HTL International, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of HTL International, LLC is located at 12 Greenway Plaza, Suite 1100, Houston, TX 77046.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On March 18, 2025, we engaged HTL International, LLC to serve as our independent registered public accounting firm for the fiscal year ended March 31, 2025 as well as on a going-forward basis. We dismissed TPS Thayer, LLC, our former independent registered public accounting firm for the fiscal years ended March 31, 2024 and 2023, on March 18, 2025 (the “Dismissal Date”).

TPS Thayer, LLC’s reports on our consolidated financial statements for the fiscal years ended March 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through the Dismissal Date, there have been no disagreements with TPS Thayer, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to TPS Thayer, LLC’s satisfaction, would have caused TPS Thayer, LLC to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our two most recent fiscal years and the subsequent interim period through the Dismissal Date, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of the Form 20-F, other than the material weaknesses reported by management in the Risk Factors section of our Registration Statement on Form F-1 initially filed with the SEC on January 26, 2024.

We provided TPS Thayer, LLC with a copy of the above disclosure and requested that TPS Thayer, LLC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statement. A copy of TPS Thayer, LLC’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During our two most recent fiscal years and through Dismissal Date, neither our Company nor anyone acting on our behalf consulted HTL International, LLC with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of the Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

141

SEMIDUX (CAYMAN) HOLDING LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Semidux (Cayman) Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Semidux (Cayman) Holding Limited and its subsidiaries (collectively, the “Company”) as of March 31, 2025, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, and the results of its operations and its consolidated cash flows for the year ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2025.

Houston, TX

December 30, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Semidux (Cayman) Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Semidux (Cayman) Holding Limited and its subsidiaries (collectively, the “Company”) as of March 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the two years in the period ended March 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ TPS Thayer, LLC

We have served as the Company’s auditor since 2022.

Sugar Land, TX

July 12, 2024

SEMIDUX (CAYMAN) HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. Dollars, except for the number of shares)

	As of March 31, 2025	As of March 31, 2024
	$	$
ASSETS
CURRENT ASSETS:
Cash	$1,122,745	$731,652
Accounts receivable	9,057,588	4,504,279
Inventory, net	162,953	351,381
Advances to suppliers	2,043,008	29,317
Prepaid expenses and other current assets	566,465	162,888
Due from related parties	150,371	56,978
TOTAL CURRENT ASSETS	13,103,130	5,836,495

NON-CURRENT ASSETS:
Right-of-use assets, net	303,581	30,132
Property and equipment, net	2,977,602	1,126,734
Intangible assets, net	3,629,794	3,037,499
Long-term investments, net	-	-
Deferred tax assets	25,309	18,741
Deferred initial public offering costs	1,926,629	1,668,232
Other non-current assets, net	1,821,000	2,000,000
TOTAL NON-CURRENT ASSETS	10,683,915	7,881,338

TOTAL ASSETS	$23,787,045	$13,717,833

LIABILITIES
CURRENT LIABILITIES:
Short-term bank loans	6,271,032	1,661,981
Accounts payable	2,267,079	341,244
Advance from customers	962,580	-
Taxes payable	291,065	283,467
Operating lease liabilities, current	141,667	22,662
Financing lease liabilities	696,951	-
Accrued expenses and other liabilities	256,806	211,437
TOTAL CURRENT LIABILITIES	10,887,180	2,520,791

NON-CURRENT LIABILITIES:
Financing lease liabilities, non-current	625,785	-
Operating lease liabilities, non-current	184,936	2,998
TOTAL NON-CURRENT LIABILITIES	810,721	2,998

TOTAL LIABILITIES	11,697,901	2,523,789

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Ordinary shares ($0.01 par value, 5,000,000 shares authorized, 1,000,000 shares issued and outstanding as of March 31, 2025 and 2024)	10,000	10,000
Additional paid-in capital	7,825,776	7,825,776
Statutory reserve	123,898	64,089
Retained earnings	4,688,333	3,791,644
Accumulated other comprehensive loss	(558,863)	(497,465)
TOTAL SHAREHOLDERS' EQUITY	12,089,144	11,194,044

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,787,045	$13,717,833

The accompanying notes are an integral part of these consolidated financial statements.

SEMIDUX (CAYMAN) HOLDING LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Expressed in U.S. Dollars, except for the number of shares)

	For the fiscal years ended March 31,
	2025	2024
	$	$
Revenue
Products-third party	$14,940,840	$18,125,917
Products-related party	-	495,386
Services-third party	3,337,798	2,521,646
Services-related party	746,397	637,874
Total revenue	19,025,035	21,780,823
Cost of revenue
Products-third party	(12,489,046)	(15,040,181)
Products-related party	-	(421,784)
Services-third party	(1,354,357)	(1,180,628)
Services-related party	(691,156)	(605,342)
Total cost of revenue	(14,534,559)	(17,247,935)
Gross profit	4,490,476	4,532,888
Operating expenses:
Selling expenses	(317,327)	(381,108)
General and administrative expenses	(2,562,442)	(2,230,089)
Research and development expenses	(395,600)	(435,178)
Exchange gains	-	115,641
Total operating expenses	(3,275,369)	(2,930,734)
Income from operations	1,215,107	1,602,154
Other income (expenses):
Government grant	46,308	136,312
Other income	110,002	73,854
Share of net loss from equity investees	-	(209,495)
Interest income	1,107	1,589
Interest expenses	(142,804)	(61,586)
Total other income (expenses), net	14,613	(59,326)
Income before income tax	1,229,720	1,542,828
Income tax expense	(273,222)	(185,338)
Net income	$956,498	$1,357,490

Comprehensive income
Net income	$956,498	$1,357,490
Foreign currency translation adjustments	(61,398)	(404,696)
Comprehensive income	$895,100	$952,794

Earnings per share, basic and diluted	$0.96	$1.36

Weighted average number of shares	1,000,000	1,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SEMIDUX (CAYMAN) HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. Dollars, except for the number of shares)

	Ordinary Shares		Additional Paid-in	Statutory		Retained / earnings /	Accumulated Other Comprehensive	Total Shareholders'
	Shares	Amount	Capital	Reserve		Accumulated	Loss	Equity
		$	$	$		$	$	$
Balance, March 31, 2023	1,000,000	$10,000	$7,825,776	$47,749		$2,450,494	$(92,769)	$10,241,250

Net income for the year	-	-	-	-		1,357,490	-	1,357,490
Appropriation to statutory reserve	-	-	-	16,340	-	(16,340)	-	-
Foreign currency translation adjustment	-	-	-	-		-	(404,696)	(404,696)
Balance, March 31, 2024	1,000,000	$10,000	$7,825,776	$64,089		$3,791,644	$(497,465)	$11,194,044

Net income for the year	-	-	-	-		956,498	-	956,498
Appropriation to statutory reserve	-	-	-	59,809		(59,809)	-	-
Foreign currency translation adjustment	-	-	-	-		-	(61,398)	(61,398)
Balance, March 31, 2025	1,000,000	$10,000	$7,825,776	$123,898		$4,688,333	$(558,863)	$12,089,144

The accompanying notes are an integral part of these consolidated financial statements.

SEMIDUX (CAYMAN) HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. Dollars, except for the number of shares)

	For the fiscal years ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$956,498	$1,357,490
Adjustments to reconcile net income to net cash used in operating activities:
Changes in allowances - inventories	-	47,312
Depreciation of property and equipment	787,585	625,563
Loss on disposal of property and equipment	204	8,715
Gain on sale of long-term investments	-	(124,351)
Amortization of intangible assets	499,830	398,471
Amortization expense of right-of -use asset	169,093	165,296
Warranty provision	8,011	18,155
Share of net loss from equity investees	-	209,495
Allowance for credit losses	110,459	(45,000)
Deferred income taxes	(6,660)	104,660
Changes in operating assets and liabilities:
Accounts receivable	(4,693,515)	(3,705,602)
Inventory	187,712	1,222,751
Advances to suppliers, net	(2,022,432)	10,130
Prepaid expenses and other current assets	(192,166)	126,976
Other non-current assets	179,000	(420,000)
Due from related parties	(94,203)	752,576
Value added tax (“VAT”) recoverable	(214,522)	16,522
Accounts payable	1,926,330	339,727
Advance from customers	965,239	(1,966,729)
Taxes payable	7,346	29,150
Operating lease liabilities	(141,468)	(171,825)
Accrued expenses and other liabilities	38,252	58,921
Net cash used in operating activities	(1,529,407)	(941,597)

Cash flows from investing activities:
Purchase of property and equipment	(2,654,702)	(182,387)
Purchase of long-term investment	-	-
Sale of long-term investment	-	424,857
Proceeds from disposal of Property and equipment	-	53,020
Capitalization of internally developed intangible assets	(1,110,763)	(920,500)
Net cash used in investing activities	(3,765,465)	(625,010)

Cash flows from financing activities:
Proceeds from short-term bank loans	7,012,874	1,674,317
Repayment of short-term bank loans	(2,369,635)	(279,053)
Proceeds from financing lease liabilities	1,385,752	-
Repayment of financing lease liabilities	(55,611)	-
Deferred initial public offering costs	(263,015)	(813,511)
Repayment to loan from related parties	-	(50,000)
Net cash provided by financing activities	5,710,365	531,753

Effect of exchange rate changes on cash held in foreign currencies	(24,400)	(114,630)
Net increase (decrease) in cash	391,093	(1,149,484)
Cash at beginning of the year	731,652	1,881,136
Cash at end of the year	$1,122,745	$731,652

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$276,590	$98,573
Cash paid for interest expense	$142,804	$61,586

The accompanying notes are an integral part of these consolidated financial statements.

SEMIDUX (CAYMAN) HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars, except for the number of shares)

Note 1 – Organization and principal activities

Semidux (Cayman) Holding Limited (“Semidux Cayman”) is a holding company incorporated under the laws of the Cayman Islands on January 25, 2022. Semidux Cayman owns 100% equity interests in Semidux Holding Limited (“Semidux BVI”), a company incorporated under the laws of the British Virgin Islands on February 11, 2022. Semidux BVI owned 100% equity interests in Hongkong Waystar Limited (“Waystar HK”), a company incorporated under the laws of Hong Kong, China, on March 7, 2022, and owns 100% equity interests in Hongkong Semidux Limited (“Semidux HK”), a company incorporated under the laws of Hong Kong, China, on February 28, 2022.

Semidux Cayman also owned 100% equity interests in Waystar Group Limited (“Waystar BVI”), a company incorporated under the laws of the British Virgin Islands on February 23, 2022. Waystar BVI owns 100% equity interest of Cloudmax PTE, LTD (“Cloudmax”), a company incorporated under the laws of Singapore on March 10, 2022.

Semidux HK owns 100% equity interests in Shenzhen Semimeta Computing Tech Ltd (“Semimeta”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) on March 28, 2022. Semimeta is a wholly foreign-owned entity. Semimeta owns 100% of Shenzhen Semidux Technologies Limited (“Semidux Shenzhen”), a company incorporated in the PRC on August 22, 2019. Semidux Shenzhen owns 100% of Delos Tech Co., Ltd (“Delos HK”), a company incorporated in Hong Kong on December 5, 2022.

Delos HK owns 100% of UniCloud Inc., a company incorporated under the laws of the State of Missouri on June 19, 2023, and 100% of Cloudtech Innovations Pte. Ltd., a company incorporated under the laws of Singapore on July 3, 2023.

Prior to the reorganization of Semidux Shenzhen on May 23, 2022, Semidux Shenzhen was 58% owned by Ms. Shaofen Zhang and 42% owned by Mr. Wencan Wang on incorporation. Ms. Shaofen Zhang was holding the equity interests of Semidux Shenzhen on behalf of nine individual shareholders. On October 8, 2021, shareholders of Semidux Shenzhen were trued up into 15 individuals, while Ms. Shaofen Zhang was no longer a shareholder of Semidux Shenzhen. On the same date, 14 shareholders of Semidux Shenzhen and Zhiwen Shen signed a concerted action agreement, pursuant to which the shareholders entrusted all of their voting rights to Zhiwen Shen.

After the establishment of Semidux Cayman, the 12 shareholders of Semidux Cayman and Aixpower Holding Limited, which is owned by Zhiwen Shen, signed an agreement of joint actors on January 25, 2022. Pursuant to the agreement, the shareholders entrusted all of their voting rights to Aixpower Holding Limited.

On May 23, 2022, Semidux Shenzhen was reorganized as a wholly owned subsidiary of Semimeta. After the reorganization on May 23, 2022, the 13 individual shareholders of Semidux Shenzhen became the shareholders of Semidux Cayman and these 13 individual shareholders collectively owns 74.85% equity interests in Semidux Cayman (the “Controlling Shareholders”).

On March 20, 2023, Semidux Cayman transferred its 100% equity interests in Waystar BVI to Futuristic Bells Holdings Limited (“Futuristic Bells”). As a result, Cloudmax also ceased to be an indirect wholly owned subsidiary of Semidux Cayman on March 20, 2023. As Waystar BVI had no actual investment during its establishment, the consideration Futuristic Bells Holdings Limited paid was $0. There was no gain or loss recorded as a result of the transfer, the consolidated balance sheets were unaffected, and future operations will remain consistent.

On March 22, 2023, after transferring all assets, liabilities, customers, and suppliers from Waystar HK to Delos HK, Semidux Cayman transferred its 100% equity interests in Waystar HK to Futuristic Bells. As Waystar HK’s net asset value was $0 as of March 22, 2023, the consideration paid by Futuristic Bells Holdings Limited was also $0 and there was no gain or loss recorded as a result of the transfer. These two transfers do not impact the consolidated balance sheets or future operational results since Waystar BVI had no actual investments, and all assets, liabilities, customers, and suppliers of Waystar HK were transferred to Delos HK, with all Waystar HK’s operations now continued by Delos HK.

On February 27, 2024, Shenzhen Maijie Xinchuang Technology Co., Ltd. (“Maijie Shenzhen”) was incorporated under the laws of China. Semidux Shenzhen holds 100% of the equity interests in Maijie Shenzhen.

On August 26, 2024, Shenzhen Silicon Computing Intelligence Technology Co., Ltd. was incorporated under the laws of the PRC. Semidux Shenzhen holds 100% of the equity interests in Shenzhen Silicon Computing Intelligence Technology Co., Ltd.

Since Semidux Cayman and its subsidiaries are effectively controlled by the same Controlling Shareholders, they are considered under common control. The consolidation of Semidux Cayman and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Upon completion of the reorganizations mentioned above, the Company has subsidiaries in countries and jurisdictions including the PRC, Hong Kong, the Cayman Islands and the British Virgin Islands. Details of the Company and the subsidiaries of the Company are set out below:

	Date of	Place of	% of
Name of Entity	Incorporation	Incorporation	Ownership	Principal Activities
Semidux Cayman	January 25, 2022	Cayman	Parent	Holding company

Semidux BVI	February 11, 2022	BVI	100	Holding company

Semidux HK	February 28, 2022	Hong Kong, China	100	Holding company

Semimeta	March 28, 2022	Shenzhen, China	100	Holding company

Semidux Shenzhen	August 22, 2019	Shenzhen, China	100	Selling of computer software, hardware, games, and accessories

Delos HK	December 5, 2022	Hong Kong	100	Selling of computer software, hardware, games, and accessories

UniCloud Inc.	June 19, 2023	State of Missouri, USA	100	Holding company

Cloudtech Innovations Pte. Ltd.	July 3, 2023	Singapore	100	Holding company

Maijie Shenzhen	February 27, 2024	Shenzhen, China	100	Holding company

Shenzhen Silicon Computing Intelligence Technology Co., Ltd.	August 26, 2024	Shenzhen, China	100	Selling of computer software, hardware, games, and accessories

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. An adjustment has been made to the Consolidated Balance Sheet for the fiscal year ended March 31, 2024, to reclassify the Deferred IPO Costs from current assets to non-current assets.

Principles of consolidation

The consolidated financial statements of the Company reflect the principal activities of the Company and its subsidiaries. All significant intercompany balances and transactions are eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenue and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to, inventory reserve provision, impairment of long-term investments, useful lives and impairment of long-lived assets, valuation allowance for deferred tax assets, provision for warranty, and allowance for credit losses. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

Foreign currency translation and transaction

The functional and reporting currency of the Company is the United States Dollar (“US$”). The Company’s operating subsidiary in China uses Renminbi (“RMB”) as the functional currency.

The financial statements of the Company and its subsidiaries, other than subsidiaries with functional currency of US$, are translated into US$ using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the year for income and expense items. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive income (loss) as other comprehensive income or loss.

For the Company, except for the shareholders’ equity, the balance sheet accounts on March 31, 2025 and 2024 were translated at RMB7.2163 and RMB7.2203 to $1.00, respectively. The shareholders’ equity accounts were translated at their historical rate. The average translation rates applied to statements of operations for the fiscal years ended March 31, 2025 and 2024 were RMB7.2203 and RMB7.1671, respectively. Cash flows were also translated at average translation rates for the periods. Therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Cash

Cash consists of cash in bank. The Company maintains cash with various financial institutions primarily in China. As of March 31, 2025 and 2024, cash balances were $1.1 million and $0.7 million, respectively. The majority of the Company’s cash is saved in state-owned banks in the PRC, and part of deposits are covered by insurance. In China, a depositor has up to RMB500,000 ($0.07 million) insured by the People’s Bank of China Financial Stability Bureau. The Company has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

Accounts receivable, net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for credit losses.

The Company adopted FASB ASC Topic 326 — “Financial Instruments — Credit losses” (“ASC Topic 326”) to estimate the allowance for expected credit losses, which replaces the incurred loss methodology with the current expected credit loss (“CECL”) methodology. The Company adopted ASC Topic 326 using the modified retrospective approach for all in-scope assets. The adoption of ASC Topic 326 on the Company’s combined financial statements was immaterial.

The Company has developed the CECL model based on historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect amounts due from customers. The Company considers historical collection rates, current financial status, macroeconomic factors, and other industry-specific factors when evaluating for CECL.

Advances to suppliers

Advances to suppliers represent prepayments made to ensure continuous high-quality supplies and favorable purchase prices for inventories. These advances are settled upon suppliers delivering inventories to the Company when the transfer of control occurs. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies or refund an advance. As of March 31, 2025 and 2024, the Company had advances to suppliers in the amount of $2,043,008 and $29,317, respectively, with allowance for credit losses of $nil and $nil for the fiscal years ended March 31, 2025 and 2024, respectively.

Inventory, net

Inventory, primarily consisting of raw materials and finished goods, is stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. Cost of inventory is determined using first-in-first-out method. The Company records inventory reserve for obsolete and slow-moving inventories, which are dependent upon factors such as historical and forecasted consumer demand, and promotional environment.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Category	Estimated useful lives
Electronic equipment held as lessor	3 years
Transportation equipment	4 years
Electronic equipment	3-5 years
Office equipment, furniture and fixtures	3-5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive income (loss). Expenditures for maintenance and repairs are charged to expenses as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Intangible assets, net

The Company’s intangible assets with definite useful lives primarily are purchased software and the software developed by the Company. The Company typically amortizes intangible assets with definite useful lives on a straight-line basis over estimated useful lives of 3 to 10 years.

Intangible assets - Research and development expenditures

Expenses with research activities are recognized in the period in which they are incurred. The intangible assets resulting from development expenditures (or of a development phase of an internal project) are recognized if, and only if, all of the following conditions are met: (i) technical feasibility to complete the intangible asset so it will be available for use or sale; (ii) the intention to complete the intangible asset and use it or sell it; (iii) ability to use or sell the intangible asset, (iv) how the intangible asset will generate probable future economic benefits; (v) the availability of proper technical, financial, and other resources to complete the development of the intangible asset and to use it or sell it, and (vi) the ability to measure reliably the expenditure attributable to the intangible asset during its development. In demonstrating technical feasibility for each project according to item (i), management documents: (a) completion of detailed product and program designs; (b) successful prototyping or functional testing against client specifications; (c) confirmation that required technologies are available and validated; (d) committed internal resources and budgets; and (e) mitigation of any high-risk or unproven features. Capitalization begins only after all of the above have been satisfied; consequently, the Company has no capitalized development costs for which technical feasibility has not been demonstrated.

The amount initially recognized for intangible assets corresponds to the sum of expenses incurred since the intangible asset started to meet the recognition criteria mentioned above until the moment it is considered finished and begins its value generation. After the closure of each capitalized project, they are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise.

The Company evaluates the recoverability of intangible assets for impairment annually or whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of intangible assets are measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

The main assumptions with respect to intangible assets relate to recoverable amounts. The initially recognized amount of intangible assets corresponds to the sum of the expenses incurred since the intangible asset started meeting the aforementioned recognition criteria. The estimation of recoverable amounts is sensitive to key assumptions including the discount rate used in determining present values, expected future cash-inflows and the long-term growth rate used for estimating cash flows in perpetuity. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. For the fiscal years ended March 31, 2025 and 2024, there were no impairment expenses of intangible assets.

When no internally generated intangible asset can be recognized, the Company recognizes development expenses in income (loss) for the period, when incurred. After the initial recognition, intangible assets generated internally or purchased from vendors are recorded at cost, less amortization expenses.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2025 and 2024, impairment of long-lived assets was $nil.

Long-term investments

The Company invests from time to time in equity securities of private companies. If the Company determines that the Company has control over these companies, the Company includes them in the consolidated financial statements. If the Company determines that the Company does not have control over these companies, the Company then determines if the Company has an ability to exercise significant influence via voting interests, board representation or other business relationships.

The Company accounts for the investments where the Company exercises significant influence using either an equity method of accounting or at fair value by electing the fair value option under Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments. If the fair value option is applied to an investment that would otherwise be accounted for under the equity method, the Company applies it to all its financial interests in the same entity (equity and debt, including guarantees) that are eligible items. All gains and losses from fair value changes, unrealized and realized, are presented as changes in fair values of equity and long-term investments, net on the consolidated statements of income.

If the Company concludes that it does not have an ability to exercise significant influence over an investee, the Company may elect to account for the security without a readily determinable fair value using the measurement alternative under ASC Topic 312, Investments – Equity Securities. This measurement alternative allows the Company to measure the equity investment at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company’s long-term investments are equity method investments. Investee companies over which the Company has the ability to exercise significant influence but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered to exist when the Company has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method, the Company initially records its investment at cost and subsequently recognizes the Company’s proportionate share of each equity investee’s net income or loss after the date of investment into net loss and accordingly adjusts the carrying amount of the investment. The Company reviews its equity method investments for impairment whenever an event or circumstance indicates that any other-than-temporary impairment has occurred. The Company considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investment.

An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary. As of March 31, 2025 and 2024, the Company had no impairment for long-term investments.

Operating leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018, and early adoption is permitted. The Company adopted the Topic 842 on April 1, 2019 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company, through its subsidiary, leases its offices, which are classified as operating leases in accordance with Topic 842. Operating leases are required to record in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption for the lease terms that are 12 months or less.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term and had no finance leases for any of the periods stated herein.

The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets as of March 31, 2025 and 2024.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The carrying amounts reported in the balance sheets of cash, accounts receivable, inventory, advances to suppliers, prepaid expenses and other current assets, due from related parties, value added tax (“VAT”) recoverables, short-term bank loans, accounts payable, advances from customers, taxes payable, operating lease liabilities, amount due to related parties, accrued expenses and other liabilities, approximate their fair market value based on the short-term maturity of these instruments. The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of March 31, 2025 and 2024.

Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

Revenue recognition

The Company follows the revenue accounting requirements of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle underlying the revenue recognition of this ASU allows the Company to recognize revenue that represents the transfer of goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods or services transfers to a customer. To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation. VAT that the Company collects concurrent with revenue-producing activities is excluded from revenue.

The Company follows the requirements of Topic 606-10-55-36 through -40, Revenue from Contracts with Customers, Principal Agent Considerations, in determining the gross versus net revenue recognition for performance obligation(s) in the contract with a customer. Revenue recorded with the Company acting in the capacity of a principal is reported on a gross basis equal to the full amount of consideration to which we expect in exchange for the good or service transferred. Revenue recorded with the Company acting in the capacity of an agent is reported on a net basis, exclusive of any consideration provided to the principal party in the transaction.

The principal versus agent evaluation is matter of judgment that depends on the facts and circumstances of the arrangement and is dependent on whether the Company controls the good or service before it is transferred to the customer or whether we are acting as an agent of a third party. This evaluation is performed separately for each performance obligation identified. For the fiscal years ended March 31, 2025 and 2024, there was no revenue recognized on a net basis where the Company was acting as an agent.

The Company’s revenue is primarily derived from the following sources:

Revenue from sales of products and accessories

The Company generates revenue from the sale of customized servers and related accessories, chips, and cloud gaming terminals directly to customers, such as a business or individual engaged in computing power applications, including animation companies and video game companies. The Company enters into contracts with customers as a principal. The contracts contain one single performance obligation with standard quality guarantee, which is transferring the products to their customers in exchange for consideration. The terms of pricing and payment stipulated in the contract are fixed. Usually, the Company requires the individual customers to pay in advance and offers a credit term within six months for business customers it deems good creditworthy. The Company recognizes revenue at a point in time when the control of the products has been transferred to customers. The transfer of control is considered complete when products have been accepted and received by customers. In the normal course of business, the Company’s products are sold with no right of return unless the item is defective. The Company generally provides one-year warranty service against defects in materials, workmanship and performance degradation for its customers.

Revenue from software licensing

The Company generates revenue from software licensing to customers. Software is used to improve the performance of the servers. The Company enters into contracts with customers as a principal. The contracts contain one single performance obligation, which is delivering software licenses to their customers in exchange for consideration. The contracts do not have an installment service promise as the installment service is not critical to the customers, who can install the software by themselves. The terms of pricing and payment stipulated in the contract are fixed. Usually, the Company requires the individual customers to pay in advance and offers a payment term within six months for creditworthy business customers. The Company recognizes revenue at a point in time when the control of the software has been transferred to customers. The transfer of control is considered complete when software has been received by customers. In the normal course of business, the Company’s products are sold with no right of return.

Revenue from services

Revenue from services is from technical services provided by servers, maintenance services for servers, and computing power services provided by servers. The Company generates revenue from providing services under separate contracts to customers as a principal. The terms of pricing stipulated in the contracts are fixed. One performance obligation is identified in the contracts with customers. Revenue is recognized on a straight-line basis over the service period as earned.

Revenue from lease arrangements as lessor (ASC 842, lease)

The Company leases its servers and supporting software to individuals and companies in the fields of design and rendering, film and video production, and cloud game development.

Lessor accounting

When a contract is designated as a lease, the Company makes an assessment on whether the contract is a sales-type lease, a direct financing lease or an operating lease. The Company would apply the criteria in ASC 842-10-25-2 to determine whether the lease should be classified as a sales-type lease. If none of those criteria are met, the Company then determines whether the lease should be classified as a direct financing lease in accordance with ASC 842-10-25-3(b); if not, the lease would be classified as an operating lease.

With operating leases for a lessor, the underlying asset remains on the lessor’s balance sheet and is depreciated consistently with other owned assets. Income from an operating lease is recognized on a straight-line basis unless another systematic and rational basis is more representative of the pattern in which benefit is expected to be derived from the use of the underlying asset. Any initial direct costs (i.e., those that are incremental to the arrangement and that would not have been incurred if the lease had not been obtained) are deferred and expensed over the lease term in a manner consistent with the way lease income is recognized.

Under the operating lease agreement, both lessor and lessee can negotiate to extend the lease when the lease is near expiry and cannot unilaterally terminate the lease agreement unless under force majeure conditions. Upon expiry of the lease, the leased asset shall be returned to the lessor with no options for the lessee to purchase the leased asset.

There was no profit or loss recognized at commencement date.

Revenue disaggregation

Management has concluded that the disaggregation level is the same under both the revenue standard and the segment reporting standard. Revenue under the segment reporting standard is measured on the same basis as under the revenue standard. The Company’s disaggregation of revenue for the fiscal years ended March 31, 2025 and 2024 are as follows:

	For the fiscal years ended March 31,
	2025	2024
Revenue:
Products-third party
Revenue from sales of products and accessories-third party	$14,721,756	$17,122,110
Revenue from software licensing-third party	219,084	1,003,807
Products-related party
Revenue from sales of products and accessories-related party	-	495,386
Total Products	14,940,840	18,621,303
Services-third party
Revenue from services-third party	3,337,798	2,521,645
Revenue from operating leases as lessor-third party	-	-
Services-related party
Revenue from operating leases as lessor-related party	73,457	89,141
Revenue from services-related party	672,940	548,734
Total services	4,084,195	3,159,520

Warranty cost

The Company generally sells its customized servers and related accessories with a one-year warranty for defects in materials, workmanship and performance degradation. The Company establishes warranty reserves to cover potential liabilities that could arise under these warranties. Due to limited warranty claims to date, the Company accrues the estimated costs of warranties based on estimates of failure rates from the Company’s quality review and other assumptions that the Company believes to be reasonable under the circumstances. Actual warranty costs are accumulated and charged against the accrued warranty liability. To the extent that accrual for warranty costs differs from the estimates, the Company will prospectively revise its accrual rate. The Company currently records a 0.5% warranty provision against the revenue for sales of its customized servers and related accessories. Warranty expenses are recorded as a component of costs of revenue in the consolidated statements of operations. Warranty provisions were $51,641 and $43,895 as of March 31, 2025 and 2024, respectively.

Advances from customers

Advances from customers are recorded when consideration is received from a customer prior to transferring the goods or services to the customer or other conditions under the terms of a sales contract. As of March 31, 2025 and 2024, the Company recorded advances from customers $0.96 million and $nil, respectively. The amount of revenue recognized included in the receipts in advance balance at the beginning of the years were $nil and $2.1 million for the fiscal years ended March 31, 2025 and 2024, respectively.

Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenue and incur expenses and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making Company, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s CODM has been identified as the chief executive officer (the “CEO”), who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company has determined that there is only one reportable operating segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially located in the PRC and the Company’s main revenue is derived from the PRC.

Cost of revenue

Cost of revenue consists primarily of (i) cost of materials and the finished goods purchased from suppliers, (ii) sales taxes and additional taxes, (iii) depreciation expenses of the servers for the rental business, (iv) inventory reserve provision or write-down, if any, and (v) the amortization cost related to the software developed by the company used for sales, such as staffs costs and materials used in the R&D department.

Selling expenses

Selling expenses include (i) sales service costs incurred from provision of customer services, (ii) traveling costs of sales and marketing staff, (iii) salaries and benefits of sales and marketing staff, (iv) others, such as conference costs and lease payment for sales office.

Research and development expenses

The Company expenses all internal research and development costs as incurred, which primarily comprise cost of materials used for experiment, employee costs and other daily expenses related to research and development activities.

Government grants

Government grants represent cash subsidies received from PRC government. Cash subsidies which have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of March 31, 2025 and 2024, the Company capitalized $1.9 million and $1.7 million of deferred offering costs, respectively.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund.” Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund.” For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Value-added taxes

Revenue represents the invoiced value of goods and services, net of VAT. The VAT is based on gross sales price and VAT rates range up to 13%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company believes there were no uncertain tax positions on March 31, 2025 and 2024.

The Company’s affiliated entities in the PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances. As of March 31, 2024, the tax years for the Company’s affiliated entities in the PRC remain open for statutory examination by PRC tax authorities. There were no ongoing examinations by tax authorities as of March 31, 2025 and 2024.

Comprehensive income

Comprehensive income is defined as the increase in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Amongst other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive income included net income and foreign currency translation adjustments that are presented in the consolidated statements of comprehensive income.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of March 31, 2025 and 2024, there was no dilution impact.

Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders, including the redeemable shares, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of March 31, 2025 and 2024, there were no dilutive shares.

Risks and uncertainties

Concentration of credit risks

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable.

As of March 31, 2025 and 2024, the aggregate amounts of cash of $1.1 million and $0.7 million, respectively, were deposited at major financial institutions located in the PRC. In the event of bankruptcy of one of these financial institutions, the Company may not be able to recover its cash and demand deposits back in full. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC, including Hong Kong; advances to suppliers are typically unsecured and arise from payment in advance to suppliers, which are exposed to credit risk. The risk is mitigated by credit evaluations. The Company conducts credit reviews on both its customers and suppliers as part of its ongoing monitoring process for outstanding balances. It also maintains an allowance for credit losses, and historically, actual losses have typically aligned with management's expectations. For more detailed information, please refer to Note 15.

Currency convertibility risk

Substantially all of the Company’s operating activities are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

Recent accounting pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued and has evaluated all other pronouncements.

In November 2023, the FASB issued guidance to enhance disclosure of expenses of a public entity’s reportable segments. The new guidance requires a public entity to disclose: (1) on an annual and interim basis, significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, (2) on an annual and interim basis, an amount for other segment items (the difference between segment revenue less the significant expenses disclosed under the significant expense principle and each reported measure of segment profit or loss), including a description of its composition, (3) on an annual and interim basis, information about a reportable segment’s profit or loss and assets previously required to be disclosed only on an annual basis, and (4) the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and how to allocate resources. The new guidance also clarifies that if the CODM uses more than one measure of a segment’s profit or loss, one or more of those measures may be reported and requires that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this update and all existing segment disclosures. The guidance is effective for the fiscal year 2024 annual reporting, and in the first quarter of 2025 for interim period reporting, with early adoption permitted. Upon adoption, this guidance should be applied retrospectively to all prior periods presented. We do not expect the adoption of this accounting standard to have an impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company expects the adoption of this ASU will not have a material effect on the Company’s consolidated financial statements.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Company’s financial position, result of operations, or cash flows.

Note 3 – Accounts receivable, net

Accounts receivable, net, consisted of the following:

	As of	As of
	March 31,	March 31,
	2025	2024
Accounts receivable-third party	$9,167,669	$4,504,279
Less: allowance for credit losses	(110,081)	-
Accounts receivable, net	$9,057,588	$4,504,279

For the fiscal years ended March 31, 2025 and 2024, the allowance for credit losses was $110,459 and $nil, respectively.

Note 4 – Inventory, net

Inventory, net, consisted of the following:

	As of	As of
	March 31,	March 31,
	2025	2024
Raw materials	$204,756	$438,513
Finished goods	12,583	-
Total inventory	217,339	438,513
Less: allowance for inventory reserve	(54,386)	(87,132)
Inventory, net	$162,953	$351,381

Note 5 – Property and equipment, net

Property and equipment, net consisted of the following:

	As of	As of
	March 31,	March 31,
	2025	2024
Electronic equipment under operating leases	$110,134	$110,688
Transportation equipment	86,816	87,254
Electronic equipment	4,482,718	1,856,010
Office equipment, furniture and fixtures	13,589	10,105
Subtotal	4,693,257	2,064,057
Less: accumulated depreciation	(1,715,655)	(937,323)
Total	$2,977,602	$1,126,734

Total depreciation expense for the fiscal years ended March 31, 2025 and 2024 amounted to $787,585 and $625,563, respectively.

Note 6 – Intangible assets, net

Intangible assets, net, consisted of the following:

	As of	As of
	March 31,	March 31,
	2025	2024
Software	$2,751,096	$1,925,033
Less: accumulated amortization	(1,183,492)	(689,905)
Subtotal	1,567,604	1,235,128
Intangible assets in progress	2,062,190	1,802,371
Intangible assets, net	$3,629,794	$3,037,499

Amortization expenses were $499,830 and $398,471 for the fiscal years ended March 31, 2025 and 2024, respectively.

Estimated future amortization expenses are as follows:

Amortization
expense
Fiscal 2026	$499,187
Fiscal 2027	343,402
Fiscal 2028	175,000
Fiscal 2029	83,572
Thereafter	466,443
Total	$1,567,604

The intangible assets in progress consist of four projects. The intangible assets in progress were entirely related to internal costs, without any amount of purchased intangible assets.

As of March 31, 2025, the Company incurred $2 million for these projects. These projects are in various stages of completion ranging from 40% to 90%, and the Company expects to incur an additional $0.8 million in costs internally for these projects and expects to complete these projects ranging from April 2025 to March 2026.  From April to December 2025, the Company completed and commercialized seven projects, with an aggregate cost of $1.7 million, and began amortization since commercialization.

As of March 31, 2024, the Company incurred $1.8 million for these projects. These projects are in various stages of completion ranging from 55% to 90%, and the Company expects to incur an additional $0.5 million in costs internally for these projects and expects to complete these projects ranging from July 2024 to December 2024. In August 2023, the Company completed and commercialized one project, the aggregated cost of which was $0.4 million, and began amortization since commercialization. In October 2023, the Company completed and commercialized one project, the aggregated cost of which was $0.2 million, and began amortization since commercialization.

The Company commences capitalization of research and development expenditures upon achieving feasibility requirements. The criteria for recognition have been disclosed in Note 2 - Intangible Assets - Research and Development Expenditures.

Note 7 – Long-term investments

On June 19, 2020, the Company acquired 16.67% of the equity interests in Shenzhen Shengjie Bakeyun Management Co. (“Shenzhen Shengjie”) for a cash consideration of $1,456. The investment was accounted for at cost, less impairment, plus or minus changes resulting from observable price changes in orderly transaction for identical or similar investments of the same issuer, if any, using the measurement alternative due to lack of readily determinable fair values, pursuant to ASC 321 for the period ended September 30, 2023. On June 28, 2021, the Company obtained additional 8.32% of the equity interests in Shenzhen Shengjie in exchange for $0.15. After the transaction, the Company owned 24.99% of the equity interests in Shenzhen Shengjie and the investment was accounted for under the equity method in accordance with ASC 323. On June 8, 2023, an agreement was entered into between the Company and a third party to divest all equity interest in Shenzhen Shengjie of the Company to a third party at a consideration of $3,487 and at a profit of $2,202. After the sale, the Company no longer holds any equity stake in Shenzhen Shengjie.

On September 22, 2021, the Company invested $0.4 million in Xiamen Zhongda Tongchuang Technology Co., Ltd. (“Zhongda Tongchuang”), an IT related service provider company, representing 20% of the equity interests in Zhongda Tongchuang. The investment was accounted for under the equity method in accordance with ASC 323. On November 8, 2024, Zhongda Tongchuang’s shareholders injected additional capital, diluting the Company’s ownership from 20% to 8%. Consequently, the Company no longer exercises significant influence in Zhongda Tongchuang and reclassified the investment from the equity method to the cost method effective on the dilution date. The Company recognized its proportionate share of Zhongda Tongchuang’s net loss in the amount of nil and $0.1 million for the fiscal years ended March 31, 2025 and 2024, respectively.

On December 15, 2021, the Company entered into an investment agreement to invest $0.5 million in Shanghai Wandouyun Technology Co. (“Shanghai Wandouyun”), an IT related service provider company, representing 30% of the equity interests in Shanghai Wandouyun. The investment was accounted for under the equity method in accordance with ASC 323. On July 19, 2023, an equity transfer agreement was entered into between the Company and a third party to divest all equity interest in Shanghai Wandouyun of the Company to a third party at a cash consideration of $0.4 million and at a profit of $0.1 million. After the sale, the Company no longer holds any equity stake in Shanghai Wandouyun.

As of March 31, 2025 and 2024, impairment loss of short-term investments was $nil.

Note 8 – Prepaid expenses and other non-current assets

	As of	As of
	March 31,	March 31,
	2025	2024
Prepaid service fee	$1,141,000	$1,320,000
Deposits	680,000	680,000
Total prepaid expenses and other non-current assets	$1,821,000	$2,000,000

Prepaid expenses and other non-current assets included prepaid rent and a security deposit. On August 16, 2022, the Company entered into a Cooperation Agreement of Development Project (the “Cooperation Agreement”) with a third party, JWKJ Technologies LLC (“JWKJ”), for the leasing of space for servers, high and low voltage cabinets, and other electronic equipment. JWKJ is investing in a 52,000-square-foot project, which the Company intends to use by paying a monthly fee. Therefore, the Company prepaid $680,000 as a security deposit and $1,320,000 as a prepaid fees. Upon completion of the project, JWKJ has committed to offer the Company a rate of $155 per month per seat for six months from the commencement date of the lease, with the lease rate increasing to $175 per month per seat six months after the commencement date of the lease. The construction of the project was completed in May 2024 and in June 2024, operations were launched. The Cooperation Agreement is valid for five years, unless earlier terminated. The Company has the right to use the space and facilities provided by JWKJ during the term of the Cooperation Agreement, and JWKJ will be responsible for the maintenance of the space and facilities. The prepaid rent began to be deducted six months after the operations commenced. During this period, there is no stipulated minimum lease payment amount. The security deposit will be refunded within 10 working days after the end of the cooperation. Both parties agree that if the project is affected by national policies and other force majeure factors and cannot be achieved by the Company, JWKJ promises to unconditionally refund the received funds.

Note 9 – Short-term bank loans

	March 31,	March 31,
	2025	2024
Short-term bank loans
Bank of Beijing	$1,378,037	$1,384,984
Postal Savings Bank	689,018	-
Bank of Jiangsu	689,018	-
China CITIC Bank	551,215	-
Bank of China	689,018	-
Bank of Communications	938,030	-
Bank of Hangzhou	413,411	-
Huaxia Bank	689,018	-
China Everbright Bank	234,267	276,997
Total short-term bank loans	$6,271,032	$1,661,981

The following table summarizing the loan commencement date, loan maturity date, loan amount in RMB and its equivalent to the United States dollar, and the effective interest rate of each unsecured short-term bank loans:

	Loan	Loan	Loan	Loan	Effective
For the fiscal year ended March 31, 2025	commencement	maturity	amount	amount	interest
Unsecured short-term bank loans	date	date	in RMB	in USD	rate
Bank of Beijing	May 23, 2024	May 20, 2025	10,000,000	1,378,037	4.5%
Postal Savings Bank	December 26, 2024	December 25, 2025	4,500,000	620,117	3.55%
Postal Savings Bank	December 27, 2024	December 26, 2025	500,000	68,902	3.55%
Bank of Jiangsu	August 28, 2024	August 27, 2025	2,996,760	412,965	4.1%
Bank of Jiangsu	August 29, 2024	August 28, 2025	2,000,000	275,607	4.1%
Bank of Jiangsu	August 30, 2024	August 29, 2025	3,240	446	4.1%
China CITIC Bank	December 26, 2024	December 26, 2025	4,000,000	551,215	3.65%
Bank of China	December 30, 2024	December 30, 2025	5,000,000	689,018	3.1%
Bank of Communications	January 13, 2025	January 13, 2026	6,807,000	938,030	3.4%
Bank of Hangzhou	February 11, 2025	August 10, 2025	3,000,000	413,411	3.0%
Huaxia Bank	January 21, 2025	January 21, 2026	3,000,000	413,411	4.2%
Huaxia Bank	February 12, 2025	February 12, 2026	2,000,000	275,607	4.2%
China Everbright Bank	October 31, 2024	October 30, 2025	1,700,000	234,266	4.1%
Total unsecured short-term bank loans			45,507,000	$6,271,032

	Loan	Loan	Loan	Loan	Effective
For the fiscal year ended March 31, 2024	commencement	maturity	amount	amount	interest
Unsecured short-term bank loans	date	date	in RMB	in USD	rate
Bank of Beijing	May 5, 2023	May 5, 2024	10,000,000	$1,384,984	4.7%
China Everbright Bank	October 25, 2023	October 24, 2024	1,000,000	138,498	4.7%
China Everbright Bank	October 9, 2023	October 8, 2024	700,171	96,973	4.7%
China Everbright Bank	November 6, 2023	November 5, 2024	299,829	41,526	4.7%
Total unsecured short-term bank loans			12,000,000	$1,661,981

Note 10 –Financing leases as a lessee

For the fiscal year ended March 31, 2025, the Company entered into sales and leaseback agreements with various third-party finance lease lessors, pursuant to which the Company sells and leaseback electronic equipment. Pursuant to the agreements, the Company has the option to repurchase the machinery at nominal considerations upon the maturity of lease term. In accordance paragraphs 842-40-25-1 through 25-3, the transfer of assets is not qualified as sales. In accordance with ASC 606-10-55-68, these transactions are considered financings rather than sales. On the lease commencement date, the Company does not derecognize the transferred assets and depreciates these assets as if they were not transferred. At the same time, the Company recognizes the proceeds received from finance lease lessors as financing lease liabilities. The accretion of financing lease liabilities is charged to “interest expenses, net” on the consolidated statements of operations and comprehensive income.

The table below presents the financing lease related liabilities recorded on the consolidated balance sheets.

	As of
	March 31, 2025	March 31, 2024
Financing lease liabilities, current	$696,951	$-
Financing lease liabilities, non-current	625,785	-
Total financing lease liabilities	$1,322,736	$-

Other information about the Company’s finance leases is as follows:

	As of
	March 31, 2025	March 31, 2024
Weighted average remaining lease term (years)	1.8	-
Weighted average discount rate	12.04%	-

The following is a schedule, by fiscal years, of maturities of financing lease liabilities as of March 31, 2025:

March 31, 2025
For the fiscal year ending March 31, 2027	662,174
Total lease payments	662,174
Less: Imputed interest	(36,450)
Present value of lease liabilities	$625,724

Note 11 – Operating leases as lessor

During the fiscal years ended March 31, 2025 and 2024, the Company leased cloud gaming terminals to one customer and the rental term is 36 months. After the contract term ends, the customer is required to return the cloud gaming terminals to the Company in good condition.

The components of operating lease income were as follows:

	For the fiscal year ended March 31,
	2025	2024
Operating lease income	$73,457	$89,141

Note 12 – Operating leases as lessee

As of March 31, 2025 and 2024, the remaining lease term was an average of 0.7 years and 0.6 years, respectively. The Company’s lease agreements do not provide a readily determinable implicit rate nor is it available to the Company from its lessors. Instead, the Company estimates its incremental borrowing rate based on long-term interest rates published by the People’s Bank of China in order to discount lease payments to present value. The weighted average discount rate of the Company’s operating leases was 4.2% per annum as of March 31, 2025 and 2024.

Supplemental balance sheet information related to operating leases from the Company’s operations was as follows:

	As of	As of
	March 31,	March 31,
	2025	2024
Right-of-use assets under operating leases	$303,581	$30,132

Operating lease liabilities, current	141,667	22,662
Operating lease liabilities, non-current	184,936	2,998
Total operating lease liabilities	$326,603	$25,660

For the fiscal years ended March 31, 2025 and 2024, the cash paid for operating leases amounted to $159,037 and $176,692, respectively.

The following table presents maturity of lease liabilities as of March 31, 2025:

As of
March 31,
Twelve months ending March 31,	2025
2026	$153,154
2027	189,171
Total future minimum lease payments	342,325
Less: imputed interest	(15,722)
Total	$326,603

Note 13 – Income taxes

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Cayman Islands and British Virgin Islands (“BVI”)

Semidux Cayman is incorporated in the Cayman Islands and Semidux BVI is incorporated in the BVI. Under the current laws of the Cayman Islands and the BVI, these entities are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands and the BVI.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. From year of assessment of 2018/2019 onwards, Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2 million and 16.5% on any part of assessable profits over HK$2 million.

PRC

Generally, the Company’s subsidiaries that are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

In accordance with the implementation rules of Enterprise Income Tax Laws of the PRC (the “EIT Laws”), a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. The Company’s subsidiary, Semidux Shenzhen, is qualified as HNTE and has renewed its HNTE certificate in 2025. Therefore, Semidux Shenzhen is eligible to enjoy a preferential tax rate of 15% from 2025 to 2027 to the extent it has taxable income under the EIT Law.

The income tax expenses consisted of the following components:

	For the fiscal year ended March 31,
	2025	2024
Income tax expenses	$279,882	$80,678
Deferred tax expenses	(6,660)	104,660
Total income tax expenses	$273,222	$185,338

A reconciliation of the Company’s PRC statutory tax rate to the effective income tax rate during the periods is as follows:

	For the fiscal year ended March 31,
	2025	2024
Income tax expense with PRC statutory tax rate	25.0%	25.0%
Differential income tax rates applicable to certain entities	(3.4)%	7.1%
Effect of non-taxable of share of net loss from equity investees	-	2.1%
Tax effect of preferential tax treatments	(7.2)%	(14.9)%
Effect of accelerated deductions on research and development expenses	(3.8)%	(0.3)%
Change of valuation allowance	(3.8)%	(12.6)%
Effect of non-deductible expenses	0.5%	0.5%
Reversal due to tax period difference	14.9%	5.2%
Effective income tax rate	22.2%	12.1%

The tax effects of temporary differences that give rise to the deferred tax assets balances as of March 31, 2025 and 2024 are as follows:

	As of	As of
	March 31,	March 31,
	2025	2024
Deferred tax assets:
Inventory provision	$8,158	$13,070
Allowance for credit losses	17,151	-
Net operating losses carried forward	136,372	189,690
Gross deferred tax assets	161,681	202,760
Less: valuation allowance	(136,372)	(184,019)
Deferred tax assets, net	$25,309	$18,741
Deferred tax liabilities:	-	-

Movement of valuation allowance was as follows:

	As of	As of
	March 31,	March 31,
	2025	2024
Beginning balance	$184,019	$396,641
Change of valuation allowance	(46,985)	(194,681)
Effect of foreign currency translation adjustments	662	(17,941)
Ending balance	$136,372	$184,019

Uncertain tax positions

The PRC tax authorities conduct periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authorities have up to five years to conduct examinations of the tax filings of the Company’s PRC entities. It is therefore uncertain as to whether the PRC tax authorities may take different views about the Company’s tax filings, which may lead to additional tax liabilities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions.

Note 14 – Equity

Ordinary Shares

The Company is authorized to issue 5,000,000 ordinary shares of a single class, par value $0.01 per ordinary share. There are currently 1,000,000 ordinary shares issued and outstanding.

Statutory reserve

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with PRC GAAP.

Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. As of March 31, 2025 and March 31, 2024, the balance of the required statutory reserves was $123,898 and $64,089, respectively.

Note 15 – Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by the PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the PRC entities.

The PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, the PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict the PRC entities from transferring funds to the Company in the form of dividends, loans, and advances. As of March 31, 2025 and 2024, amounts restricted were the paid-in-capital and statutory reserve of the PRC entities, which amounted to $7.9 million.

Note 16 – Customer and Supplier Concentrations

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenue and purchases, respectively.

For the fiscal year ended March 31, 2025, there were four customers accounting for more than 10% of the Company’s total revenue. One customer accounted for 16.9% of the Company’s total revenue, another for 16.6%, a third for 10.5%, and the fourth for 10.3%. As of March 31, 2025, four customers accounted for approximately 19.1%, 19.0%, 13.0%, and 11.9% of total accounts receivable, respectively.

The Company sold a substantial portion of products to one customer (45.9% of total revenue) during fiscal year ended March 31, 2024. As of March 31, 2024, five customers accounted for approximately 16.2%, 15.2%, 14.9%, 14.1%, and 10.8% of total accounts receivable, respectively.

The loss of any significant customer or the failure to attract new customers could have a material adverse effect on the Company’s business, consolidated results of operations, and financial condition.

For the fiscal year ended March 31, 2025, there were three suppliers accounting for more than 10% of the total purchases made by the Company. One supplier accounted for 19.8% of the total purchases made by the Company, another for 15.2%, and the third for 15.1%.

For the fiscal year ended March 31, 2024, one supplier contributed approximately 55.4% of total purchases made by the Company.

Note 17 – Related party transactions

1)	Nature of relationships with related parties

Name	Relationship with the Company
Zhongda Tongchuang	8% of the equity interests owned by the Company
Shanghai Semider Semiconductor Technology Co., Ltd. (“Shanghai Semider”)	Mr. Zhiwen Shen, CEO and shareholder of the Company, holds 60% equity interest in Shanghai Semider

2)	Related party balances

Accounts	Name of related parties	As of March 31, 2025	As of March 31, 2024
Due from related parties – account receivable	Zhongda Tongchuang	150,371	56,978
Due from related parties - total		$150,371	$56,978

Amount due from a related party, Zhongda Tongchuang, relates to sales made to Zhongda Tongchuang. In August 2025, the account receivable from Zhongda Tongchuang was fully collected.

3)	Related party transactions

The following table summarizes sales transactions with the Company’s related parties:

		For the fiscal year ended March 31,
Transaction Types	Name of related parties	2025	2024
Sales	Zhongda Tongchuang	$746,397	$1,133,260
Total		$746,397	$1,133,260

For the fiscal years ended March 31, 2025 and 2024, the Company generated revenue from related parties in the amount of $0.7 million and $1.1 million, respectively.

The following table summarizes purchase transactions with the Company’s related parties:

		For the fiscal year ended March 31,
Transaction Types	Name of related parties	2025	2024
Purchases	Shanghai Semider	$-	$8,548,334
Total		$-	$8,548,334

For the fiscal years ended March 31, 2025 and 2024, the Company purchased from related parties in the amount of $nil and $8.5 million, respectively.

Note 18 – Commitments and Contingencies

The Company may be involved in certain legal proceedings, claims and other disputes arising from the commercial operations, projects, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Note 19 – Subsequent events

The Company has evaluated events subsequent to the balance sheet date of March 31, 2025 through December 30, 2025, the date on which the consolidated financial statements were issued, the Company did not identify any subsequent events with material financial impact on the Company’s consolidated financial statements.

Note 20 – Condensed financial information of the parent company

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiaries exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of March 31, 2025 and 2024, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Condensed balance sheets

	As of	As of
	March 31,	March 31,
	2025	2024
Assets
Current assets
Cash	$4,904	7,360
Deferred initial public offering costs	704,296	459,295
Total current assets	709,200	466,655
Non-current assets
Investment in subsidiaries	11,379,944	10,733,389
Total non-current assets	11,379,944	10,733,389

Total assets	12,089,144	$11,200,044
Liabilities
Current liabilities
Accrued expenses and other liabilities	-	6,000
Total current liabilities and liabilities	-	6,000

Commitments and contingencies

Equity
Ordinary shares ($0.01 par value, 5,000,000 shares authorized, 1,000,000 shares issued and outstanding as of March 31, 2025 and 2024)	10,000	10,000
Additional paid-in capital	7,825,776	7,825,776
Statutory reserve	123,898	64,089
Retained earnings	4,688,333	3,791,644
Accumulated other comprehensive loss	(558,863)	(497,465)
Total equity	$12,089,144	$11,194,044

Total liabilities and equity	$12,089,144	$11,200,044

Condensed statements of operations

	For the fiscal years ended March 31,
	2025	2024
Operating expenses:
General and administrative expenses	$(126,549)	(162,324)
Other expenses	(7,906)	(5,459)
Share of income of subsidiaries	1,090,953	1,525,273
Net income	956,498	1,357,490
Comprehensive income
Net income	956,498	1,357,490
Foreign currency translation adjustments	(61,398)	(404,696)
Comprehensive income	$895,100	$952,794

Until [●], 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[●] Ordinary Shares

Semidux (Cayman) Holding Limited

D. BORAL CAPITAL

Prospectus dated [●], 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify against all expenses, including legal fees, and against all judgments, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative, or investigative proceedings any person who: (i) is or was a party or is threatened to be made a party to any threatened, pending, or completed proceedings, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, managing director, agent, auditor, secretary, and other officer for the time being of our Company, or (ii) is or was, at the request of our Company, serving as a director, managing director, agent, auditor, secretary, and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust, or other enterprise.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we have agreed to indemnify our independent directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have not issued the securities which were not registered under the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page 150 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, the People’s Republic of China, on December 30, 2025.

Semidux (Cayman) Holding Limited

By:	/s/ Zhiwen Shen
Zhiwen Shen
Chief Executive Officer, Director, and Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhiwen Shen	Chief Executive Officer, Director, and Chairman of the Board of Directors	December 30, 2025
Name: Zhiwen Shen	(Principal Executive Officer)

/s/ Jiali Chen	Chief Financial Officer	December 30, 2025
Name: Jiali Chen	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Semidux (Cayman) Holding Limited, has signed this registration statement or amendment thereto in New York, NY on December 30, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Description
1.1***	Form of Underwriting Agreement

3.1**	Memorandum of Association

3.2**	Articles of Association

4.1**	Specimen Certificate for Ordinary Shares

5.1***	Opinion of Ogier regarding the validity of the Ordinary Shares being registered

8.1**	Opinion of Dacheng with respect to certain PRC tax matters (included in Exhibit 99.3)

10.1**	Form of Employment Agreement by and between executive officers and the Registrant

10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3**	Form of Director Offer Letter between the Registrant and its directors

10.4**	English Translation of the Lease Agreement between Shenzhen Semidux and Shenzhen Xinhaofang Group Co., Ltd., dated January 22, 2024, as amended

10.5*	English Translation of the Plant Lease Contract between Shenzhen Semidux and Dongguan Xinchengyuan Property Management Co., Ltd., dated May 15, 2025

10.6*	English Translation of the Lease Agreement between Shenzhen Semidux and Shenzhen Tonglixing Industrial Co., Ltd., dated May 8, 2025

10.7*	English Translation of the Lease Agreement between Delos HK and Yu Wing Sze Fanny and Lam Yuk Ling, dated June 5, 2025

10.8**	English Translation of the Loan Agreement between Shenzhen Semidux and China Merchants Bank Co., Ltd. Shenzhen Branch, dated April 15, 2024

16.1*	Letter of TPS Thayer, LLC to the SEC

21.1*	List of Subsidiaries

23.1*	Consent of TPS Thayer, LLC

23.2***	Consent of Ogier (included in Exhibit 5.1)

23.3**	Consent of Dacheng (included in Exhibit 99.3)

23.4*	Consent of HTL International, LLC

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Consent of Frost & Sullivan

99.3**	Opinion of Dacheng regarding certain PRC law matters

99.4**	Consent of Zhe Sun

99.5**	Consent of Dongsheng Chen

99.6**	Consent of Douglas Paul Menelly

99.7**	Consent of Elias N. Nader

107**	Filing Fee Table

* Filed herewith

** Previously filed

*** To be filed by amendment